UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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COMCAST CORPORATION

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A MESSAGE FROM THE CHAIRMAN AND CEO

Dear Fellow Shareholders,

Comcast was founded a half-century ago. And yet, Comcast is brand new.

We marked our 50th anniversary in 2013. My father, Ralph, started our incredible journey in 1963 by acquiring a 1,200 subscriber community antenna television company in Tupelo, Mississippi. Today, after five decades of hard work, prudent risk taking, and investment, Comcast has grown into a global Fortune 50 company uniquely positioned at the intersection of media and technology.

The evolution of Comcast Cable into one of America’s leaders in multichannel video and high-speed Internet, our emergence as a technology leader, and the new dimension in content creation and distribution added by NBCUniversal all mean that our history as “just a cable company” is behind us, and exciting new horizons lie before us. Our proposed transaction with Time Warner Cable is the next step forward in this evolution.

2013 was another year of growth and success for our company, and we enter 2014 with strong momentum and significant opportunities ahead. We are executing well, innovating faster than ever, and investing to enhance the customer experience. We are confident that we have the right strategy and the right team to continue to drive growth and build shareholder value for years to come.

Staying Ahead of Change — and Being the Change

Technology continues to change at an accelerating pace. Today, we are at the forefront of that change, while remaining rooted in the entrepreneurial values and culture that make us strong.

Our goal is to bring the best technology, content, and services to our customers — anytime, anywhere, and on any device. We invested billions of dollars in our network to make it the best digital delivery system in the world. We doubled down on innovation, building an exceptional team of more than a thousand engineers and developers to execute on our vision. We embraced other leading technology companies as partners to deliver a more seamless entertainment experience. All of this hard work, led by Neil Smit and his superb team, has laid the groundwork for continued success and put us in a position not just to keep up with technological change, but also to push it forward.

Capitalizing on a Strong Foundation to Drive Innovation and Better Service

The X1 Platform, our cloud-based Entertainment Operating System, is probably our most visible symbol of change and innovation. X1 is revolutionizing the way our customers enjoy television by making it easier to discover and enjoy tens of thousands of content choices, while also integrating apps and social media features like Facebook, Pandora, and Twitter. X1 is available across our footprint, and we are already introducing the next generation of the X1 Platform, offering an even sleeker and more personalized experience. Customer reaction is very positive, with X1 driving increased viewing — both live and through On Demand — and improving customer retention. As a result, we plan to accelerate the pace of deployment to reach the majority of our customers over the next few years.

In pursuit of our ongoing effort to be on every platform, we launched our new Xfinity TV Go app in November 2013. Xfinity TV Go brings the X1 experience to life across devices by enabling customers to watch 25,000 of their favorite TV shows and movies On Demand — as well as 50 live channels — out of the home and “on the go.” It is some of the best work our app team has ever done. We are also rolling out a new Xfinity TV app to enable customers to live stream their entire television lineup and watch their DVR recordings on any device, anywhere in their homes.

We are on the leading edge of broadband innovation, too. In 2013, we launched our fastest speed tier ever at 505 Mbps, and have now increased speeds 13 times in 12 years. We are also deeply committed to expanding our Wi-Fi footprint, which gives our customers even more reason to take Comcast with them wherever they go. Xfinity customers now have access to over 1 million Wi-Fi hotspots, and we have installed wireless gateways in over one-third of our high-speed data homes, providing our customers with the fastest in-home Wi-Fi experience in the industry. We plan to continue expanding our nation-leading Wi-Fi footprint in 2014 to power our customers’ growing number of devices.

Customer service remains a top priority for our company. We want to be as innovative in transforming the customer experience as we have been in transforming everything else. A primary focus is to simplify our customers’ experience and make it easier for them to do business with us. We recently launched our new My Account app, which enables customers to “self-diagnose” issues they are having with their cable boxes or modems as well as to schedule and change appointments directly from their mobile devices. We are also testing a number of new features, such as a video capability that will enable customers to live chat with a service representative, and a “Where’s My Tech” feature that will enable customers with scheduled appointments to track the location of their technician. We are encouraged by the progress we are making in this critical area, and we will stay focused on doing even better in 2014.

Overall, our focus on innovation and improving the customer experience contributed to strong results and improved customer metrics in our residential business in 2013. We added more than 1 million Internet customers for the eighth year in a row. We reduced video losses by nearly 10% during the year and added video customers in the fourth quarter, a significant achievement after a long stretch of subscriber losses. Business Services continued to thrive and was the second largest contributor of revenue growth behind high-speed Internet. With low market share, we see real opportunities ahead in the small and mid-sized markets. Cable advertising also had a solid year. We continue to innovate to bring advanced capabilities like Dynamic Ad Insertion on our On Demand platform to advertisers.

“All In” at NBCUniversal with Investments Paying Off

Perhaps our single most important decision of 2013 was acquiring the remaining 49% of NBCUniversal’s common equity interest from GE. We accelerated the buyout by several years because of our confidence in the business, our interest in purchasing it at the right price, and our continued belief that significant value can be achieved through the combination of content and distribution.

Led by Steve Burke and his talented team, NBCUniversal had an outstanding year. Of particular note, the turnaround in our Broadcast division is happening even faster than we anticipated. NBC ended the fall season in first place for primetime, driven by returning hits like The Voice and Sunday Night Football, and new shows like The Blacklist. Significantly, the momentum we achieved in the Fall has carried through into 2014 and extended to all dayparts, led in part by an amazing transition in late night, with both The Tonight Show Starring Jimmy Fallon and Late Night with Seth Meyers off to excellent starts.

In fact, NBC is positioned to end the full season as the #1 network in the important 18-49 demographic for all key time periods from morning through evening with TODAY, NBC Nightly News with Brian Williams, Primetime, and Late Night.

Our Cable Networks business, with 15 cable channels and 12 regional sports and news networks, continued to drive NBCUniversal’s profitability. USA remained the highest-rated cable entertainment network for the eighth year in a row, and Bravo is now a top 10 network, having its best year ever in 2013. The NBCUniversal portfolio of cable networks is among the strongest in the industry, and we will continue to invest in these brands.

Universal Studios had a record year at the box office with hits like Despicable Me 2 and Fast and Furious 6. Looking ahead, we are focused on building a strong slate in 2015, with a particular emphasis on franchises and animation.

We also continued to invest significantly in our Theme Parks business, which delivered its most successful year ever. In 2014 and beyond, we will continue to benefit from new attractions and investments, including the much anticipated Wizarding World of Harry Potter — Diagon Alley opening in Orlando this summer, and new resort hotels like the Cabana Bay Beach Resort, also in Orlando.

A Year of Strong Execution, Growth and Shareholder Value

We remain exceptionally well managed from a financial perspective, thanks to the great leadership of Michael Angelakis and his excellent team. In 2013, we delivered solid consolidated growth in revenue and operating cash flow. And we generated free cash flow of $8.5 billion, a 7% increase, demonstrating strength at both Comcast Cable and NBCUniversal.

We returned $4 billion of capital to shareholders, and because of our confidence in the strength of our business, we are increasing our dividend by over 15% and our share repurchase by 50% in 2014. Our balance sheet remains strong, and our solid financial performance has been recognized by the market: in 2013, Comcast’s stock rose 42% compared to 32% for the S&P 500.

A Future of Innovation and Opportunity

Our core businesses are in great shape and well positioned for the future. Both Comcast Cable and NBCUniversal are performing well, investing prudently, and are energized and focused on driving growth. We also keep finding new ways to work together that bring value to the entire organization as well as to consumers, with the terrific synergies around the Sochi Olympics as just the latest example.

And we are turbocharging our company for the amazing opportunities in front of us. As we entered 2014, we announced our plans for a new state-of-the-art Comcast Innovation and Technology Center in Philadelphia — a new home for our exceptional technology and engineering team that is helping us deliver the products and services of tomorrow.

We also announced our intention to merge with Time Warner Cable. We are excited about the opportunity to bring our two great companies together and confident that the combination will create a world-class organization that will benefit customers, employees, and shareholders. We believe we structured the transaction intelligently so that it preserves our balance sheet strength, enhances our ability to invest in our business, and allows us to meaningfully return capital to shareholders. Importantly, we are confident that by creating a more national platform, we will be able to accelerate the pace of innovation and deliver best-in-class products, faster speeds, and better service, sooner to more of our residential and business customers. Once again, we have called upon David Cohen and his outstanding team to help guide us through the government approval process so we can achieve a timely close.

As my father often says, we never could have imagined back in 1963 that Comcast would become the company it is today. On behalf of both of us, I want to thank our 136,000 team members for their dedicated and inspired work. We are so proud of what we have accomplished together, and even after a half-century, it feels like we’re just getting started.

I am honored to help lead this company.

Brian L. Roberts

Chairman and CEO

April 11, 2014

Notice of 2014 Annual Meeting of Shareholders of Comcast Corporation

Date:	May 21, 2014

Time:	Doors open: 8:00 a.m. Eastern Time
Meeting begins: 9:00 a.m. Eastern Time

Place:	The Kimmel Center for the Performing Arts Perelman Theater
300 S. Broad Street
Philadelphia, PA 19102

Purposes:

•   Elect directors

•   Ratify the appointment of our independent auditors

•   Consider an advisory vote to approve our executive compensation

•   Vote on two shareholder proposals

•   Conduct other business if properly raised

All shareholders are cordially invited to attend the meeting. Travel directions can be found on page 76 of the attached proxy statement. At the meeting, you will hear a report on our business and have an opportunity to meet our directors and executive officers.

Only shareholders of record on March 21, 2014 may vote at the meeting. Attendance at the meeting is limited to shareholders of record and one guest per shareholder. If the meeting is adjourned because a quorum is not present, then, at the reconvened meeting, shareholders who attend the meeting will constitute a quorum for the purpose of acting upon the matters presented at that meeting pursuant to the rules described in “Voting Securities and Principal Holders — Outstanding Shares and Voting Rights” in the attached proxy statement.

As permitted by the Securities and Exchange Commission, we are making the attached proxy statement and our Annual Report on Form 10-K available to our shareholders electronically via the Internet. In accordance with this e-proxy process, we have mailed to our shareholders of record and beneficial owners a Notice of Internet Availability of Proxy Materials containing instructions on how to access the attached proxy statement and our Annual Report on Form 10-K via the Internet and how to vote online. The Notice of Internet Availability of Proxy Materials and the attached proxy statement also contain instructions on how you can receive a paper copy of the proxy materials. If you elect to receive a paper copy of our proxy materials, our 2013 Annual Report on Form 10-K will be mailed to you along with the proxy statement.

The Notice of Internet Availability of Proxy Materials is being mailed, and the attached proxy statement is being made available, to our shareholders beginning on or about April 11, 2014.

Your vote is important. Please vote your shares promptly. To vote your shares, you can (i) use the Internet, as described in the Notice of Internet Availability of Proxy Materials and on your proxy card; (ii) call the toll-free telephone number set forth in the attached proxy statement and on your proxy card; or (iii) complete, sign and date your proxy card and return your proxy card by mail.

April 11, 2014	Secretary

Appendix A: Reconciliations of Non-GAAP Financial Measures	A-1

*                         *                        *

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held on May 21, 2014: Our proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 are available at www.proxyvote.com.

PROXY STATEMENT

GENERAL INFORMATION

Who May Vote

Holders of record of Class A and Class B common stock of Comcast Corporation (“Comcast,” the “Company,” “our,” “we” or “us”) at the close of business on March 21, 2014 may vote at the annual meeting of shareholders. Holders of our Class A Special common stock are not entitled to vote at the meeting, and this proxy statement is made available to Class A Special common shareholders for informational purposes only. The Notice of Internet Availability of Proxy Materials (the “Notice”) is being mailed, and this proxy statement is being made available, to our shareholders beginning on or about April 11, 2014.

How to Vote

You may vote in person at the meeting or by proxy. We recommend that you vote by proxy even if you plan to attend the meeting. You can always change your vote at the meeting.

How Proxies Work

Our Board of Directors (the “Board”) is asking for your proxy. Giving us your proxy means you authorize us to vote your shares at the meeting in the manner you direct. You may vote for all, some or none of our director candidates. You also may vote for or against the other proposals or abstain from voting.

You can vote by proxy in any of the following ways:

•	Via the Internet: Go to www.proxyvote.com or scan the QR code on your Notice or proxy card with a smartphone or tablet, and then follow the instructions outlined on the secure website.

•

By telephone:  Call toll free 1-800-690-6903 and follow the instructions provided on the recorded message. If you hold shares beneficially, through a broker, brokerage firm, bank or other nominee, please refer to the instructions provided to you by such broker, brokerage firm, bank or other nominee regarding voting by telephone.

•	In writing: Complete, sign and date your proxy card and return your proxy card in the enclosed envelope.

If you vote via the Internet or by telephone, your vote must be received by 11:59 p.m. Eastern Time on May 20, 2014.

If you give us your signed proxy but do not specify how to vote, we will vote your shares (i) in favor of (a) the director candidates, (b) the ratification of the appointment of our independent auditors, and (c) the approval, on an advisory basis, of our executive compensation; and (ii) against the two shareholder proposals. One of our shareholders has notified us of an intent to propose a resolution at the annual meeting, requesting that the Board study the feasibility of adopting a policy prohibiting the use of company funds to directly influence the outcome of any election or referendum and of prohibiting trade associations and non-profit organizations that receive payments from us from using our funds to influence the outcome of any election or referendum, and report to shareholders on its findings (the “Proposed Floor Proposal”). The Proposed Floor Proposal is not included in this proxy statement. If the Proposed Floor Proposal is properly presented at the annual meeting, your proxies will have discretionary voting authority under Rule 14a-4(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to the Proposed Floor Proposal and intend to exercise such discretion to vote “AGAINST” the proposal.

If you hold Class A common shares in the Comcast Corporation Retirement-Investment Plan or the Comcast Spectacor 401(k) Plan and vote, the respective plan trustee will vote your shares as you specify on your proxy card. If you hold Class A common shares in the Comcast Corporation Retirement-Investment Plan or the Comcast Spectacor 401(k) Plan and do not vote, or you sign and return your proxy card without voting instructions, the respective plan trustee will vote your shares in the same proportion on each matter as it votes shares held in the respective plan for which voting directions were received. To allow sufficient time for voting by the plan trustee, your voting instructions must be received by May 16, 2014.

Notice of Electronic Availability of Proxy Materials

Pursuant to the rules of the Securities and Exchange Commission (“SEC”), we are making this proxy statement and our Annual Report on Form 10-K available to our shareholders electronically via the Internet. In compliance with this e-proxy process, on or about April 11, 2014, we mailed to our shareholders of record and beneficial owners a Notice containing instructions on how to access this proxy statement and our Annual Report on Form 10-K via the Internet and how to vote online. As a result, you will not receive a paper copy of the proxy materials unless you request one. All shareholders are able to access the proxy materials on the website referred to in the Notice and in this proxy statement and to request to receive a set of the proxy materials by mail or electronically, in either case, free of charge. If you would like to receive a paper or electronic copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice. By participating in the e-proxy process, we will save money on the cost of printing and mailing documents to you and reduce the impact of our annual meeting of shareholders on the environment. See “Electronic Access to Proxy Materials and Annual Report on Form 10-K” below for further information on electing to receive proxy materials electronically.

Matters to Be Presented

We are not aware of any matters to be presented at the meeting other than those described in this proxy statement (including the Proposed Floor Proposal). If any matters not described in this proxy statement are properly presented at the meeting, the proxies will use their own judgment to determine how to vote your shares. If the meeting is postponed or adjourned, the proxies will vote your shares on the new meeting date in accordance with your previous instructions, unless you have revoked your proxy.

Revoking a Proxy

You may revoke your proxy before it is voted by:

•	submitting a new proxy with a later date, including a proxy given via the Internet or by telephone;

•	notifying our Secretary in writing before the meeting at the address given on page 3; or

•	voting in person at the meeting.

Attending in Person

Attendance at the meeting is limited to shareholders of record on March 21, 2014 and one guest per shareholder. For safety and security reasons, video and audio recording devices will not be allowed in the meeting. All meeting attendees may be asked to present a valid, government-issued photo identification, such as a driver’s license or passport, before entering the meeting, and attendees will be subject to security inspections.

Please bring an admission ticket with you to the meeting. Shareholders who do not present an admission ticket at the meeting will be admitted only upon verification of ownership. An admission ticket is attached to your proxy card, and your Notice will also serve as an admission ticket. Alternatively, if your shares are held in the name of your bank, brokerage firm or other nominee, the voting instruction form received from your bank, brokerage firm or other nominee or an account statement or letter from the nominee indicating that you beneficially owned shares on March 21, 2014, the record date for voting, will serve as an admission ticket.

Registered shareholders also may request a replacement admission ticket by sending a written request to Comcast Corporation, in care of Broadridge Financial Solutions, Post Office Box 9160, Farmingdale, NY 11735.

Webcast of the Meeting

We are pleased to offer a live audio webcast of the matters to be voted upon at the annual meeting of shareholders. You may listen to this webcast starting at 9 a.m. on May 21, 2014 by visiting www.cmcsa.com/annual-proxy.cfm.

Conduct of the Meeting

The Chairman of our Board (or any person designated by our Board) has broad authority to conduct the annual meeting of shareholders in an orderly manner. This authority includes establishing rules of conduct for shareholders who wish to address the meeting, including limiting questions to the order of business and to a certain amount of time. Copies of these rules will be available at the meeting. To ensure the meeting is conducted in a manner that is fair to all shareholders, the Chairman (or such person designated by our Board) may exercise broad discretion in recognizing shareholders who wish to speak, in determining the extent of discussion on each item of business and in managing disruptions or disorderly conduct.

Additional Information on the Annual Meeting of Shareholders

If you have questions or would like more information about the annual meeting of shareholders, you can contact us in any of the following ways:

•	Via the Internet: Go to www.proxyvote.com or scan the QR code on your Notice or proxy card with a smartphone or tablet.

•	By telephone: Call toll free 1-866-281-2100.

•	By writing to the following address:

Arthur R. Block, Secretary

Comcast Corporation

One Comcast Center

Philadelphia, PA 19103

Contacting Our Board, Board Committees or Directors

Our Board has provided a process for shareholders to communicate with its members. Shareholders and other interested parties who wish to communicate with our directors may address their correspondence to the Board, to the Lead Independent Director, to any other particular director, to the independent or nonemployee directors or to any committee of the Board or other group of directors, in care of Arthur R. Block, Secretary, Comcast Corporation, at the address given above. You also may send an e-mail in care of the Chair of the Audit Committee of the Board by using the following e-mail address: audit_committee_chair@comcast.com. All such communications are promptly reviewed and, as appropriate, forwarded to either the Board or the relevant director(s), committee(s) or group of directors based on the subject matter of the communication.

Corporate Governance

Our Board has adopted corporate governance guidelines. These guidelines address items such as the standards, qualifications and responsibilities of our directors and director candidates and corporate governance policies and standards applicable to us in general. In addition, we have a code of conduct that applies to all our employees, including our executive officers, and our directors. Both the guidelines and the code of conduct are posted under “Corporate Governance” in the Investors section of our website at www.comcastcorporation.com. We will disclose under “Corporate Governance” in the Investors section of our website any amendments to, or any waivers under, the code of conduct that are required to be disclosed by the rules of the SEC. The charters of each of the Board’s Audit, Compensation, Finance and Governance and Directors Nominating Committees also are posted on our website. More information on our Board and its committees can be found beginning on page 13.

VOTING SECURITIES AND PRINCIPAL HOLDERS

OUTSTANDING SHARES AND VOTING RIGHTS

At the close of business on March 21, 2014, the record date, we had outstanding 2,142,288,702 shares of Class A common stock, 444,064,771 shares of Class A Special common stock and 9,444,375 shares of Class B common stock.

On each matter to be voted on, the holders of Class A common stock and Class B common stock will vote together. As of the record date, each holder of Class A common stock is entitled to 0.1323 votes per share and each holder of Class B common stock is entitled to 15 votes per share. Holders of Class A Special common stock are not entitled to vote at the meeting.

We must have a quorum to carry on the business of the annual meeting of shareholders. This means that, for each matter presented, shareholders entitled to cast a majority of the votes that all shareholders are entitled to cast on that matter must be represented at the meeting, either in person or by proxy. If the meeting is adjourned for one or more periods aggregating at least five days due to the absence of a quorum, those shareholders who are entitled to vote and who attend the adjourned meeting, even though they do not constitute a quorum as described above, will constitute a quorum for the purpose of electing directors at such reconvened meeting. If the meeting is adjourned for one or more periods aggregating at least 15 days due to the absence of a quorum, shareholders who are entitled to vote and who attend the adjourned meeting, even though they do not constitute a quorum as described above, will constitute a quorum for the purpose of acting on any matter described in this proxy statement other than the election of directors.

The director candidates who receive the most votes will be elected to fill the available seats on our Board. Approval of the other proposals (including the Proposed Floor Proposal) requires the favorable vote of a majority of the votes cast. Except as noted below with respect to broker nonvotes, only votes for or against a proposal count for voting purposes. Withheld votes in regard to the election of directors, abstentions and broker nonvotes count for quorum purposes. Broker nonvotes occur on a matter when a bank, brokerage firm or other nominee is not permitted by applicable regulatory requirements to vote on that matter without instruction from the owner of the shares and no instruction is given. Absent instructions from you, your broker may vote your shares on the ratification of the appointment of our independent auditors, but may not vote your shares on the election of directors or any of the other proposals.

PRINCIPAL SHAREHOLDERS

This table sets forth information as of March 1, 2014 about persons we know to beneficially own more than 5% of any class of our voting common stock.

Title of Voting Class	Name and Address of Beneficial Owner	Amount Beneficially Owned		Percent of Class
Class A common stock	BlackRock, Inc. 40 East 52nd Street New York, NY 10022	146,212,072	(1)	6.80%

Class A common stock	The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	115,773,453	(2)	5.41%

Class B common stock	Brian L. Roberts One Comcast Center Philadelphia, PA 19103	9,444,375	(3)	100.00%

(1)	This information is based upon a Schedule 13G filing with the SEC on February 4, 2014 made by BlackRock, Inc. setting forth information as of December 31, 2013.

(2)	This information is based upon a Schedule 13G filing with the SEC on February 12, 2014 made by The Vanguard Group setting forth information as of December 31, 2013.

(3)

Includes 9,039,663 shares of Class B common stock owned by a limited liability company of which Mr. Brian L. Roberts is the managing member and 404,712 shares of Class B common stock owned by certain family trusts of which Mr. Roberts and/or his descendants are the beneficiaries. The shares of Class B common stock beneficially owned by Mr. Brian L. Roberts represent 33 1/3% of the combined voting power of the two classes of our voting common stock, which percentage is generally non-dilutable under the terms of our articles of incorporation. Under our articles of incorporation, each share of Class B common stock is convertible, at the shareholder’s option, into a share of Class A common stock or Class A Special common stock. For information regarding Mr. Brian L. Roberts’ beneficial ownership of Class A common stock and Class A Special common stock, see the table immediately below, “Security Ownership of Directors, Nominees and Executive Officers,” including footnotes (13) and (14) to the table.

SECURITY OWNERSHIP OF DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

This table sets forth information as of March 1, 2014 about the amount of common stock beneficially owned by (i) our current directors (all of whom are also nominees for director), (ii) the named executive officers listed in the “Summary Compensation Table for 2013” on page 56 and (iii) our directors and executive officers as a group. No shares of common stock held by our directors or executive officers are held in margin accounts or have been hedged or pledged.

	Amount Beneficially Owned(1)					Percent of Class
Name of Beneficial Owner	Class A(2)		Class A Special		Class B	Class A(2)	Class A Special	Class B
Michael J. Angelakis	2,371,079	(3)	–		–	*	–	–
Kenneth J. Bacon	36,046		–		–	*	–	–
Sheldon M. Bonovitz	44,649	(4)	116,952	(5)	–	*	*	–
Edward D. Breen	50,587		–		–	*	–	–
Stephen B. Burke	2,285,224		3,718		–	*	*	–
David L. Cohen	3,094,053	(6)	53,731	(7)	–	*	*	–
Joseph J. Collins	182,469	(8)	–		–	*	–	–
J. Michael Cook	62,356	(9)	3,450	(10)	–	*	*	–
Gerald L. Hassell	50,713		–		–	*	–	–
Jeffrey A. Honickman	116,039	(11)	10,217	(12)	–	*	*	–
Eduardo G. Mestre	43,701		–		–	*	–	–
Brian L. Roberts	5,747,890	(13)	8,254,762	(14)	9,444,375(15)	*	1.8%	100	%(15)
Ralph J. Roberts	2,395,796		1,578,318	(16)	–	*	*	–
Johnathan A. Rodgers	18,921		–		–	*	–	–
Dr. Judith Rodin	78,564		–		–	*	–	–
Neil Smit	829,403		–		–	*	–	–
All directors and executive officers as a group (18 persons)	17,769,752 (4)(6) (8)(9)(11)	(3) (13)	10,064,677 (7)(10)(12)(14)(16)	(5) (17)	9,444,375(15)	*	2.3%	100	%(15)

*	Less than 1% of the outstanding shares of the applicable class.

(1)	Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 under the Exchange Act.

(2)

Includes beneficial ownership of the following number of shares of Class A common stock for which the following persons hold options exercisable on or within 60 days of March 1, 2014: Mr. Angelakis, 1,921,504; Mr. Bonovitz, 11,250; Mr. Burke, 1,295,117; Mr. Cohen, 2,485,875 (597,015 of which are held by family trusts); Mr. Collins, 14,062; Mr. Cook, 11,250; Mr. Brian L. Roberts, 4,921,825; Mr. Ralph J. Roberts, 1,429,940; Dr. Rodin, 11,250; Mr. Smit, 592,170; and all directors and executive officers as a group, 12,919,025.

Includes beneficial ownership of the following number of shares of Class A common stock underlying restricted stock units (“RSUs”) held by the following persons that vest on or within 60 days of March 1, 2014: Mr. Angelakis, 203,325; Mr. Burke, 232,950; Mr. Cohen, 151,475; Mr. Brian L. Roberts, 333,205; Mr. Smit, 125,335; and all directors and executive officers as a group, 1,134,305.

Includes the following number of share equivalents that will be paid at a future date in cash and/or in our Class A common stock pursuant to an election made under our restricted stock plan for the following persons: Mr. Bacon, 13,059; Mr. Bonovitz, 15,777; Mr. Breen, 11,504; Mr. Collins, 53,519; Mr. Cook, 35,119; Mr. Hassell, 42,030; Mr. Honickman, 53,622; Mr. Mestre, 17,832; Mr. Ralph J. Roberts, 748,270; Mr. Rodgers, 14,091; and Dr. Rodin, 53,516.

Includes the following number of share equivalents that will be paid at a future date in our Class A common stock under our deferred compensation plans for the following persons: Mr. Breen, 6,165; Mr. Collins, 12,889; Mr. Cook, 5,718; Mr. Hassell, 8,683; Mr. Honickman, 11,915; Mr. Mestre, 3,369; Mr. Rodgers, 1,886; and Dr. Rodin, 7,409.

(3)	Includes 168,242 shares of Class A common stock held jointly by him and his wife; 48,551 shares held by a family trust of which he is a trustee; and 29,074 shares owned by a charitable foundation of which he and his wife are trustees.

(4)	Includes 72 shares of Class A common stock held by a testamentary trust of which he is a trustee and 2,992 shares owned by family partnerships.

(5)	Includes 15,714 shares of Class A Special common stock owned by a charitable foundation of which his wife is a trustee; 97,891 shares owned by family partnerships; and 3,000 shares owned by a family trust of which he is a trustee.

(6)	Includes 338,870 shares of Class A common stock owned in family trusts; 58,839 shares held by a grantor retained annuity trust of which he is a trustee; and 9,463 shares owned by a charitable foundation controlled by him, his wife and his children.

(7)	Includes 20,707 shares of Class A Special common stock owned in family trusts; 9,240 shares held by a grantor retained annuity trust of which he is a trustee; and 6,257 shares owned by a charitable foundation controlled by him, his wife and his children.

(8)	Includes 102,000 shares of Class A common stock held by grantor retained annuity trusts of which he is a trustee.

(9)	Includes 2,425 shares of Class A common stock owned by his wife and 1,455 shares held jointly by him and his wife.

(10)	Represents 3,450 shares of Class A Special common stock held jointly by him and his wife.

(11)	Includes 10,000 shares of Class A common stock held by a grantor trust of which he is a trustee.

(12)	Includes 77 shares of Class A Special common stock owned by his daughters.

(13)	Includes 19,000 shares of Class A common stock held by a family trust; 15,825 shares owned in our retirement-investment plan; and 2,034 shares owned by his wife. Does not include the shares of Class A common stock beneficially owned by Mr. Ralph J. Roberts over which he has a power of attorney nor does it include shares of Class A common stock issuable upon conversion of Class B common stock beneficially owned by him; if he were to convert the Class B common stock that he beneficially owns into Class A common stock, he would beneficially own 15,192,265 shares of Class A common stock, representing less than 1% of the Class A common stock.

(14)

Includes 68,909 shares of Class A Special common stock owned in our retirement-investment plan. Also includes 269,835 shares owned by his wife; 240 shares owned by his daughter; and 327,365 shares owned by a family charitable foundation of which his wife is a trustee. Also includes 6,856,323 shares owned by a limited liability company of which he is the managing member and 699,298 shares owned by certain family trusts. Does not include the shares of Class A Special common stock beneficially owned by Mr. Ralph J. Roberts over which he has a power of attorney nor does it include shares of Class A Special common stock issuable upon conversion of Class B common stock beneficially owned by him; if he were to convert the Class B common stock that he beneficially owns into Class A Special common stock, he would beneficially own 17,699,137 shares of Class A Special common stock, representing approximately 3.9% of the Class A Special common stock.

(15)	See footnote (3) under “— Principal Shareholders” above.

(16)	Includes 278,346 shares of Class A Special common stock owned by family partnerships, the general partner of which is controlled by him; 248,768 shares held by grantor retained annuity trusts of which he is a trustee; and 69,875 shares owned by a family charitable foundation of which his wife is a trustee.

(17)	Includes 21,473 shares of Class A Special common stock owned by the children of an executive officer, other than those named above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Our directors and executive officers file reports with the SEC pursuant to Section 16(a) of the Exchange Act indicating the number of shares of any class of our equity securities they owned when they became a director or executive officer and, after that, any changes in their ownership of our equity securities. We have reviewed copies of such reports and written representations from the individuals required to file the reports. Based on our review of these documents, we believe that all filings required to be made by our reporting persons for the period January 1, 2013 through December 31, 2013 were made on a timely basis.

PROPOSAL 1: ELECTION OF DIRECTORS

Based on the recommendation of our Board’s Governance and Directors Nominating Committee, our Board has nominated the director candidates named below. All of the nominees for director currently serve as our directors. All of our directors are elected annually.

If a director nominee becomes unavailable before the annual meeting of shareholders, your proxy authorizes the people named as proxies to vote for a replacement nominee if the Board names one.

Our Board has determined that each of our nonemployee directors, other than Mr. Bonovitz, who is married to a first cousin of Mr. Brian L. Roberts, is independent in accordance with the director independence definition specified in our corporate governance guidelines, which is posted under “Corporate Governance” in the Investors section of our website at www.comcastcorporation.com, and in accordance with applicable NASDAQ Global Select Market rules. In making its independence determinations, our Board considered transactions and relationships between each director or any member of his or her immediate family and us and our subsidiaries and affiliates, including those reported under “Related Party Transaction Policy and Certain Transactions” below. The Board also considered that we and our subsidiaries in the ordinary course of business have, during the current year and the past three fiscal years, sold products and services to, and/or purchased products and services from, companies at which some of our directors are currently an executive officer or a significant shareholder. In each case, the amount paid to or received from these companies was below 1% of the recipient company’s total consolidated gross revenues, which is far below the 5% limit prescribed by NASDAQ Global Select Market.

Following the annual meeting of shareholders, if all director nominees are elected to serve as our directors, nine of our twelve directors will be independent.

OUR BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR.

NOMINEES FOR DIRECTOR

Our Board strives to balance the need to have directors with a variety of experiences and areas of expertise and knowledge, while maintaining appropriate gender and minority representation (a third of our directors are diverse by gender or race). We seek directors who, among other things, have general leadership expertise; relevant industry experience; financial experience; or government, legal or philanthropic experience. Our Governance and Directors Nominating Committee has developed a matrix outlining these and other specific director qualifications to help ensure that our directors bring to the Board a diversity of experience, qualifications and skills to oversee and address the current issues facing our company. The qualifications listed below for our directors reflect the general categories they satisfy on our matrix. In addition to the specific qualifications below, all of our directors possess key attributes that we seek in a director, including strong and effective decision-making, communication and leadership skills. We believe that our Board as a whole is diverse and that our directors have a broad range of experiences as set forth in more detail below.

Kenneth J. Bacon: Mr. Bacon has been a partner at RailField Partners, a financial advisory and asset management firm, since his retirement from Fannie Mae in March 2012, where he had served as the Executive Vice President of the multifamily mortgage business since July 2005. From January 2005 to July 2005, he served as the interim Executive Vice President of Housing and Community Development. Mr. Bacon is a member of the National Multifamily Housing Council and a director of the Corporation for Supportive Housing.

Qualifications: We believe that Mr. Bacon’s significant experience in government affairs, the financial and housing industries and the non-profit, educational and philanthropic communities renders him qualified to serve as one of our directors.

Age: 59 Director since: November 2002 Current Public Company Directorships: Forest City Enterprises, Inc.

Sheldon M. Bonovitz: Mr. Bonovitz is currently Chairman Emeritus of Duane Morris LLP, a law firm. From January 1998 to December 2007, he served as Chairman and Chief Executive Officer of Duane Morris. Mr. Bonovitz is also Chairman of Philadelphia’s Children First Fund, a trustee of the Dolfinger-McMahon Charitable Trust and the Christian R. and Mary F. Lindbach Foundation and a member of the board of trustees of the Barnes Foundation, the Curtis Institute of Music, the Free Library of Philadelphia Foundation and the Philadelphia Museum of Art.

Qualifications: We believe that Mr. Bonovitz’s experience and leadership in the legal industry, including his experience as a chief executive officer as noted above, and experience in tax matters and the non-profit, educational and philanthropic communities render him qualified to serve as one of our directors.

Age: 76 Director since: March 1979

Edward D. Breen: Mr. Breen has been the Chairman of the Board of Tyco International Ltd. since July 2002; he had also been its Chief Executive Officer from July 2002 until September 2012. Prior to joining Tyco International, Mr. Breen was President and Chief Operating Officer of Motorola from January 2002 to July 2002; Executive Vice President and President of Motorola’s Networks Sector from January 2001 to January 2002; Executive Vice President and President of Motorola’s Broadband Communications Sector from January 2000 to January 2001; Chairman, President and Chief Executive Officer of General Instrument Corporation from December 1997 to January 2000; and, prior to December 1997, President of General Instrument’s Broadband Networks Group. Mr. Breen is a member of the advisory board of New Mountain Capital, and had previously served as one of our directors from June 2005 until November 2011.

Qualifications: We believe that Mr. Breen’s extensive experience in the technology, equipment supplier and consumer product sectors, notably as those sectors relate to the cable, phone and wireless industries, including his various experiences as a president and chief executive officer as noted above, renders him qualified to serve as one of our directors.

Age: 58 Director since: February 2014 Current Public Company Directorships: Tyco International Ltd.

Joseph J. Collins: Mr. Collins currently serves as the Chairman of Aegis, LLC. From August 2001 to December 2003, he served as Chairman and Chief Executive Officer of AOL Time Warner Interactive Video. From 1989 to August 2001, Mr. Collins served as Chairman and Chief Executive Officer of Time Warner Cable.

Qualifications: We believe that Mr. Collins’ extensive experience and leadership in the cable and Internet industries, including his various experiences as a chief executive officer as noted above, coupled with his experience in the cable, media and entertainment and technology industries and in government affairs, render him qualified to serve as one of our directors.

Age: 69 Director since: October 2004

J. Michael Cook: Mr. Cook is Chairman of the Accountability Advisory Panel to the Controller General of the United States, an emeritus member of the Advisory Council of the Public Company Accounting Oversight Board (“PCAOB”), a member of the PCAOB’s Standing Advisory Committee and a member of the Accounting Hall of Fame. In addition, Mr. Cook retired as Chairman and Chief Executive Officer of Deloitte & Touche in 1999. He also has served as Chairman of the Board of the Comeback America Initiative and is a Chairman Emeritus of the Board of Catalyst. Mr. Cook was named one of the Outstanding Directors in America by Director’s Alert in 2002 and has been a past member of the National Association of Corporate Directors’ Blue Ribbon Commissions on Corporate Governance and Audit Committees.

Qualifications: We believe that Mr. Cook’s extensive experience and leadership in the accounting profession, including his experience as the former Chairman and Chief Executive Officer of Deloitte & Touche, coupled with his skills in corporate governance matters, render him qualified to serve as one of our directors.

Age: 71 Director since: November 2002 Current Public Company Directorships: International Flavors & Fragrances, Inc. Former Public Company Directorships: Eli Lilly and Company

Gerald L. Hassell: Mr. Hassell is the Chairman and Chief Executive Officer of The Bank of New York Mellon. Prior to the merger of The Bank of New York Company, Inc. and Mellon Financial Corporation in July 2007, Mr. Hassell was President of The Bank of New York Company, Inc. and The Bank of New York. Mr. Hassell is a member of the board of trustees of Duke University, a member of the board of visitors of Columbia University Medical Center, a member of the Financial Services Forum, Vice Chairman of Big Brothers/Big Sisters of New York and a member of the boards of the New York Philharmonic, the Economic Club of New York and the National September 11 Memorial & Museum.

Qualifications: We believe that Mr. Hassell’s significant experience and leadership in the financial industry, including with respect to consumer financial products and his experience as a chief executive officer as noted above, render him qualified to serve as one of our directors.

Age: 62 Director since: May 2008 Current Public Company Directorships: The Bank of New York Mellon

Jeffrey A. Honickman: Mr. Honickman has served since 1990 as the Chief Executive Officer of Pepsi-Cola & National Brand Beverages, Ltd., a bottling and distribution company, which includes among its affiliates Pepsi-Cola Bottling Company of New York, Inc. and Canada Dry bottling companies from New York to Virginia. He is also the Vice President and Secretary of Antonio Origlio Inc., a beverage distributor based in Philadelphia, Pennsylvania, which does business as Origlio Beverages. He currently serves on the board of directors of the American Beverage Association and the Dr. Pepper Snapple Bottlers Association. Mr. Honickman is a member of the board of trustees of Germantown Academy. He also serves on the board of governors of St. Joseph’s University Academy of Food Marketing and the board of trustees of the National Museum of American Jewish History.

Qualifications: We believe that Mr. Honickman’s significant experience in the wholesale and consumer products industries, including his experience as a chief executive officer as noted above, renders him qualified to serve as one of our directors.

Age: 57 Director since: December 2005

Eduardo G. Mestre: Mr. Mestre has been a Senior Advisor to Evercore Partners Inc., an independent investment banking advisory firm, since April 2014. From February 2012 until April 2014, he was a Senior Managing Director and Chairman of Global Advisory of Evercore Partners, and from October 2004 until February 2012, he was a Vice Chairman of Evercore Partners. From 2001 to 2004, Mr. Mestre served as Chairman of Citigroup’s global investment bank. From 1995 to 2001, he served as head of investment banking and, prior to that, as co-head of mergers and acquisitions at Salomon Smith Barney. Prior to joining Salomon in 1977, Mr. Mestre practiced law at Cleary Gottlieb Steen & Hamilton LLP.

Qualifications: We believe that Mr. Mestre’s significant experience and leadership in the investment banking industry, including with respect to the cable, Internet, phone and wireless industries, render him qualified to serve as one of our directors.

Age: 65 Director since: May 2011 Current Public Company Directorships: Avis Budget Group, Inc.

Brian L. Roberts: Mr. Brian L. Roberts has served as our President since February 1990, as our Chief Executive Officer since November 2002 and as our Chairman of the Board since May 2004. As of December 31, 2013, Mr. Roberts, through his ownership of our Class B common stock, had sole voting power over 33 1/3% of the combined voting power of our two classes of voting common stock. He is a son of Mr. Ralph J. Roberts. Mr. Roberts is also a director of the National Cable and Telecommunications Association (“NCTA”), the principal trade association of the cable television industry, and is a director emeritus of CableLabs, the cable industry’s research and development organization.

Qualifications: We believe that Mr. Roberts’ extensive experience and leadership in the cable, Internet, phone, media and entertainment and wireless industries, including as our Chief Executive Officer and President and through his involvement with NCTA and CableLabs, render him qualified to serve as one of our directors.

Age: 54 Director since: March 1988

Ralph J. Roberts: Mr. Ralph J. Roberts is our Founder and is Chairman Emeritus of the Board. He served as the Chair of the Finance Committee of the Board from November 2002 until December 2008. From March 1969 to February 1990, Mr. Roberts served as our President, and from November 1984 to November 2002, he served as our Chairman of the Board. He is the father of Mr. Brian L. Roberts.

Qualifications: We believe that Mr. Roberts’ extensive experience and leadership in the cable, Internet, phone, media and entertainment and wireless industries, including as our former President, render him qualified to serve as one of our directors.

Age: 94 Director since: March 1969

Johnathan A. Rodgers: Mr. Rodgers was the President and Chief Executive Officer of TV One, a cable network that offers programming targeted for the African American community. Prior to joining TV One, Mr. Rodgers had been the President of Discovery Networks for six years and, prior to that, had worked at CBS, Inc. for twenty years, where he held a variety of executive positions, including President of the CBS Television Stations Division.

Qualifications: We believe that Mr. Rodgers’ extensive experience and leadership in the media and entertainment industry, including his experience as a president and chief executive officer as noted above, render him qualified to serve as one of our directors.

Age: 68 Director since: September 2011 Current Public Company Directorships: Nike, Inc. Former Public Company Directorships: The Procter & Gamble Company

Dr. Judith Rodin: Dr. Rodin is President of the Rockefeller Foundation. From 1994 to 2004, Dr. Rodin served as President of the University of Pennsylvania, as well as a professor of psychology and of medicine and psychiatry at the University of Pennsylvania. She also serves as a director of Laureate, a privately-held company.

Qualifications: We believe that Dr. Rodin’s extensive experience in the non-profit, educational and philanthropic communities, including her various experiences as a president as noted above, renders her qualified to serve as one of our directors.

Age: 69 Director since: November 2002 Current Public Company Directorships: Citigroup Inc. Former Public Company Directorships: AMR Corporation

ABOUT OUR BOARD AND ITS COMMITTEES

The Board

We are governed by a Board of Directors and various committees of the Board that meet throughout the year. During 2013, there were seven meetings of our Board and a total of 18 committee meetings. Each director attended more than 75% of the aggregate of the number of Board meetings and the number of meetings held by all of the committees on which he or she served, with the exception of Mr. Ralph J. Roberts, who missed two Board meetings for medical reasons.

Our independent directors have the opportunity to meet separately in an executive session following each regularly scheduled Board meeting and, under our corporate governance guidelines, are required to meet in executive session at least two times each year.

•	During 2013, our independent directors held executive sessions following all five of our regularly scheduled Board meetings.

We require our directors to attend the annual meeting of shareholders, barring unusual circumstances. Each director attended the 2013 annual meeting of shareholders, other than Mr. Breen who was not a director until February 2014.

Board Leadership Structure	Our Board regularly reviews our Board leadership structure. Our Board believes that we and our shareholders are best served by having Brian L. Roberts serve as both our Chairman and Chief Executive Officer. We believe that Mr. Roberts is a strong and effective leader, at both the company and Board levels, who provides critical leadership in carrying out our strategic initiatives and confronting our challenges. He also serves as an effective bridge between the Board and management, facilitating strong collaboration and encouraging open lines of communication with the Board. As such, we believe that Mr. Roberts is the most appropriate person to serve as Chairman of our Board.

Our Board believes that Board independence and oversight of management are effectively maintained through the Board’s composition, where, if following the annual meeting all of our director nominees are elected, 75% of our directors will be independent; through our Audit, Compensation and Governance and Directors Nominating Committees, which are composed entirely of independent directors; and through our Lead Independent Director, who, among other duties and as more fully described immediately below, presides at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors.

Lead Independent Director	In accordance with our corporate governance guidelines, our Board has a Lead Independent Director position, which is currently filled by Mr. Bacon. The Lead Independent Director:

•	presides at any meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors;

•

facilitates communication between the Chairman and the independent directors, and communicates periodically as necessary between Board meetings and executive sessions with our independent directors, following discussions with management and otherwise on topics of importance to our independent directors;

•	consults with our independent directors concerning the need for an executive session in connection with each regularly scheduled Board meeting;

•	has authority to schedule meetings of the independent directors;

•	reviews and has the opportunity to provide input on meeting agendas and meeting schedules for the Board;

•	with the Compensation Committee, organizes the annual Board evaluation of the performance of our Chief Executive Officer and senior management; and

•	with the Governance and Directors Nominating Committee, reviews and approves the process for the annual self-assessment of our Board and its committees.

The role of Lead Independent Director is filled by an independent director recommended by the Governance and Directors Nominating Committee and appointed by the Board annually at the Board meeting immediately following the annual meeting of shareholders.

Risk Oversight	While risk management is primarily the responsibility of our management, for the reasons set forth below, we believe that our Board understands the significant risks facing our company and exercises, as a whole and through its committees, an appropriate degree of risk oversight.

•

Annually, our management, with involvement and input from our Board, performs a companywide enterprise risk management assessment and identifies the significant strategic, operational, financial and legal risk areas for our Board’s oversight. Our management reports annually to the Audit Committee and the Board on the results of this assessment. Our executive management committee has the overall responsibility for, and oversight of, this process, and an enterprise risk management steering committee, comprised of legal, financial, accounting and business executives, manages it. We also assign one or more senior business executives to work with the executive management committee and steering committee on each of the identified risks to appropriately monitor and manage them.

•

Our Audit Committee oversees our processes and practices with respect to the enterprise risk management assessment, and one of our independent directors reviews the results of this process with management before management presents its annual report to the Audit Committee and the Board. In addition, our Audit Committee reviews our policies and practices with respect to financial risk assessment and management, including our major financial risk exposures and the steps taken to monitor and manage such exposures.

•	Our Compensation Committee considers the risks associated with our compensation policies and practices with respect to executive compensation and compensation matters generally.

•	Our Governance and Directors Nominating Committee oversees risks as they relate to our compliance and business resiliency programs.

•	Throughout the year, in conjunction with its regular business presentations to the Board and its committees, management also highlights any significant relevant risks and exposures.

Succession Planning	Assuring that we have the appropriate senior management talent to successfully pursue our strategies is one of the Board’s primary responsibilities. To this end, at least once a year, the Board discusses our succession planning for senior executive management. To help fulfill the Board’s responsibility, our Governance and Directors Nominating Committee requires, pursuant to our corporate governance guidelines, that the Compensation Committee ensure that we have in place appropriate planning to address CEO succession both in the ordinary course of business and in emergency situations. Our CEO succession planning includes criteria that reflect our business strategies, such as identifying and developing internal candidates. In addition to requiring CEO succession planning, our corporate governance guidelines require that our Compensation Committee ensure that we have appropriate succession planning for the remainder of our senior executive management.

Compensation Consultants	In October 2013, our Compensation Committee retained the services of Hay Group to provide research and analysis as to the form and amount of executive and director compensation. Prior to October 2013, Mercer (US) Inc. (“Mercer”) had provided this type of research and analysis to our Compensation Committee. Neither Hay Group nor Mercer had any role in determining or recommending the form or amount of compensation of our named executive officers for 2013.

The research and analysis requested from the consultants generally includes market research utilizing information derived from proxy statements, surveys and the applicable consultant’s own consulting experience, as well as the provision of other methodological standards and policies in accordance with its established procedures. This research and analysis has been provided to both our Compensation Committee and to management. The Compensation Committee determined or approved the parameters used by each consultant in its research and directed the work of the consultant. Parameters included items such as the composition of peer groups, the reference points within the data (e.g., median) and the elements of compensation.

Neither Hay Group nor its affiliates perform other services for us, other than providing compensation surveys and access to online compensation data for additional fees of $11,200.

Mercer received approximately $355,000 in fees from us in 2013 in connection with services related to executive and director compensation. Mercer also received approximately $2,734,000 in fees from us in 2013 in connection with its provision of other compensation-related services, which consisted primarily of services related to our and our subsidiaries’ generally available health, welfare and retirement plans. The Mercer teams that provided other compensation-related services to us were independently managed and separate from the Mercer team that provided executive and director compensation services. In addition, Mercer is part of a global professional services firm and is affiliated with other companies whose businesses are unrelated to the provision of compensation-related consulting services. We paid these affiliated companies approximately $8,963,000 in 2013, which consisted primarily of payments to Marsh for insurance-related matters and Lippincott Mercer for advertising-related matters.

Our Compensation Committee has reviewed the fees paid to both Hay Group and Mercer and its affiliates and also has evaluated Hay Group’s and Mercer’s work under applicable SEC and NASDAQ rules on conflicts of interest. These evaluations included considering all of the services provided to us by the applicable compensation consultant and its affiliates, the amount of fees received as a percentage of the compensation consultant’s annual revenue, its policies and procedures designed to prevent conflicts of interest, any business or personal relationships between the compensation consultant and the members of our Compensation Committee or executive officers and any ownership of our stock by the compensation consultant’s team that provided our executive and director compensation services.

Our Compensation Committee has determined that neither Hay Group’s or Mercer’s work for us raised any conflicts of interest. In coming to this determination, the Compensation Committee considered the fees paid in respect of nonexecutive and director compensation-related services to Mercer, as well as the fees paid to Mercer’s affiliates for all other services, and determined that these fees did not impair Mercer’s objectivity in providing services and advice on executive and director compensation matters. All of Mercer’s nonexecutive and director compensation services were performed at the direction of management without Board oversight or approval in light of management’s view that such other services were rendered in the ordinary course of our business and were not material in scope or nature to us or to Mercer. Additionally, except with respect to the services noted above, there were no business or personal relationships between the Mercer team that provided our executive and director compensation services and our Compensation Committee members or executive officers.

As part of their job responsibilities, certain of our executive officers participate both in gathering and presenting facts related to compensation and benefits matters as requested by the Compensation Committee and in formulating and making recommendations to the Compensation Committee in these areas. These executives, together with our employees who work in the compensation area, also conduct research and consult with compensation consultants, legal counsel and other expert sources to keep abreast of developments in these areas. All decisions, however, regarding the compensation of our named executive officers are made by the Compensation Committee and are reviewed by the Board, following reviews and discussions held in executive sessions.

Retirement Age/ Director Tenure/Director Emeritus Program	Our corporate governance guidelines require that our nonemployee directors who are also independent directors not stand for re-election to the Board after reaching the age of 72. We do not have a director tenure requirement, as we believe our retirement policy and natural turnover achieve the appropriate balance between maintaining longer-term directors with deep institutional knowledge and refreshing the Board with new directors who bring new perspectives and diversity to our Board as longer-term directors retire.

Our Board has created a director emeritus program to avail itself of the counsel of retiring directors who have made and can continue to make a unique contribution to the deliberations of the Board. Under the program, the Board may, at its discretion, designate a retiring director as director emeritus for a period of one year. A director emeritus may provide advisory services as requested from time to time and may be invited to attend meetings of the Board, but may not vote, be counted for quorum purposes or have any of the duties or obligations imposed on our directors or officers under applicable law or otherwise be considered a director. We do not currently have any directors emeritus.

Director Nominations

Our Governance and Directors Nominating Committee will consider director candidates nominated by shareholders. For a shareholder to make a nomination, the shareholder must provide a written notice along with the additional information listed below required by our by-laws within the following time periods. For election of directors at the 2015 annual meeting of shareholders, if such meeting is called for a date between April 21, 2015 and June 20, 2015, we must receive written notice on or after January 21, 2015 and on or before February 20, 2015. For election of directors at the 2015 annual meeting of shareholders, if such meeting is called for any other date, we must receive written notice by the close of business on the tenth day following the day we mailed notice of, or announced publicly, the date of the meeting, whichever occurs first. Our by-laws require that a written notice set forth: (i) the name and address of the shareholder intending to make the nomination and of the person or persons to be nominated; (ii) a representation that the shareholder is a holder of record of our shares entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (iv) such other information regarding each nominee proposed by such shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the

SEC had the nominee been nominated by our Board; and (v) the written consent of each nominee to serve as a director if so elected. You can obtain a copy of the full text of the relevant by-laws provision by writing to Arthur R. Block, Secretary, Comcast Corporation, at the address given on page 3. A copy of our by-laws also has been filed with the SEC as an exhibit to our Current Report on Form 8-K filed on November 23, 2011 and is posted on our website under “Corporate Governance” in the Investors section of our website at www.comcastcorporation.com.

Committees of our Board

Our Board has four standing committees, each of which has a charter posted under “Corporate Governance” in the Investors section of our website at www.comcastcorporation.com.

The table below provides membership and meeting information for each of these committees.

	Audit Committee	Compensation Committee	Finance Committee	Governance and Directors Nominating Committee
Kenneth J. Bacon				X
Sheldon M. Bonovitz			X
Edward D. Breen	X❖	X
Joseph J. Collins	X	X		Chair
J. Michael Cook	Chair❖		X
Gerald L. Hassell		X	Chair	X
Jeffrey A. Honickman	X			X
Eduardo G. Mestre	X❖		X
Johnathan A. Rodgers	X
Dr. Judith Rodin	X	Chair

❖ Audit Committee Financial Expert

Number of Meetings Held in 2013	7	5	1	5

Audit Committee	Each member is independent and financially literate for audit committee purposes under NASDAQ Global Select Market rules, and our Board has concluded that Edward D. Breen, J. Michael Cook and Eduardo G. Mestre qualify as audit committee financial experts.

The Audit Committee is responsible for the oversight and evaluation of:

•	the qualifications, independence and performance of our independent auditors;

•	the qualifications and performance of our internal audit function; and

•	the quality and integrity of our financial statements and the effectiveness of our internal control over financial reporting.

Compensation Committee	Each member is independent under NASDAQ Global Select Market rules and qualifies as a “non-employee director” (as defined under Rule 16b-3 under the Exchange Act) and an “outside director” (as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended).

The Compensation Committee reviews and approves our compensation and benefit programs, ensures the competitiveness of these programs and oversees and sets compensation for our senior executives. The Compensation Committee is responsible for approving the nature and amount of compensation paid to, and the employment and related agreements entered into with, our executives, establishing and evaluating performance-based goals related to compensation, overseeing our cash bonus and equity-based plans, approving guidelines for grants of awards under these plans and determining and overseeing our compensation and benefits policies generally. Each year, the Compensation Committee performs a review of our compensation philosophy, our executive compensation programs, including any material risks related to our programs, and the performance of our named executive officers. The Compensation Committee’s determinations are reviewed annually by the independent directors. The Compensation Committee also oversees succession planning for our senior management (including our Chief Executive Officer).

Finance Committee	The Finance Committee provides advice and assistance to us, including as requested by the Board. It also may act for the directors in the intervals between Board meetings with respect to matters delegated to it from time to time by our Board in connection with a range of financial and related matters. Areas of the Finance Committee’s focus may include acquisitions, banking activities and relationships, capital allocation initiatives, capital structure, cash management, derivatives risks, equity and debt financings, investments and share repurchase activities.

Governance and Directors Nominating Committee	Each member is independent under NASDAQ Global Select Market rules.

The Governance and Directors Nominating Committee exercises general oversight with respect to the governance of our Board, as well as corporate governance matters involving us and our directors and executive officers. It also is responsible for periodically leading reviews and evaluations of the performance, size and responsibilities of our Board and its committees.

The Governance and Directors Nominating Committee also identifies and recommends director nominees. In identifying and evaluating candidates, whether recommended by the committee or by shareholders (as described above), the committee considers an individual’s professional knowledge, business, financial and management expertise, industry knowledge and entrepreneurial background and experience, as well as applicable independence requirements. The committee also gives significant consideration to the current composition and diversity of our Board.

DIRECTOR COMPENSATION

From time to time, the Compensation Committee directs an independent compensation consultant to provide analyses with respect to various nonemployee director compensation data. Though Mercer provided such analyses in 2013, it did not determine compensation levels or structure.

In May 2013, our Board, acting upon the recommendation of the Compensation Committee, (i) eliminated meeting fees for attendance at Board meetings (prior to July 2013, directors received $2,500 for each Board meeting attended); (ii) increased the annual retainer for nonemployee directors from $80,000 to $100,000; and (iii) increased the fair market value of the annual grant of fully-vested shares of Class A common stock from $145,000 to $170,000. The Board also increased the annual retainer fees for (i) the Audit and Compensation Committee Chairs from $20,000 to $35,000, and (ii) the Governance and Directors Nominating Committee Chair from $10,000 to $15,000 and its members from $5,000 to $7,500. The 2013 nonemployee director compensation program approved by the Compensation Committee is described in full below.

Directors who are our employees do not receive any fees for their services as directors. Our nonemployee directors receive an annual retainer of $100,000 and an annual grant on each November 20th of fully vested shares of Class A common stock with a fair market value of $170,000.

Members of the committees of our Board receive additional retainers and meeting fees. The Chairs of the Audit Committee and Compensation Committee receive an annual retainer of $35,000, and other members of those committees receive an annual retainer of $10,000. The Chair of the Governance and Directors Nominating Committee receives an annual retainer of $15,000, and other members of that committee receive an annual retainer of $7,500. The Chair of the Finance Committee receives an annual retainer of $5,000, and other members of that committee receive an annual retainer of $2,500. In addition, nonemployee directors receive $2,500 for each Audit, Compensation or Governance and Directors Nominating Committee meeting attended as a committee member or for any other business conducted on our behalf and $1,000 for each Finance Committee meeting attended as a committee member.

Fees received by a director may be deferred in whole or in part under our deferred compensation plans. Up to one-half of the annual retainer may be received, at the election of the nonemployee director, in shares of Class A common stock, the receipt of which may be deferred in whole or in part. The receipt of the annual stock grant also may be deferred in whole or in part under our restricted stock plan. If deferred, any such shares accrue dividend equivalents during the deferral period.

Nonemployee directors are reimbursed for travel expenses for meetings attended and also are provided with our video, high-speed Internet, voice and home security and automation services at up to two of their residences, if in our service areas, at no cost during the time they serve on our Board or as a director emeritus, and for five years thereafter.

For details regarding director compensation for 2013, see the “Director Compensation for 2013” table on page 72.

DIRECTOR STOCK OWNERSHIP POLICY

Our nonemployee director stock ownership policy requires our nonemployee directors to hold a number of shares of our common stock having a value equal to five times the director’s annual cash retainer. Each nonemployee director has a period of five years following his or her first year of service to reach this ownership requirement. For purposes of this policy, “ownership” does not include any stock held in margin accounts or pledged as collateral for a loan. In addition, “ownership” includes 60% of deferred shares under our restricted stock plan and the difference between the market price and exercise price of vested stock options. In determining compliance, the Compensation Committee may take into account any noncompliance that occurs solely or primarily as a result of a decline in the market price of our stock. Our nonemployee director stock ownership policy is posted under “Corporate Governance” in the Investors section of our website at www.comcastcorporation.com. All nonemployee directors satisfied the requirements of our stock ownership policy in 2013.

TRANSACTIONS BETWEEN THE COMPANY AND OUR DIRECTORS

For information regarding our related party transaction policy and details regarding certain related party transactions, please see “Related Party Transaction Policy and Certain Transactions” below.

PROPOSAL 2:  RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT AUDITORS

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of our independent auditors, Deloitte & Touche LLP (“Deloitte”). Deloitte, together with its predecessors, has served as our independent auditors since 1963. The lead engagement partner from Deloitte is required to be rotated every five years. The process for selection of a new lead engagement partner includes a meeting between the Chair of the Audit Committee and the candidate for this role, as well as discussion by the full Audit Committee and meetings with senior management.

Each year, the Audit Committee, along with our management and internal auditors, reviews Deloitte’s performance as part of the Audit Committee’s consideration of whether to reappoint the firm as our independent auditors. As part of this review, the Audit Committee considers (i) the continued independence of Deloitte, (ii) evaluations of Deloitte by our management and internal auditors, (iii) Deloitte’s effectiveness of communications and working relationships with the Audit Committee and our management and internal auditors, (iv) the length of time Deloitte has served as our independent auditors and (v) the quality and depth of Deloitte and the audit team’s expertise and experience in the cable communications and media and entertainment industries in light of the breadth, complexity and global reach of our businesses.

Following the Audit Committee’s review of Deloitte’s performance, the Audit Committee appointed Deloitte to serve as our independent auditors for the year ending December 31, 2014. The Audit Committee and our Board recommend that you ratify this appointment, although your ratification is not required. A partner of Deloitte will be present at the annual meeting and will be available to respond to appropriate questions.

OUR BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT AUDITORS.

Set forth below are the fees paid or accrued for the services of Deloitte, the member firms of Deloitte Touche Tohmatsu and their respective affiliates in 2013 and 2012.

	2013	2012
	(in millions)
Audit fees	$16.3	$13.4
Audit-related fees	1.1	1.0
Tax fees	1.0	1.6
All other fees	0.3	0.1

	$18.7	$16.1

Audit fees consisted of fees paid or accrued for services rendered to us and our subsidiaries for the audits of our annual financial statements, audits of our internal control over financial reporting (as required by Section 404 of the Sarbanes-Oxley Act of 2002), reviews of our quarterly financial statements and audit services provided in connection with other statutory or regulatory filings. The majority of the increase in audit fees in 2013 is related to the initial audit of NBCUniversal Enterprise, Inc. in connection with our acquisition of GE’s remaining 49% common equity interest in NBCUniversal, LLC and statutory filings.

Audit-related fees consisted of fees paid or accrued for attestation services related to contractual and regulatory compliance, audits of our employee benefit plans and financial due diligence services.

Tax fees consisted of fees paid or accrued for domestic and foreign tax compliance services, including review of tax returns and tax examination assistance. In 2013 and 2012, tax compliance services included an analysis of our tax accounting methods. There were no fees paid or accrued in 2013 and 2012 for tax planning.

Other fees in 2013 consisted of fees paid or accrued for consulting services regarding business market trends and education, training and vendor selection assistance. Other fees in 2012 consisted of fees paid or accrued for consulting services regarding content security.

PREAPPROVAL POLICY OF AUDIT COMMITTEE OF SERVICES PERFORMED BY INDEPENDENT AUDITORS

The Audit Committee’s policy requires that the committee preapprove all audit and non-audit services performed by the independent auditors to assure that the services do not impair the auditors’ independence. Unless a type of service has received general preapproval, it requires separate preapproval by the Audit Committee. Even if a service has received general preapproval, if the fee associated with the service exceeds $250,000 in a single engagement or series of related engagements or relates to tax planning, it requires separate preapproval. The Audit Committee has delegated its preapproval authority to its Chair.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee (as used in this section, “we” or “our”) is composed solely of independent directors meeting the requirements of applicable SEC and NASDAQ rules. Each member also is financially literate for audit committee purposes under NASDAQ rules, and the Board has concluded that Edward D. Breen, J. Michael Cook and Eduardo G. Mestre qualify as audit committee financial experts. The key responsibilities of our committee are set forth in our charter, which was adopted by us and approved by the Board and is posted under “Corporate Governance” in the Investors section of Comcast’s website at www.comcastcorporation.com.

We serve in an oversight capacity and are not intended to be part of Comcast’s operational or managerial decision-making process. Comcast’s management is responsible for the preparation, integrity and fair presentation of information in Comcast’s consolidated financial statements, financial reporting process and internal control over financial reporting. Deloitte & Touche LLP, Comcast’s independent auditors, is responsible for auditing Comcast’s consolidated financial statements and internal control over financial reporting. Our principal purpose is to monitor these processes.

In this context, at each regularly scheduled meeting, we met and held discussions with management, Comcast’s internal auditors and the independent auditors. Management represented to us that Comcast’s consolidated financial statements were prepared in accordance with generally accepted accounting principles applied on a consistent basis.

Prior to their issuance, we reviewed and discussed the quarterly and annual earnings press releases, consolidated financial statements (including the presentation of non-GAAP financial information) and disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (including significant accounting policies and judgments) with management, Comcast’s internal auditors and the independent auditors. We also reviewed Comcast’s policies and practices with respect to financial risk assessment, as well as its processes and practices with respect to enterprise risk assessment and management. We discussed with the independent auditors matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board, and Rule 2-07, Communication with Audit Committees, of Regulation S-X.

We discussed with the independent auditors the overall scope and plans for their audit and approved the terms of their engagement letter. We also reviewed Comcast’s internal audit plan. We met with the independent auditors and with Comcast’s internal auditors, in each case, with and without other members of management present, to discuss the results of their respective examinations, the evaluations of Comcast’s internal controls and the overall quality and integrity of Comcast’s financial reporting. Additionally, we reviewed the performance, responsibilities, budget and staffing of Comcast’s internal auditors. We also have established, and oversaw compliance with, procedures for Comcast’s receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and its employees’ confidential and anonymous submissions of concerns regarding questionable accounting or auditing matters.

We discussed with the independent auditors the auditors’ independence from Comcast and its management, including the matters, if any, in the written disclosures delivered pursuant to the applicable requirements of the Public Company Accounting Oversight Board. We also reviewed Comcast’s hiring policies and practices with respect to current and former employees of the independent auditors. We preapproved, in accordance with our preapproval policy described above, all services provided by the independent auditors and considered whether their provision of such services to Comcast is compatible with maintaining the auditors’ independence.

Based on the reviews and discussions referred to above, we recommended to the Board, and the Board approved, that the audited consolidated financial statements be included in Comcast’s Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC.

In addition, as in prior years, we, along with Comcast’s management and internal auditors, reviewed Deloitte’s performance as part of our consideration of whether to appoint the firm as independent auditors for 2014 and recommend that shareholders ratify this appointment. As part of this review, we considered the continued independence of Deloitte, the results of an evaluation of Deloitte by Comcast’s management and internal auditors, and Deloitte’s effectiveness of communications and working relationships with us, management and the internal auditors. We also considered the period of time that Deloitte has served as Comcast’s independent auditors and evaluated the quality and depth of the firm and the audit team’s expertise and experience in the cable communications and media and entertainment industries in light of the breadth, complexity and global reach of Comcast’s businesses, including those of NBCUniversal. Following this review, we have appointed Deloitte as Comcast’s independent auditors for 2014 and are recommending that Comcast’s shareholders ratify this appointment.

Members of the Audit Committee

J. Michael Cook (Chair)

Edward D. Breen (member since February 13, 2014)

Joseph J. Collins

Jeffrey A. Honickman

Eduardo G. Mestre

Johnathan A. Rodgers

Dr. Judith Rodin

PROPOSAL 3:  ADVISORY VOTE ON EXECUTIVE COMPENSATION

The following proposal gives our shareholders the opportunity to vote to approve, on an advisory, nonbinding basis, the compensation of our named executive officers (“NEOs”). This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and our compensation philosophy, policies and practices, as disclosed below under “Executive Compensation.” We are providing the opportunity for this vote in accordance with the schedule to hold this vote every three years that was approved at our 2011 annual meeting by holders of over a majority of the votes cast. While you should carefully review the information set forth in “Executive Compensation — Compensation Discussion and Analysis,” below is a summary of our executive compensation program design and philosophy, as well as a few highlights of our compensation program.

We are a global media and technology company with two primary businesses, Comcast Cable Communications and NBCUniversal. Comcast Cable is the nation’s largest provider of video, high-speed Internet and voice services to residential customers under the XFINITY brand and also provides these services to businesses. NBCUniversal operates a diversified portfolio of cable networks, the NBC and Telemundo broadcast networks, television production operations, television station groups, Universal Pictures and Universal Parks and Resorts. As a company with two primary businesses that may have both converging and diverging goals, our NEOs are responsible for managing a more complex company than many of our peer companies.

In designing a compensation program for our NEOs, we start by evaluating our business’s objectives and take into account the complexity of our businesses to create a compensation program that is tailored toward furthering our company’s objectives.

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In our businesses, the quality and performance of our executives makes a substantial difference in our ability to compete. We need uniquely talented and experienced individuals to perform for our highly competitive businesses. To address this issue, we do two things:

¡	First, we provide pay opportunity levels that are highly competitive.

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Second, we structure our long-term incentive program to be provided in restricted stock units (“RSUs”) (with performance conditions) and stock options, both generally with vesting periods much longer than typical — RSUs generally vest over 5 years and are back-end weighted, with 40% vesting in the fifth year, and stock options vest over 9.5 years.

We believe that the combination of these elements furthers our shareholders’ interests in that they obtain the benefit of our executives’ services in an exceedingly competitive talent market for the long-term and our executives’ interests are strongly aligned with the interests of our shareholders.

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Cash generation is critical to our businesses, both in measuring the operating success of our businesses and in generating excess capital, which is not only necessary to maintain our existing businesses, but also to make growth and strategic capital investments that allow us to proactively anticipate technological and consumer behavior changes in a rapidly-changing competitive environment. Cash generation also supports our return of capital strategy for our shareholders in the form of dividend payments and share repurchases.

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To reinforce this critical aspect of our businesses, we use three quantitative performance goals in certain elements of our compensation program tied to (1) revenue — which serves as the top line component to our cash generation, (2) operating cash flow — which reflects the operational performance of our business, taking into account the costs of operating our business and (3) free cash flow — which measures, among other things, the cash remaining after capital investments and allows us to repay indebtedness, make strategic investments and return capital to shareholders.

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The complexity of our businesses, overlaid with the impact of cyclical factors and macroeconomic factors, make consolidated financial goal-setting a challenge for us. The work our executives must do to successfully operate our businesses, including businesses that at times may have diverging interests, does not entirely lend itself to formulaic measurements, and a proper assessment requires the use of considerable business judgment.

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To address this, our compensation program empowers the Compensation Committee to employ discretion in determining a portion of annual cash bonus payments to NEOs. While the use of discretion can often be associated with the lack of a performance orientation, in our case, our Compensation Committee critically evaluates our NEOs’ performance for the year and employs a rigorous process to determine payouts on the qualitative portion of our program based upon a set of defined objectives. This design allows our Compensation Committee to employ a holistic evaluation process with extensive performance reviews, taking into account factors in and out of management’s control, while balancing it with our financial and shareholder outcomes, to get to a better result than a purely formulaic calculation would provide.

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For 2014 and going forward, the level of qualitative judgment being employed in our annual cash bonus payments is being reduced from 60% in the case of Messrs. Roberts, Angelakis and Cohen, and 80% in the case of Messrs. Burke and Smit, to 33%. Now that our Comcast Cable and NBCUniversal businesses have been part of the same portfolio for approximately three years, we believe a mix of 67% quantitative and 33% qualitative will provide the appropriate balance for our annual cash bonus determinations going forward.

Taken together, the interplay of these various elements provides a pay program that is strongly aligned with shareholder interests, retains a high quality executive team and compensates the executive team when they do the right things to help our businesses succeed.

A few specific highlights of our compensation program include:

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Our Compensation Committee annually reviews our financial performance as compared to our peers over time to ensure that our relative financial performance is consistent with our strongly competitive compensation philosophy. Based on these reviews in 2012 and 2013, our compounded annual growth rates over the past ten years for operating cash flow, free cash flow and revenue have consistently been at or near the top of our three peer groups, and we believe that we use an appropriate portion of our operating cash flow, free cash flow and operating income to support our compensation program.

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Our Class A common stock and Class A Special common stock performance over the last five years exceeded the performance of our transmission/distribution and general industry peer groups, as well as the Standard and Poor’s 500 Stock Index. Our stock performance has lagged somewhat behind our entertainment/media peer group over the last three years, although we did not acquire NBCUniversal until January 2011. The 2013 target total compensation of our Chairman and Chief Executive Officer, Mr. Brian L. Roberts, fell between the 25th percentile and median of the entertainment/media peer group.

	Cumulative Total Returns (as of December 31, 2013)[1]
	Class A Common Stock	Class A Special Common Stock	Entertainment/ Media	Transmission/ Distribution	General Industry	S&P 500 Stock Index
One-Year	42%	41%	60%	27%	39%	32%
Three-Year	151%	155%	162%	74%	65%	57%
Five-Year	240%	243%	408%	204%	174%	128%

[1]

Cumulative returns for each of the peer groups are based on the composition of our 2013 peer groups and are calculated by averaging returns without reference to market capitalization or other weightings.

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Total performance-based compensation in 2013 (using the grant date value of stock options and RSUs) was a significant percentage of Mr. Roberts total compensation (excluding the change in deferred compensation earnings in 2013), as reflected in the chart below. We do not include the change in deferred compensation earnings because, like all employees in our deferred compensation plans, Mr. Roberts makes his own investment decisions as to how much of salary and annual cash bonus to defer and for how long, such that interest earned on deferred compensation is largely tied to individual retirement planning decisions and not to the Compensation Committee’s compensation decisions.

CEO Compensation Mix

(Excluding Change in Deferred Compensation Earnings)

•	Various policies, as discussed in more detail in “Executive Compensation — Compensation Discussion and Analysis,” further reinforce our performance-based compensation program, such as:

¡	We maintain stock ownership guidelines, with our CEO required to own Comcast shares worth at least 10x his base salary.

¡	Our executive officers and directors are prohibited from using any strategies or products to hedge against potential changes in the value of our stock.

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Stock can be pledged only in limited circumstances and only with the approval of the Chair of our Governance and Directors Nominating Committee; any stock pledged as collateral or held in a margin account will not be counted in determining compliance with our stock ownership guidelines. No executive officer or director currently has any stock pledged or held in a margin account.

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Our NEOs are required to reimburse us for any benefits that would be considered perquisites. We do not provide premium payments or reimbursements, or tax payments to our NEOs under any life or any other insurance policies.

Accordingly, we are asking our shareholders to vote “FOR” the adoption of the following resolution:

“RESOLVED, that the compensation paid to Comcast Corporation’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

While we intend to carefully consider the voting results of this proposal, under the rules of the SEC, this vote is advisory in nature and therefore is not binding on us or our Board. Our Board and Compensation Committee value the opinions of all of our shareholders and will consider the outcome of this vote when making future compensation decisions for our NEOs.

FOR THESE REASONS, OUR BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

SHAREHOLDER PROPOSALS

We received the following two shareholder proposals. The proponent of each proposal has represented to us that the proponent has continuously held at least $2,000 in market value of Class A common stock for at least one year and will continue to hold these securities through the date of the annual meeting of shareholders. To be voted upon at our 2014 annual meeting of shareholders, the proponent of a proposal, or a representative of the proponent qualified under Pennsylvania law, must attend the meeting to present the proposal.

For each of the shareholder proposals, other than adding a brief title for the proposal, we have included the text of the proposal and shareholder’s supporting statement. Following each proposal, we explain why our Board recommends a vote AGAINST the proposal.

PROPOSAL 4:  TO PREPARE AN ANNUAL REPORT ON LOBBYING ACTIVITIES

The following proposal and supporting statement were submitted by The Domestic and Foreign Missionary Society of the Protestant Episcopal Church in the United States of America, 815 Second Avenue, New York, NY 10017.

Whereas, corporate lobbying exposes our company to risks that could adversely affect the company’s stated goals, objectives, and ultimately shareholder value, and

Whereas, we rely on the information provided by our company and, therefore, have a strong interest in full disclosure of our company’s lobbying to evaluate whether it is consistent with our company’s expressed goals and in the best interests of shareholders and long-term value.

Resolved, the shareholders of Comcast request that the Board authorize the preparation of a report, updated annually, disclosing:

1. Company policy and procedures governing lobbying, both direct and indirect, and grassroots lobbying communications.

2. Payments by Comcast used for (a) direct or indirect lobbying or (b) grassroots lobbying communications, in each case including the amount of the payment and the recipient.

3. Comcast’s membership in, and payments to, any tax-exempt organization that writes and endorses model legislation.

4. Description of the decision making process and oversight by management and the Board for making payments described in sections 2 and 3 above.

For purposes of this proposal, a “grassroots lobbying communication” is a communication directed to the general public that (a) refers to specific legislation or regulation, (b) reflects a view on the legislation or regulation and (c) encourages the recipient of the communication to take action with respect to the legislation or regulation. “Indirect lobbying” is lobbying engaged in by a trade association or other organization of which Comcast is a member.

Both “direct and indirect lobbying” and “grassroots lobbying communications” include efforts at the local, state and federal levels. Neither “lobbying” nor “grassroots lobbying communications” include efforts to participate or intervene in any political campaign or to influence the general public or any segment thereof with respect to an election or referendum.

The report shall be presented to the Audit Committee or other relevant oversight committees and posted on Comcast’s website.

Supporting Statement

As shareholders, we encourage transparency and accountability in the use of corporate funds to influence legislation and regulation, both directly and indirectly. Comcast spent approximately $14.75 million in

2012 on direct federal lobbying activities (opensecrets.org). These figures may not include grassroots lobbying to directly influence legislation by mobilizing public support or opposition, and they do not include lobbying expenditures to influence legislation or regulation in states.

Further, Comcast does not disclose its memberships in, or payments to, trade associations, or the portions of such amount used for lobbying. As noted in an article by James McRichie (http://corpgov.net/2013/02/investors-press-for-disclosure-of-political-spending/, accessed 12/4/2013), “The majority of companies do not disclose the portions of their trade association payments used for lobbying. These payments can create reputational risks for companies. Lobbying disclosure proponents believe companies need to manage these risks by assessing whether their memberships in trade associations accurately represent their corporate interests and policy positions, and that shareholders need to understand their companies’ expenditures for trade association lobbying and the risks they might represent.”

Transparent reporting would reveal whether company assets are being used for objectives contrary to Comcast’s long-term interests.

Company Response to Shareholder Proposal

We believe that it is both important and appropriate to communicate with lawmakers and regulators about the interests of our company, our employees, our shareholders and the communities in which we operate. In fact, in the highly regulated industries in which we primarily operate — the communications and media/entertainment industries — lobbying important legislative and regulatory issues is an absolute necessity to protecting our businesses and, ultimately, our shareholders.

We believe that the information that this proposal seeks to be disclosed is generally publicly available in appropriate detail and that implementing this proposal would require us to incur unnecessary expenses and divert management attention away from our primary business activities and would raise potential competitive concerns. For example:

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Information with respect to our political activities program is set forth in our Statement on Political and Trade Association Activity (the “Statement”), which is available for review at http://corporate.comcast.com/our-values/integrity/compliance-risk-management. The Statement is periodically reviewed by our Governance and Directors Nominating Committee and outlines the wide variety of public policy issues that impact our business. As noted in the Statement, for contributions made in 2014 and going forward, we have undertaken to voluntarily disclose on our website an annual report of all of our contributions, including by our own political action committees, to federal, state and local candidates, political parties, political committees, other political organizations exempt from federal income taxes under Section 527 of the Internal Revenue Code and ballot measure committees, as well as the portion of any payments we make to certain trade associations that we know were used for political contributions, as defined by Section 162(e)(1)(B) of the Internal Revenue Code.

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As interactions with government entities are highly regulated, we take diligent steps to ensure that we are in compliance with applicable rules and regulations. Our lobbying activities are subject to the restrictions and reporting requirements of applicable law and our Code of Conduct, which is available for review under the “Corporate Governance” section of the Investors section of our website at www.comcastcorporation.com.

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Our lobbying activities are also subject to various public disclosure requirements. As such, we already disclose most of our government lobbying interactions in accordance with registration and reporting requirements as required by federal law, each state and certain local jurisdictions. For example, we file quarterly reports with the U.S. Congress about our federal lobbying activities and the amount spent, which are publicly available at http://lobbyingdisclosure.house.gov. Federal and certain state laws also require that we disclose the portion of certain trade association dues that are used for lobbying activities.

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We believe we benefit by participating in a number of industry and trade associations, which enable our access to business, technical and industry expertise and advance our commercial interests. While we may advise these associations of our views on particular subjects, they are independent organizations that represent the interests of all their members, who may have divergent views and interests. Additionally, in many cases, we are not aware of all of the associations’ activities.

•	To be clear, this proposal does not relate to our political spending activities. As noted in the Statement, we do not, either directly or through our employees and executive officers:

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make independent expenditures or contribute to federal, state or local political committees that only make independent expenditures (so-called “SuperPACs”) or to any organization for the purpose of funding independent expenditures, or

¡	support any 501(c)4 organization for the purpose of funding political activity or any unregulated 527 political organization for the purpose of funding political advertising.

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Finally, and importantly, this proposal could interfere with our ability to communicate with legislators and regulators and, more importantly, may require that we disclose proprietary information, putting us at a competitive disadvantage.

For the reasons set forth above, our Board believes that the requirements in this proposal are burdensome and an unproductive use of our resources and are not in the best interests of our shareholders.

FOR THESE REASONS, OUR BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “AGAINST” THIS PROPOSAL.

PROPOSAL 5:  TO PROHIBIT ACCELERATED VESTING UPON A CHANGE IN CONTROL

The following proposal and supporting statement were submitted by the Trust for the International Brotherhood of Electrical Workers’ Pension Benefit Fund, 900 Seventh Street, NW, Washington, DC 20001.

RESOLVED: The shareholders ask the board of directors to adopt a policy that in the event of a change in control (as defined under any applicable employment agreement, equity incentive plan or other plan), there shall be no acceleration of vesting of any equity award granted to any senior executive, provided, however, that the board’s Compensation Committee may provide in an applicable grant or purchase agreement that any unvested award will vest on a partial, pro rata basis up to the time of the senior executive’s termination, with such qualifications for an award as the Committee may determine.

For purposes of this Policy, “equity award” means an award granted under an equity incentive plan as defined in Item 402 of the SEC’s Regulation S-K, which addresses elements of executive compensation to be disclosed to shareholders. This resolution shall be implemented so as not affect any contractual rights in existence on the date this proposal is adopted, and it shall apply only to equity awards made under equity incentive plans or plan amendments that shareholders approve after the date of the 2014 annual meeting.

Supporting Statement

Comcast Corporation (“Company”) allows senior executives to receive an accelerated award of unearned equity under certain conditions after a change of control of the Company. We do not question that some form of severance payments may be appropriate in that situation. We are concerned, however, that current practices at the Company may permit windfall awards that have nothing to do with a senior executive’s performance.

The Board of Directors retains the authority to accelerate equity awards during a change in control. Had the Board exercised this authority combined with a change in control as of Dec. 31, 2012, Comcast’s five senior officers would have been eligible for $300 million worth of long-term equity, including $85 million to the CEO.

We are unpersuaded by the argument that executives somehow “deserve” to receive unvested awards. To accelerate the vesting of unearned equity on the theory that an executive was denied the opportunity to earn those shares seems inconsistent with a “pay for performance” philosophy worthy of the name.

We do believe, however, that an affected executive should be eligible to receive an accelerated vesting of equity awards on a pro rata basis as of his or her termination date, with the details of any pro rata award to be determined by the Compensation Committee.

Other major corporations, including Apple, Chevron, ExxonMobil, IBM, Intel, Microsoft, and Occidental Petroleum, have limitations on accelerated vesting of unearned equity, such as providing pro rata awards or simply forfeiting unearned awards. Research from James Reda & Associates found that over one third of the largest 200 companies now pro rate, forfeit, or only partially vest performance shares upon a change of control.

We urge you to vote FOR this proposal.

Company Response to Shareholder Proposal

We believe that our current equity compensation program design with respect to the treatment of outstanding equity awards in connection with a change in control, as highlighted below, is in the best interest of our shareholders.

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We grant equity awards as part of our annual compensation program under our restricted stock plan and stock option plan. Neither of these equity plans provides for the automatic accelerated vesting of awards in connection with a change in control.

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None of our named executive officers’ (“NEOs”) employment agreements provides for the automatic accelerated vesting of equity awards in connection with a change in control (a “single trigger”), and our Compensation Committee has no affirmative obligation to accelerate any such awards.

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None of our NEOs’ employment agreements, other than Mr. Brian L. Roberts, provides for the automatic accelerated vesting of equity awards upon the occurrence of one or more specified events that may follow a change in control, such as a termination of employment (a “double trigger”).

In light of our current equity compensation design, we do not believe that the proponent’s proposal is in the best interests of our company and shareholders for the reasons set forth below.

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Integral to our equity compensation program design is the fundamental belief that the Compensation Committee should retain the flexibility and discretion to determine whether, and under what circumstances, to accelerate all or part of an equity award in connection with a change in control. The proponent’s proposal, however, seeks to substitute for the Compensation Committee’s informed judgment the proponent’s view that the amount of time an employee is employed represents the extent to which an equity award is “earned.” The Compensation Committee, which is composed entirely of independent directors, is bound by fiduciary obligations under law to act in a manner that it believes to be in our best interests and the best interests of our shareholders. As such, the Compensation Committee, and not shareholders who are not bound by fiduciary obligations, should be able to exercise its judgment in determining what is in the best interests of our company and shareholders in a particular change in control transaction.

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The Compensation Committee should have the ability to exercise its judgment, in accordance with its fiduciary duties, to protect executives, and all employees, against the potential forfeiture of all or a substantial portion of their equity awards upon a change in control. Equity compensation, which is inherently performance based, is a significant component of our executive’s total annual compensation, and we believe that putting executives in a position to lose the opportunity to earn their equity awards undermines pay-for-performance objectives.

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The Compensation Committee’s ability to exercise its discretion is crucial to its ability to develop a competitive executive compensation program that fosters the achievement of our strategic, operational and financial goals. For example, allowing the Compensation Committee to retain the discretion to accelerate the vesting of some or all of an employee’s equity awards in connection with a change in control (i) would encourage employees, including our senior executives (who would be the most likely to be terminated in connection with a change in control), to remain with our company through a transaction while reducing uncertainty and distraction leading up to such an event and (ii) would potentially avoid conflicts of interest that could result if employees believed they were being penalized by losing incentive compensation as a result of a transaction that is outside of their control but is in the best interests of our shareholders.

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Imposing a restriction as the proponent proposes could adversely affect shareholder value, as it may be appropriate for the Compensation Committee to accelerate vesting to properly align our executives’ interests with those of our shareholders by incentivizing them to maximize value for shareholders in connection with a change in control transaction. In this regard, a recent independent academic study concluded that takeover premiums are significantly larger when the CEO of a target company receives the benefit of accelerated vesting as compared to when the CEO of a target company continues to vest in his or her awards after the transaction closes. (See Elkinawy, Susan and Offenberg, David, Accelerated Vesting in Takeovers: The Impact on Shareholder Wealth (November 7, 2011). Financial Management. Available at SSRN: http://ssrn.com/abstract=1975962.)

•

Adopting the proponent’s proposal, where senior executives would be treated significantly worse than other employees who participate in our equity plans, serves no legitimate shareholder interest and undermines the objectives discussed above for the individuals most at risk of departure in connection with a potential change in control.

FOR THESE REASONS, OUR BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “AGAINST” THIS PROPOSAL.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This discussion and analysis describes our executive compensation philosophy, process, plans and practices and gives the context for understanding and evaluating the more specific compensation information for our named executive officers (“NEOs”) relating to 2013 contained in the tables and related disclosures that follow. For 2013, our NEOs are as follows:

•	Brian L. Roberts, Chairman and Chief Executive Officer

•	Michael J. Angelakis, Vice Chairman and Chief Financial Officer

•	Stephen B. Burke, Executive Vice President, and President and Chief Executive Officer of NBCUniversal

•	Neil Smit, Executive Vice President, and President and Chief Executive Officer of Comcast Cable Communications

•	David L. Cohen, Executive Vice President

Executive Summary

We are a global media and technology company with two primary businesses, Comcast Cable Communications and NBCUniversal. Comcast Cable is the nation’s largest provider of video, high-speed Internet and voice services to residential customers under the XFINITY brand and also provides these services to businesses. NBCUniversal operates a diversified portfolio of cable networks, the NBC and Telemundo broadcast networks, television production operations, television station groups, Universal Pictures and Universal Parks and Resorts. As a company with two primary businesses that may have both converging and diverging goals, our NEOs are responsible for managing a more complex company than many of our peer companies.

In designing a compensation program for our NEOs, we start by evaluating our businesses’ objectives and take into account the complexity of our businesses to create a compensation program that is tailored toward furthering our company’s objectives.

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In our businesses, the quality and performance of our executives makes a substantial difference in our ability to compete. We need uniquely talented and experienced individuals to perform for our highly competitive businesses. To address this issue, we do two things:

¡	First, we provide pay opportunity levels that are highly competitive.

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Second, we structure our long-term incentive program to be provided in restricted stock units (“RSUs”) (with performance conditions) and stock options, both generally with vesting periods much longer than typical, as an explicit retention strategy and to tie the value ultimately realized to our long-term performance.

We believe that the combination of these elements furthers our shareholders’ interests in that they obtain the benefit of our executives’ services in an exceedingly competitive talent market for the long-term and our executives’ interests are strongly aligned with the interests of our shareholders.

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Cash generation is critical to our businesses, both in measuring the operating success of our businesses and in generating excess capital, which is not only necessary to maintain our existing businesses, but also to make growth and strategic capital investments that allow us to proactively anticipate technological and consumer behavior changes in a rapidly-changing competitive environment. Cash generation also supports our return of capital strategy for our shareholders in the form of dividend payments and share repurchases.

¡

To reinforce this critical aspect of our businesses, we use three quantitative performance goals in certain elements of our compensation program tied to (1) revenue — which serves as the top line component to our cash generation, (2) operating cash flow — which reflects the operational performance of our business, taking into account the costs of operating our business and (3) free cash flow — which measures, among other things, the cash remaining after capital investments and allows us to repay indebtedness, make strategic investments and return capital to shareholders.

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The complexity of our businesses, overlaid with the impact of cyclical factors and macroeconomic factors, make consolidated financial goal-setting a challenge for us. The work our executives must do to successfully operate our businesses, including businesses that at times may have diverging interests, does not entirely lend itself to formulaic measurements, and a proper assessment requires the use of considerable business judgment.

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To address this, our compensation program empowers the Compensation Committee to employ discretion in determining a portion of annual cash bonus payments to NEOs. While the use of discretion can often be associated with the lack of a performance orientation, in our case, our Compensation Committee critically evaluates our NEOs’ performance for the year and employs a rigorous process to determine payouts on the qualitative portion of our program based upon a set of defined objectives. This design allows our Compensation Committee to employ a holistic evaluation process with extensive performance reviews, taking into account factors in and out of management’s control, while balancing it with our financial and shareholder outcomes, to get to a better result than a purely formulaic calculation would provide.

¡

For 2014 and going forward, the level of qualitative judgment being employed in our annual cash bonus payments is being reduced from 60% in the case of Messrs. Roberts, Angelakis and Cohen, and 80% in the case of Messrs. Burke and Smit, to 33%. Now that our Comcast Cable and NBCUniversal businesses have been part of the same portfolio for approximately three years, we believe a mix of 67% quantitative and 33% qualitative will provide the appropriate balance for our annual cash bonus determinations going forward.

Taken together, the interplay of these various elements provides a pay program that is strongly aligned with shareholder interests, retains a high quality executive team and compensates the executive team when they do the right things to help our businesses succeed.

2013 Business Highlights

All of our businesses operate in intensely competitive, rapidly changing and complex technological environments. While our businesses also are extensively regulated, we face unique challenges in that Comcast Cable and NBCUniversal are subject to additional regulatory requirements due to the NBCUniversal transaction in 2011. Our board credits the leadership of Mr. Brian L. Roberts and the other members of our executive management committee (which is composed of all of our NEOs) for Comcast achieving such strong performance over the past several years.

We continued our strong consolidated financial performance in 2013.

(1)	Reconciliations of consolidated operating cash flow to operating income and consolidated free cash flow to net cash provided by operating activities are set forth on Appendix A.

•	Our Cable Communications and NBCUniversal businesses also had strong performances in 2013:

¡	Cable Communications’ revenue increased 5.6% to $41.8 billion and operating income before depreciation and amortization increased 5.8% to $17.2 billion

¡

NBCUniversal’s revenue increased 5.7% to $23.7 billion, when excluding the impact from our broadcasts of the Super Bowl and London Olympics in 2012, and decreased 0.7%, when including $1.4 billion of revenue in 2012 related to these events; NBCUniversal’s operating income before depreciation and amortization increased 15.2% to $4.7 billion

•	We returned a total of $4.0 billion of capital to shareholders in 2013, by repurchasing $2.0 billion of our common shares and making four cash dividend payments totaling $2.0 billion.

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In January 2014, we announced a 15.4% increase in our dividend to $0.90 per share on an annualized basis — the 6th increase in 6 years, and a $1.0 billion increase in our planned 2014 share repurchases.

•	In March 2013, we acquired General Electric Company’s remaining 49% common equity interest in NBCUniversal for $16.7 billion and now own 100% of NBCUniversal’s common equity.

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As of December 31, 2013, our Comcast Cable customers totaled 53.1 million, an increase of 1.8 million, or 3.4% over the prior year, reflecting increased high-speed Internet and voice customer additions and reduced video customer losses.

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In February 2014, we entered into an agreement for Time Warner Cable to merge into us, whereby each Time Warner Cable share will be exchanged for 2.875 shares of our Class A common stock, equal to Time Warner Cable shareholders owning approximately 23% of our common stock (based on the number of shares outstanding as of the date of the agreement). We believe that this transaction will ultimately generate approximately $1.5 billion in operating efficiencies and will be accretive to our free cash flow while preserving our balance sheet strength. This transaction remains subject to shareholder approval at both of our companies, regulatory review and other customary conditions and is expected to close by the end of 2014.

We continued to execute on key strategic initiatives, such as:

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Investing in our IP and cloud-enabled video platform, referred to as our X1 platform, to deliver video and advanced search capabilities and allow access to certain third-party apps via the Internet, such as Pandora and Facebook; our X1 platform is now available in all of the markets in which we operate.

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Enabling a variety of consumer electronic devices, including computers, tablets, smartphones and Internet-connected televisions, to view and control certain live programming and On Demand content we provide to our video customers.

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Developing and deploying wireless gateways in the home that enable our residential high-speed Internet customers to receive higher Internet speeds and to improve the use of multiple Internet-enabled devices at the same time; to date, we have deployed over 7 million wireless gateways in customers’ homes.

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Continuing to invest in our network infrastructure by deploying multiple tools to recapture bandwidth and optimize our network and in expanding our business services and our home security and automation services.

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Continuing to invest in NBCUniversal’s original programming and sports programming rights at both our cable networks and broadcast networks and in new attractions at our Universal theme parks, including the Transformers and Despicable Me attractions and the expansion of the Harry Potter attraction.

•	Executing on attaining key diversity milestones.

Compensation Program Highlights

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Our compensation program is designed to motivate, reward and retain our NEOs by including in their compensation both short-term and long-term performance-based components and to align their compensation with our shareholders’ interests. We use objective performance-based criteria tied to key financial and operating measures for our annual cash incentive plan and the vesting of RSUs as noted immediately below, and a material portion of our NEOs’ compensation is in the form of equity, which is inherently tied to our stock price movement and the achievement of shareholder value.

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We manage and operate our businesses in a large part with a view to revenue, operating cash flow and free cash flow growth, which we consider among the key measures in executing our strategic plans. As such, payments under our annual cash incentive plan and the vesting of RSUs are linked to one or more of these objective, quantitative performance-based criteria to align executive compensation with our long-term performance goals and the interests of our shareholders.

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Annual Cash Bonus. Our NEOs’ annual cash bonus is entirely at risk. For 2013, bonuses were subject to achievement of a threshold performance goal of 2013 consolidated operating cash flow being at least 101% of that in 2012. Only if that threshold is attained is a bonus then paid based on predetermined levels of revenue, operating cash flow and free cash flow, as well as on qualitative factors related to company management and diversity initiatives.

¡	RSUs. RSUs do not vest unless performance conditions are met; for 2013, the condition was that 2013 consolidated operating cash flow be at least 101% of that in 2012.

¡	2013 Outcomes. We had strong performances across all of our businesses in 2013, and target levels of all of our quantitative performance goals were met or exceeded as more fully explained below.

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Our RSUs and option awards for our NEOs have among the longest vesting terms of any company — generally, stock options vest over 9.5 years and RSUs vest over 5 years and are back-end weighted, with 40% vesting in the fifth year. We believe that, in addition to aiding in retention, these long vesting terms tie a significant portion of our NEOs’ realizable compensation to our long-term performance.

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We do not maintain any defined benefit pension plans or SERPs for our NEOs; instead, we offer a deferred compensation plan as our primary retirement vehicle generally to all employees with base salaries of at least $250,000. The deferred compensation plan is non-qualified and unfunded; account balances are unsecured and at-risk and may be forfeited in the event of a company bankruptcy. Subject to certain exceptions discussed in more detail below, the interest crediting rate on certain future deferred compensation contributions was reduced to 9% from 12% effective January 1, 2014.

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In October 2013, the Compensation Committee retained Hay Group as its independent compensation consultant. Hay Group performs no other consulting services for us, although it does provide compensation surveys and access to online compensation data.

•	Various policies, as discussed in more detail below, further reinforce our performance-based compensation program, such as:

¡	We maintain stock ownership guidelines, with our CEO required to own Comcast shares worth at least 10x his base salary.

¡	Our executive officers and directors are prohibited from using any strategies or products to hedge against potential changes in the value of our stock.

¡

Stock can be pledged only in limited circumstances and only with the approval of the Chair of our Governance and Directors Nominating Committee; any stock pledged as collateral or held in a margin account will not be counted in determining compliance with our stock ownership guidelines. No executive officer or director currently has any stock pledged or held in a margin account.

¡

Our NEOs are required to reimburse us for any benefits that would be considered perquisites. We do not provide premium payments or reimbursements, or tax payments to our NEOs under any life or any other insurance policies.

Pay for Performance

We believe that our compensation program is well aligned to our performance.

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While our performance measures are “absolute” in nature, our Compensation Committee also reviews our performance measures on a “relative” basis compared to our peers over time to ensure that our relative financial performance is consistent with our strongly competitive compensation philosophy. Based on these reviews in 2012 and 2013, our compounded annual growth rates over the past ten years for operating cash flow, free cash flow and revenue have consistently been at or near the top of our three peer groups, and we believe that we use an appropriate portion of our operating cash flow, free cash flow and operating income to support our compensation program. We also believe that our “pay at risk” practices are generally aligned with peer group practices. See “Use of Competitive Data,” “Pay Program Validation” and “Emphasis on Performance” starting on pages 42, 44 and 47, respectively, for more information on how our compensation program is aligned with performance.

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Our Class A common stock and Class A Special common stock performance over the last five years exceeded the performance of our transmission/distribution and general industry peer groups, as well as the Standard and Poor’s 500 Stock Index. Our stock performance has lagged somewhat behind our entertainment/media peer group over the last three years, although we did not acquire NBCUniversal until January 2011. The 2013 target total compensation of Mr. Roberts fell between the 25th percentile and median of the entertainment/media peer group.

	Cumulative Total Returns (as of December 31, 2013)[1]
	Class A Common Stock	Class A Special Common Stock	Entertainment/ Media	Transmission/ Distribution	General Industry	S&P 500 Stock Index
One-Year	42%	41%	60%	27%	39%	32%
Three-Year	151%	155%	162%	74%	65%	57%
Five-Year	240%	243%	408%	204%	174%	128%

(1)	Cumulative returns for each of the peer groups are based on the composition of our 2013 peer groups and are calculated by averaging returns without reference to market capitalization or other weightings.

Summary 2013 CEO and NEO Compensation

CEO Pay Changes from Prior Year. Mr. Roberts’ base salary remained unchanged in 2013, as it has for the past five years. In light of our strong 2013 performance, Mr. Roberts received 110% of his target annual cash bonus, or $9.2 million. He also received grants of stock options and RSUs, each with a grant date value of approximately $5.3 million and representing approximately 10% more than the value granted to him in 2012 and 9% less than the value granted to him in 2011. We also credited Mr. Roberts’ deferred compensation account with $3.5 million, a 5% increase from last year. As a result, excluding the change in his deferred compensation earnings, Mr. Roberts’ total compensation for 2013 increased by $1.2 million, or 4.9%.

Other NEO Pay Changes from Prior Year. Compensation actions for our other NEOs in 2013 reflect their strong contributions to our overall performance, as well as the performance and operation of each NEO’s respective business or function. The annual cash bonuses for each of these NEOs were paid at 110% of their target, and annual RSU and option awards were similar in grant date value to those granted in 2012, with the exception of Mr. Burke, who received an additional performance-based RSU award worth approximately $2.5 million and a deferred compensation contribution credit of $2.5 million in connection with his entering into a new employment agreement to secure his employment through August 2018 as a result of his outstanding work in integrating NBCUniversal and its businesses into Comcast and making extraordinary progress in improving NBCUniversal’s businesses and results based on the Compensation Committee’s analysis of the actual results of NBCUniversal measured against its plan. Total compensation for these NEOs also was affected by an increase of 2.5% in the base salaries of Messrs. Angelakis, Burke, Smit and Cohen and a subsequent 13.1% increase in the base salary of Mr. Burke in connection with his new employment agreement, and by the year-over-year changes in their respective deferred compensation account balances.

Shareholder Engagement

We did not hold a shareholder advisory vote on executive compensation at our 2013 annual meeting in light of the recommendation of holders of more than a majority of the votes cast at our 2011 annual meeting to hold that vote every three years (with the next vote being held at this year’s annual meeting). At our 2011 annual meeting, our shareholders approved by 84.4% of the votes cast, on an advisory basis, the 2011 compensation of our NEOs. The Compensation Committee has carefully considered the results of the 2011 advisory vote on executive compensation, as well as the voting results for the election of members of our compensation committee as directors at our 2012 and 2013 annual meetings. The Compensation Committee also has discussed our executive compensation program and our annual meeting voting results with respect to the 2011 advisory say on pay vote, as well as the director election outcomes for our Compensation Committee members in 2012 and 2013, with Mercer, the Company’s independent compensation consultant until October 2013, and with Hay Group, who the Compensation Committee hired as its new independent compensation consultant in October 2013.

Consistent with our Board’s and the Compensation Committee’s recognition that shareholders have an interest in the compensation of our executive officers, the Compensation Committee also considered shareholder feedback regarding our executive compensation received through dialogue with various shareholders and proxy advisory services.

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We have always maintained a very active and broad-based investor relations outreach program to update investors on our business strategy and performance. Over the past year, we have expanded that outreach program to include governance road shows, where at least one of Messrs. Roberts, Angelakis and Cohen participated in in-person meetings at approximately 20 of our top institutional investors, including each of our top ten investors. This dialogue provided an opportunity to discuss governance matters generally, as well as our approach to compensation matters, the linkage between pay and performance and our compensation program’s alignment to our shareholders’ interests. Additionally, some of our shareholders requested certain additional disclosures, such as how our board evaluates director candidates and its own performance, the rigor of our objective, performance-based criteria and the scope of employees covered by our deferred compensation plans — we have attempted to address these disclosure suggestions in this proxy statement. Our Compensation Committee, with the assistance of Hay Group as its new compensation consultant, continues to evaluate our compensation program design. To date, the Compensation Committee has increased the quantitative portion of our NEOs’ annual cash bonus for 2014 to 67%.

We are committed to continued engagement with shareholders to solicit and fully understand diverse viewpoints and to discussing and demonstrating the important connection between our compensation program, on the one hand, and our business strategy, goals and financial and operating performance, on the other hand. Shareholders may express their views to the Compensation Committee as described above under “Contacting Our Board, Board Committees or Directors.”

Following these deliberations and discussions, the Compensation Committee believes that its policies and decisions are consistent with our compensation philosophy and objectives discussed below and align, without incenting inappropriate risk taking, the interests of our NEOs with our long-term goals and the interests of our shareholders.

Overview of Our Compensation Program Philosophy

We believe that our compensation practices have played a key role in our strong operating and financial results in 2013, as well as in furthering our diversity and key talent development initiatives, and that our executive officers have helped create significant shareholder value over the past several years. Below is an overview of key aspects of our compensation program philosophy.

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Attract, motivate, reward and retain the highest caliber executive talent in the marketplace. We believe our executive officers have played a key role in continuing our long-term track record of strong financial performance, particularly in light of challenging competitive, regulatory, technological and economic environments. We have been recognized within our industries as having one of the best and most stable senior management teams over the years, and we seek to continue this tradition. In addition, because high-quality executive talent with the experience and capabilities sought by us is scarce, our compensation package should be strongly competitive with the marketplace to attract and retain our senior leadership team. The Compensation Committee strongly believes that it is an unnecessary risk to shareholder value to not provide a competitive level of compensation to our NEOs consistent with their performance.

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Create a pay mix portfolio with an appropriate balance of fixed and variable pay; performance-based pay; short-term and long-term components; and form of pay (cash, equity, deferred compensation). Our executive compensation program seeks to balance fixed and short-term performance-based compensation with long-term performance-based equity compensation, both of which the Compensation Committee believes play a vital role in retaining our key executives. A significant portion of total compensation should be performance based.

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The Compensation Committee should use a range of factors, and retain discretion, in evaluating overall performance and total compensation. A broad range of quantitative and qualitative factors is used to assess an NEO’s overall performance and determine total compensation. The Compensation Committee does not only use peer group analyses or mathematical or other formulas in which stated factors or their interrelationship are quantified and weighted, but also evaluates the NEOs’ performance and determines their total compensation with subjective criteria, exercising discretion and judgment as appropriate.

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Align the interests of our executives with those of our shareholders, and ensure the compensation program does not contain incentives to take inappropriate business risks. The interests of our executive officers are linked with those of our shareholders through a meaningful ownership stake in our company. As such, a significant portion of NEO compensation is tied to stock options and RSUs with longer than typical vesting terms (generally 9.5 and 5 years, respectively). To reinforce this belief, we maintain stock ownership guidelines and recoupment and anti-hedging policies. Aligning the interests of our executives with those of our shareholders incents our executives to avoid taking inappropriate business risks that may not be in the best interests of our shareholders.

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Provide limited perquisites and set policies that reinforce our objectives. Our NEOs are required to reimburse us for any benefits that would be considered perquisites, including as required under our aviation policy as discussed in the “Summary Compensation Table for 2013.” We do not provide premium payments or reimbursements, or tax payments to our NEOs under any life or other insurance policies. We have implemented policies that reinforce our compensation objectives as highlighted in “Compensation Program Highlights” above and in more detail below, such as our recoupment policy and stock ownership guidelines. We do not have any provisions in any employment agreements or benefit plans, such as accelerated vesting of equity awards, that are triggered automatically as a result of a change in control (a “single trigger”).

Compensation Decision-Making Process

Compensation Committee’s Role and Process

The Compensation Committee is responsible for approving the nature and amount of compensation paid to, and the employment and related agreements entered into with, our executive officers, and, for all of our employees, overseeing our cash bonus and equity-based plans, approving guidelines for grants of awards under these plans and determining and overseeing our compensation and benefits policies generally.

Each year, the Compensation Committee reviews:

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The nature and amounts of all elements of the NEOs’ compensation, both separately and in the aggregate, using comprehensive tally sheets that include the current value of outstanding stock option and RSU awards (as compared to their grant date value) and deferred compensation account balances.

•	Compensation data from peer groups and surveys, taking into account our prior year performance (including as compared to the prior year performance of the companies in our peer groups).

•	Each element of the NEOs’ compensation for internal consistency.

•	Various analyses provided by the compensation consultant, including the following that were reviewed in 2013:

¡	an assessment of the composition of our peer groups;

¡	a proxy pay analysis (comparing NEO compensation to proxy statement data for executives holding comparable positions in our peer group companies);

¡	a compensation survey analysis (analyzing NEO compensation against that of executives holding comparable positions in broad groups of companies in published surveys);

¡	a pay mix analysis (analyzing components of pay compared to other components (e.g., fixed vs. variable, cash vs. equity-based, short-term vs. long-term));

¡	an analysis of share dilution resulting from, and annual usage rates in, our equity-based compensation plans;

¡

a historical performance analysis (comparing our performance relative to our peer group companies with respect to growth in operating cash flow, free cash flow, revenue, earnings per share and total shareholder return);

¡	an annual incentive performance measure prevalence analysis (evaluating whether our performance metrics are in line with those used by our peer group companies);

¡	a compensation sharing analysis (analyzing the portion of our operating cash flow, free cash flow and operating income that is used for NEO compensation); and

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a correlation to shareholder value analysis (evaluating the relationship of operating cash flow growth, free cash flow growth, earnings per share growth and revenue growth to total shareholder returns of our peer group companies).

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Data disclosed in SEC filings and contained in published surveys to inform its judgment, by comparing (i) our compensation levels to those of our competitors for executive talent, customers and capital and (ii) our financial performance to that of the same competitors.

The Compensation Committee reviews, but does not give significant weight to, aggregate amounts realized or realizable from prior years’ compensation when making decisions regarding current compensation. It believes that value realized on prior years’ compensation from stock appreciation is the reward for the NEOs’ work over that period and reflects the achievement of our long-term goals, and conversely, that lesser amounts realized on prior years’ compensation reflect a lack of achievement of our long-term goals. As such, the Compensation Committee believes that realized or realizable equity compensation is inherently aligned with our long-term performance and shareholders’ interests.

Following these reviews and assessments, and with these goals in mind, the Compensation Committee determines what it believes to be an appropriate current year compensation package for each NEO. This process includes subjective criteria and involves the exercise of discretion and judgment. While the Compensation Committee considers various quantitative data, it does not use a mathematical or other formula in which stated factors or their interrelationship are quantified and weighted (either in general or as to each NEO). The Compensation Committee also believes it should retain discretion to adjust the compensation of an NEO from time to time on account of extraordinary performance, unanticipated additional responsibilities, an employment agreement renewal or extension or other circumstances. See “Assessing NEO Performance” below for information on how the Compensation Committee assessed performance in 2013.

Role of Compensation Consultants

Until October 2013, Mercer had been the Company’s compensation consultant for executive compensation services. In October 2013, instead of using the Company’s compensation consultant, the Compensation Committee directly engaged Hay Group as its own compensation consultant. In determining 2013 compensation, the Compensation Committee directed Mercer or Hay Group, as applicable, to provide it with various compensation analyses as described above. Neither compensation consultant recommended or determined compensation levels or elements, performance targets or compensation plan design.

The Compensation Committee reviewed our various engagements of Mercer and its affiliates (and the related fees) to assure itself of Mercer’s objectivity with respect to its work for the Compensation Committee; Hay Group does not provide any other services to the Company other than providing compensation surveys and access to online compensation data for additional fees of $11,200. The Compensation Committee’s review for Mercer addressed both the basis for selecting it or any of its affiliates for a particular engagement and the mechanisms in place at Mercer to ensure objectivity in performing its executive compensation consulting services. The Compensation Committee also assessed Mercer’s and Hay Group’s work as required under SEC rules and concluded that the work of both Mercer and Hay Group for the Compensation Committee in 2013 did not raise any conflicts of interest. See “Proposal 1: Election of Directors — About our Board and its Committees — Committees of our Board — Compensation Committee” for information on Mercer’s and Hay Group’s services in 2013.

Use of Competitive Data

The results of the peer group and compensation survey analyses discussed below, as well as the other analyses referred to above, are considered important and valuable by the Compensation Committee. However, the Compensation Committee does not make any determination of, or change to, compensation in reaction to market data alone. Rather, it uses this information only as one of several considerations to inform its decision and put its experience in context in determining compensation levels (and when to change compensation levels).

Peer Groups. Our company is uniquely positioned among our peers, owning both Comcast Cable, which distributes content, and NBCUniversal, which is a creator of content. As such, all of our NEOs are responsible for managing a more complex company than many companies in our peer groups, as they must manage a company whose two primary businesses at many times may have both converging and diverging goals.

In preparing to make its compensation determinations for 2013, the Compensation Committee reviewed its prior peer group determinations and confirmed that it should use the entertainment/media peer group as its primary point of reference. As secondary measures to inform its judgment, the Compensation Committee also maintained the use of the transmission/distribution peer group and the general industry peer group. Together, these three peer groups reflect the prominence of our two primary businesses in their respective industries and the size, scope and complexity of our businesses and enhance the Compensation Committee’s deliberations by allowing it to review practices and outcomes that are distinctive to each peer group.

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Entertainment/Media Peer Group. The Compensation Committee pays particular attention to the entertainment/media peer group because it believes our stock price has a strong correlation with certain of these peer group companies and this peer group has special relevance with respect to competition for executive talent. The business expertise of employees in this industry is highly correlated to our needs, not only as a leading media and entertainment company, but as the largest U.S. cable company. Increasingly, media companies are looking for new ways to distribute and monetize their content, both directly to consumers through the Internet and indirectly through video distributors. For all of these reasons, our executives are attractive candidates to entertainment/media companies, in addition to those companies’ executives being attractive to us.

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Transmission/Distribution Peer Group. Comcast Cable is the nation’s largest provider of video, high-speed Internet and voice services to residential customers and also provides these services to small and medium-sized businesses. Many companies in this peer group are among Comcast Cable’s primary competitors.

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General Industry Peer Group. Our revenue and market capitalization rank us among the largest companies in the United States. In addition, our combined revenue from advertising in all of our businesses makes us one of the largest sellers of advertising in the world. As such, this peer group includes companies with revenue and market capitalization levels similar to ours.

For 2013, these three peer groups were composed as follows:

Entertainment/Media	Transmission/Distribution	General Industry[1]
• CBS Corporation • Twenty-First Century Fox, Inc./News Corporation[2] • Time Warner Inc. • Viacom Inc. • The Walt Disney Company	• AT&T Inc. • DIRECTV • Sprint Nextel Corporation • Time Warner Cable Inc. • Verizon Communications Inc.

•  3M Company

•  Abbott Laboratories

•  Amazon.com, Inc.

•  American Express Company

•  The Boeing Company

•  Caterpillar Inc.

•  Cisco Systems, Inc.

•  The Coca-Cola Company

•  CVS Caremark Corp.

•  The Dow Chemical Company

•  E. I. du Pont de Nemours and Company

•  Google Inc.

•  The Home Depot, Inc.

•  Intel Corporation

•  Johnson & Johnson

•  Merck & Co. Inc.

•  MetLife, Inc.

•  Morgan Stanley

•  Oracle Corporation

•  PepsiCo, Inc.

•  Pfizer Inc.

•  Philip Morris International

•  The Procter & Gamble Company

•  Schlumberger N.V.

•  UnitedHealth Group Incorporated

•  United Parcel Service, Inc.

•  United Technologies Corporation

[1]

The peer group companies reflect changes from 2012 as a result of the annual review by Mercer of corporate activity, as well as other changes in size or lines of business of the General Industry peer group as compared to our company; UnitedHealth Group Incorporated was the only addition to the peer group in 2013.

[2]	Twenty-First Century Fox, Inc. replaced News Corporation as a member of this peer group following the separation of its businesses from News Corporation in June 2013.

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Our peer group analyses indicate that overall, with respect to the mix of fixed vs. variable, cash vs. equity-based and the types of equity-based vehicles used, our “pay at risk” practices are generally aligned with peer group practices, although Mr. Roberts’ compensation does have somewhat more emphasis on fixed compensation than our peers. Our Compensation Committee believes it is appropriate to provide Mr. Roberts with slightly more fixed compensation in light of his very significant stock holdings in our company, which provides meaningful shareholder alignment and long-term focus.

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For each of the three peer groups, comparisons for (i) Mr. Roberts were made to peer chief executive officers of other companies, (ii) Mr. Angelakis were made to peer chief financial officers and by ordinal rank (i.e., the position in the “Summary Compensation Table for 2013”), (iii) Mr. Burke were made to peer chief executive officers of other companies and by ordinal rank, (iv) Mr. Smit were made to peer business unit heads and by ordinal rank and (v) Mr. Cohen were made by ordinal rank.

•	The Compensation Committee strongly believes in the importance of using compensation as a tool to attract and retain the best senior executives.

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The Compensation Committee does not determine an NEO’s target compensation solely based on a specific reference point within our peer groups; instead, it reviews our peer group analyses, as well as the other analyses discussed immediately below under “Pay Program Validation,” both to validate our compensation program design and to inform its judgment in determining target compensation.

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The Compensation Committee generally seeks compensation to be competitive (around the median) with the entertainment/media peer group, to which, as noted above, the Compensation Committee pays particular attention.

¡	The Compensation Committee generally seeks compensation to be in the upper quartile for the transmission/distribution and general industry peer groups as a supplemental point of reference.

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The compensation we provide varies among the peer groups and individual companies within a group in its relationship to the reference points above. In reviewing target compensation levels for 2013, Mr. Roberts’ target total compensation, including the value of Company deferred compensation contributions, fell between the 25th percentile and median of the entertainment/media peer group. Otherwise, our NEOs’ total compensation for 2013 generally met or exceeded the reference points.

Pay Program Validation. The Compensation Committee annually reviews our financial performance as compared to our peers over time to ensure that our relative financial performance is consistent with our strongly competitive compensation philosophy. In particular, it believes our executives should be rewarded when our key financial performance metrics are among the top of our peers. The following analyses demonstrate that our pay program is both well aligned from a relative financial performance perspective and uses an appropriate portion of operating cash flow, free cash flow and operating income to support it as compared to our peers. It also supports our use of revenue, operating cash flow and free cash flow as performance metrics for our annual cash bonus and annual RSU grants.

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Our operating cash flow, free cash flow and revenue compounded annual growth rates generally have been in the top quartile of our three peer groups, in all instances with the highest growth rate among our entertainment/media peers, over the 10-year periods ended December 31, 2012 and 2013.

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Our operating cash flow, free cash flow and revenue compounded annual growth rates have generally been in the top quartile of our three peer groups, in all instances with the highest growth rate among our entertainment/media peers, over the 5-year periods ended December 31, 2012 and 2013.

•	Our overhang and burn rate for share-based compensation are within the range of market practices.

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With respect to compensation sharing, the portion of operating cash flow and free cash flow used to pay the NEOs’ annual cash bonus, total cash compensation (base salary plus target annual cash bonus plus Company deferred compensation contributions) and total direct compensation (total cash compensation plus equity-based compensation) generally aligns with our financial performance. The portion of our operating cash flow and free cash flow that we use to pay these types of compensation varies by type, but generally is in the lower quartile of our entertainment/media peers, between the middle quartiles of our transmission/distribution peers and in the top quartile of our general industry peers.

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The Compensation Committee reviewed a Mercer compensation survey analysis in which base salary, total cash compensation and total direct compensation for each NEO were measured against published compensation survey data for functionally comparable positions among broad groups of companies of similar size to us. This analysis concluded that, while our NEOs’ total compensation was competitive with our entertainment/media peers and was relatively high on a competitive basis with our transmission/distribution and general industry peers, our financial performance also was high relative to our peers as stated above.

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Accordingly, the Compensation Committee concluded that our NEOs’ total compensation is positively correlated with our performance and with the Compensation Committee’s philosophy of attracting and retaining the highest quality executives.

The Compensation Committee did not use any Mercer or Hay Group analysis, or any of the surveys included in any such analysis, to benchmark our NEO compensation, but instead used the analysis to understand the current compensation practices for comparable job functions of a broad cross-section of companies across varied industry lines but with revenue sizes that are within a range close to ours.

Elements and Mix of Our Compensation Program

We view the executive compensation program on a “portfolio” basis. The following chart illustrates our view of the significant aspects of our portfolio.

Type	Element	Why We Use It	Compensation Highlights
Fixed	Base Salary	• Necessary to attract and retain our NEOs. • Serves as a baseline measure of an NEO’s value. • Guaranteed compensation in exchange for investing in a career with us.	• Salary level is based on individual performance, level of achievement of performance goals and any increase in duties and responsibilities.
Deferred Compensation Plans

•   One of our primary tools to attract and retain our NEOs.

•   Retention incentive gets stronger as the account balance grows; the crediting rate is materially reduced following termination of employment.

•   We do not offer any pension or other defined benefit-type plan.

•   Provides a simple, transparent, tax-efficient vehicle for long-term value accumulation.

•   Amount of company contributions are determined as part of an overall evaluation of individual performance, any increase in duties and responsibilities and retention.

•   Receipt of RSUs may be voluntarily deferred; the value of RSUs ultimately received is based on stock price when deferral lapses or upon diversification into cash deferred compensation.

Variable, Short-Term, Performance Based	Annual Cash Bonus

•   Provides a competitive annual cash bonus opportunity and completes our competitive total annual cash compensation package.

•   Target bonus is based on the Compensation Committee’s assessment of the optimal mix of base salary and annual cash bonus compensation.

•   Supports our objective that NEOs must balance achieving satisfactory or better current year (short-term) results with long-term value creation.

•   Bonus is at risk for performance – 100% of the target bonus is not paid unless 100% of the goals are met; no bonus is paid unless the minimum performance goal is achieved.

•   Based on objective performance metrics (revenue, operating cash flow and free cash flow), but also includes a qualitative portion based on achievement of key initiatives, such as diversity.

Special Awards

•   Rewards an NEO for extraordinary performance, attainment of strategic milestones or unanticipated additional responsibilities.

•   May also be used in connection with an employment agreement renewal or extension, which provides a strong retention tool.

•   Form of bonus can vary, depending on primary goals/purposes for the grant.

• Amount and form of awards are based on individual performance and any increase in duties and responsibilities.
Variable, Long-Term, Performance Based	Annual Stock Option Grants

•   Fosters a long-term commitment, motivates executives to improve the long-term market performance of our stock and focuses them on the long-term creation of shareholder value.

•   Links the NEOs’ decision making with the long-term outcomes of those decisions.

•   Use one of the longest vesting periods among our peers (9.5 years) to create a significant retention tool and tie value ultimately realized to our long-term performance.

•   Stock price must appreciate for stock options to deliver value.

•   Generally vest over a 9.5 year period: 30% on the 2nd anniversary of the date of grant, 15% on each of the 3rd through 5th anniversaries, 5% on each of the 6th through 9th anniversaries and 5% on the 9.5 year anniversary.

Annual Performance- Based RSU Grants

•   Fosters a long-term commitment, motivates executives to improve the long-term market performance of our stock and focuses them on the long-term creation of shareholder value.

•   Links the NEOs’ decision making with the long-term outcomes of those decisions.

•   Back-end weighted vesting term used for most RSU grants creates a meaningful retention tool.

•   Use one of the longest vesting periods among our peers (generally 5 years) to create a significant retention tool and tie value ultimately realized to our long-term performance.

•   Vesting is dependent upon achievement of one or more performance goals.

•   Ultimate value of shares acquired upon vesting depends on stock price.

•   Generally vest over 5 years and are back-end weighted: 15% vest after 13 months, an additional 15% on each of the 2nd through 4th anniversaries and 40% on the 5th anniversary.

•   May have shorter vesting terms on account of extraordinary performance.

Emphasis on Performance

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The Compensation Committee’s emphasis on performance within the NEO compensation program is evidenced by the program design, incorporating both objective financial goals (in the case of the annual cash bonus and the vesting of performance RSUs) and subjective evaluation criteria. The combination of internally measured (financial performance) and externally measured (stock price as reflected in stock options and RSUs) performance provides both short-term and long-term performance components in the compensation structure of our NEOs.

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Our compensation program’s emphasis on performance, especially equity-based compensation, aligns the compensation structure with our shareholders’ interests in that the achievement (or lack of achievement) of our operating, investing and capital goals would be expected to be reflected in the market price of our stock. Because a material portion of compensation for each NEO is in the form of equity, a significant portion of each NEO’s compensation is inherently tied to stock price movement and the achievement of shareholder value.

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Additionally, our Compensation Committee annually reviews our financial performance as compared to our peers to ensure that our relative financial performance is consistent with our strongly competitive compensation philosophy, as more fully discussed above on page 44, “Pay Program Validation.”

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Total performance-based compensation in 2013 (using the grant date value of stock options and RSUs and including special awards paid in 2013 as performance-based compensation) was a significant percentage of the NEOs’ total compensation (excluding the change in deferred compensation earnings in 2013), as reflected in the chart and table below. We do not include the change in deferred compensation earnings because, like all employees in our deferred compensation plans, the NEOs make their own investment decisions as to how much of their salary and annual cash bonus to defer and for how long, such that interest earned on deferred compensation is largely tied to individual retirement planning decisions and not to the Compensation Committee’s compensation decisions.

CEO Compensation Mix

(Excluding Change in Deferred Compensation Earnings)

•	Total performance-based compensation as a percentage of total compensation (excluding the change in deferred compensation earnings in 2013) for our other NEOs was as follows:

Mr. Angelakis	80%

Mr. Burke	81%

Mr. Smit	78%

Mr. Cohen	78%

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Our quantitative performance metrics are meaningful measures of our performance that can be affected by the decision making of our NEOs. Measuring performance for our NEOs for these purposes using the same consolidated financial metrics (rather than individual performance goals tied to specific operating targets) is appropriate given the overall responsibility of the NEOs, as the members of our executive management committee, to achieve our most important performance goals for the year.

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The Compensation Committee does not condition incentive-based compensation award achievement on a total shareholder return (TSR) metric, as it seeks to motivate our NEOs by setting company-specific quantitative and qualitative performance goals that are directly linked with our NEO’s management of our businesses rather than using a TSR metric that can be significantly affected by external factors such as economic and market conditions that they cannot control. The Compensation Committee also believes that using a TSR metric could lead to an undesirable focus on short-term results at the expense of long-term performance.

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The Compensation Committee reviews the nature and mix of compensation elements, as well as compensation plan design and award terms, to ensure that our compensation program does not include inadvertent incentives for the NEOs to take inappropriate business risks by making decisions that may be in their best interests but not in the best interests of our shareholders. In conducting this review, the Compensation Committee also considers specific business risks identified through our enterprise risk management process.

Assessing NEO Performance

In determining an NEO’s individual compensation, the Compensation Committee:

•	Sets specific factors to be used in evaluating Mr. Brian L. Roberts, and Mr. Roberts discusses with the Compensation Committee the performance of our other NEOs.

•	Assesses each NEO’s responsibilities and roles with respect to overall corporate policy-making, management, operations and administration, as well as the importance of retaining the NEO.

•	Evaluates each NEO’s prior year performance, both in terms of his contribution to our performance and as compared to his individual performance goals.

•	Evaluates our overall prior year performance, both in terms of financial results and progress on strategic initiatives, including a comparison of our performance to our competitors.

NEO Evaluations

Company Performance. The Compensation Committee considers overall performance of our company when approving pay decisions for our NEOs. Despite the ongoing economic recovery and intensifying competition, in 2013, we delivered healthy growth in revenue and operating cash flow, added meaningful numbers of customers, generated substantial free cash flow and returned significant capital to shareholders, all as further described on pages 35-36 above. We achieved these results while continuing the successful management of our balance sheet, allowing us liquidity and access to capital when needed during the year and avoiding any near or medium-term risk associated with debt repayment requirements.

NEO Performance. All of our NEOs provided critical strategic vision and leadership to our company as we continue to shape the future of technology and media. The NEOs were instrumental in fostering team building and collaboration among the senior leadership teams of both Comcast and NBCUniversal to further reinforce our “one Company” culture, with each NEO continuing to exert additional efforts on strategic issues, cultural integration and transition execution related to the NBCUniversal transaction. Our Project Symphony continues to be a strong driver of business results at both Comcast and NBCUniversal, which is supported by cross-company cooperation on technology initiatives such as TV Everywhere, advanced and interactive advertising and electronic sell through, which was launched in 2013.

Not only did the Compensation Committee recognize the exceptional performance of our NEOs in 2013, but Messrs. Roberts and Burke also were recognized by Fortune Magazine in its 2013 Businessperson of the Year list (ranking third) as a result of their strategic vision and our company’s performance, and Messrs. Roberts and Angelakis received first place rankings in 2013 for best media sector CEO and CFO, respectively, by buy-side investors in Institutional Investor magazine.

In assessing NEO performance, our Compensation Committee also considered each NEO’s progress on various strategic initiatives, including those described on page 36 above. In particular:

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Mr. Roberts continued to demonstrate strong leadership among our NEOs and senior leadership team in fostering our diversity initiatives, in leading the visioning of the future of the Company, including in the technology space, in creating a culture of integrity and compliance and in reinforcing our “one Company” culture and Project Symphony initiatives. He also continued to play a leading role in transaction planning and execution, including the decision to accelerate the purchase of GE’s remaining 49% common equity interest in NBCUniversal in 2013.

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Mr. Angelakis provides critical financial and strategic leadership to our company, including to our corporate development and strategy functions and initiatives. He successfully managed our balance sheet, which enabled us to return $4.0 billion of capital to shareholders in 2013. Mr. Angelakis also ensured that our capital allocation framework supported our business initiatives and strategies, including our 2013 acquisition of GE’s remaining 49% common equity interest in NBCUniversal (which he led along with Mr. Roberts).

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Mr. Burke successfully managed NBCUniversal, which had revenue growth of 5.7%, when excluding the impact from our broadcasts of the Super Bowl and London Olympics in 2012, or a decrease of 0.7%, when including $1.4 billion of revenue in 2012 related to these events, and operating cash flow growth of 15.2% in 2013. He also has successfully reorganized his senior leadership team and restructured the operations of certain business units, including news, cable networks, advertising and Telemundo.

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Mr. Smit successfully managed Comcast Cable, which had revenue growth of 5.6% and operating cash flow growth of 5.8% in 2013. He also oversaw a seamless transition to a new CFO of Cable Communications and the reorganization of our video, high-speed Internet and voice services. Mr. Smit has strengthened our leadership team in the field and has been the driver behind improved customer operating metrics, even with increased activity levels created by the acceleration of new products, such as our X-1 video platform and wireless gateways.

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Mr. Cohen effectively managed his significant administrative responsibilities and provided critical leadership in our governmental relations and external affairs functions, in our diversity initiatives and in our corporate communications and community investment functions. Through Mr. Cohen’s leadership, we continue to execute on our diversity initiatives, which reach far beyond our efforts to diversify our workforce and span both Comcast Cable and NBCUniversal. In 2013, we increased (i) Tier I and Tier II procurement spending with minority-owned or operated companies by 35% to approximately $1.5 billion and (ii) community investment spending for minority-led and minority-serving organizations by approximately 10%. We are committed to increasing the number of programming choices offered as part of our video services and have launched four new independent, minority-owned or operated networks. We also are the cable industry’s leader on making cable services more accessible to individuals with disabilities, as evidenced by our development of the nation’s first talking video TV interface.

Compensation Decisions for 2013

Base Salary. Following discussions with Mr. Roberts, the Compensation Committee did not increase Mr. Roberts’ base salary in 2013, resulting in a five-year freeze in his base salary and reflecting both the Compensation Committee’s philosophy to limit increases in nonperformance-based compensation and Mr. Roberts’ willingness to forego additional compensation that is not performance based. The Compensation Committee did, however, increase the base salaries of Messrs. Angelakis, Burke, Cohen and Smit by 2.5% in March 2013 for the first time in five years (three years in the case of Mr. Smit) and subsequently increased Mr. Burke’s base salary in September 2013 by 13.1% in connection with his new employment agreement.

Annual Cash Bonus. Our cash bonus plan, which was approved by our shareholders, provides a variable and performance-based element to annual cash compensation.

•	The target bonus opportunity amount in 2013, expressed as a percentage of salary, was 300% for Messrs. Roberts, Angelakis, Burke and Smit and 200% for Mr. Cohen.

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Under our cash bonus plan, a threshold quantitative performance goal must be satisfied as a condition for any bonus payment to occur. For 2013, this threshold performance goal was that our consolidated operating cash flow in 2013 must be at least 101% of that in 2012, and this was achieved.

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Once the threshold goal is achieved, the NEOs’ actual bonus payments are based on the achievement of quantitative goals (consolidated revenue, consolidated operating cash flow and consolidated free cash flow) and qualitative goals. The maximum bonus payment is 170% of each NEO’s target bonus amount.

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For Messrs. Roberts, Angelakis and Cohen, up to 40% of their bonus payment amount was based on quantitative goals and up to 60% was based on qualitative goals. The qualitative portion of their respective bonuses was based on the Compensation Committee’s determination of the level of achievement of these NEOs in contributing to the overall management of Comcast, including the integration process relating to NBCUniversal, the continuing management of Comcast Cable and the continuing focus on critical diversity and customer service metrics.

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Messrs. Burke’s and Smit’s target bonuses were structured differently in light of the nature of their respective duties — up to 20% of their bonus payment amount was based on quantitative goals and up to 80% was based on qualitative goals. For Mr. Burke, the qualitative portion of his bonus was based on the Compensation Committee’s determination of the level of achievement in contributing to the performance of NBCUniversal. For Mr. Smit, the qualitative portion of his bonus was based on the Compensation Committee’s determination of the level of achievement in contributing to the performance of Comcast Cable.

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As a result of our strong performance during 2013, of a potential maximum bonus payment of 170% of the NEOs’ target bonuses, the Compensation Committee considered it appropriate to award bonuses based on actual achievement of the quantitative and qualitative goals as follows: approximately 117% of the target bonuses for Messrs. Roberts, Angelakis and Cohen and approximately 115% of the target bonuses for Messrs. Burke and Smit. However, prior to any such determination, the NEOs requested that they not receive more than 110% of their target bonuses to more closely align their bonus outcomes with those of other corporate and Cable management employees. After considering this request, the Compensation Committee determined to limit the NEOs’ 2013 cash bonus awards to the level requested by them.

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The table below provides further details of our 2013 cash bonus plan, including the levels that were pre-established for the quantitative goals and the actual achievement against those goals. The target levels established for the quantitative goals are bolded.

Goal	Achievement Range (in billions)	Brian L. Roberts, Michael J. Angelakis & David L. Cohen (% of target bonus)	Stephen B. Burke & Neil Smit (% of target bonus)
Consolidated Operating Cash Flow	≤ $20.3 > $20.3 – $20.9 > $20.9 – $20.989 > $20.989 – $21.4 or more	0% 8% – 18%(1) 20% 22% – 30%(1)	0% 4.8% – 10.8%(1) 12% 13.2% – 18%(1)
Actual 2013 Achievement	$21.434	30%	18%
Consolidated Free Cash Flow	≤ $7.1 > $7.1 – $7.7 > $7.7 – $7.8 > $7.8 – $8.2 or more	0% 5% – 11.25%(1) 12.5% 13.75% – 18.75%(1)	0% 2% – 4.5%(1) 5% 5.5% – 7.5%(1)
Actual 2013 Achievement	$8.189(3)	17.5%	7.0%
Consolidated Revenue	≤ $62.7 > $62.7 – $63.9 > $63.9 – $64.2 > $64.2 – $65.0 or more	0% 3% – 6.75%(2) 7.5% 8.25% – 11.25%(2)	0% 1.2% – 2.7%(2) 3% 3.3% – 4.5%(2)
Actual 2013 Achievement	$64.657	9.75%	3.9%
Qualitative Goal		0% – 110%	0% – 140%
Actual 2013 Achievement		60%	86%
% of Target Bonus Achieved for 2013		117.25%	114.9%
% of Target Bonus Paid for 2013		110%	110%
Actual Bonus for 2013		Roberts: $9,242,511 Angelakis: $5,664,721 Cohen: $3,003,308	Burke: $7,858,241 Smit: $5,050,428
(1)	Determined based on incremental increases of $100 million.

(2)	Determined based on incremental increases of $200 million.

(3)	Reported consolidated free cash flow of $8.489 billion was reduced by $300 million for purposes of bonus achievement due to unusual working capital items.

Equity-Based Incentive Compensation. The Compensation Committee seeks to achieve the long-term objectives of equity compensation in part by generally extending the vesting period for options and RSUs granted under our annual award program over a longer time period than most other large public companies.

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In general, the total value of equity-based compensation is based on a proportional relationship to the expected cash compensation of each NEO, taking into account awards made at the same time to other executives, as well as the value of equity-based compensation awarded to comparable NEOs at our peer companies.

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The grant date value of equity-based compensation in our annual award program has not materially increased over the last several years. The value of 2013 equity-based compensation (using grant date values) as a percentage of 2013 base salary and the percentage as it relates to 2012 equity-based compensation, in each case only taking into account awards made under our annual award program in March, was as follows:

	% of 2013 Base Salary	% of 2012 Annual Award
Mr. Roberts	378%	110%

Mr. Angelakis	484%	101%

Mr. Burke	380%	101%

Mr. Smit	437%	101%

Mr. Cohen	457%	101%

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RSUs and stock options each represented approximately 50% of the total value of equity awards granted to Messrs. Roberts and Burke under our annual award program, while the mix varied among the other NEOs in 2013.

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Shares under RSUs granted in March 2013 as part of our annual award program generally vest in their first scheduled year of vesting if performance goals have been achieved with respect to any prior year; any shares that did not vest in the first scheduled year of vesting because of the failure to achieve applicable performance goals are carried over to the next year’s scheduled vesting date (if any such date remains under the grant) for potential vesting at that time. If applicable performance goals are not achieved by the final potential vesting date, any unvested shares are forfeited.

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For RSUs granted in March 2013 as part of our annual award program, the Compensation Committee established the performance goal as consolidated operating cash flow being at least 101% of the prior year’s consolidated operating cash flow (in which event the NEOs would receive 100% of the service vested portion of the award). The Compensation Committee’s use of performance goals in granting RSUs reflects its intention that the RSUs meet the requirements for tax deductibility under Section 162(m) of the Internal Revenue Code. Neither our Board nor the Compensation Committee has the discretion to vest these RSUs absent attainment of the applicable goal.

Deferred Compensation. The deferred compensation plan available to our NEOs allows certain employees, including all employees with base salaries of at least $250,000, to defer the receipt of cash compensation (i.e., base salary and annual bonus). In addition, our NEOs have specified amounts credited to their deferred compensation plan account, in each case, as described below under “Agreements with Our Named Executive Officers.” The deferred compensation plan is not tax qualified and is unfunded; account balances are unsecured and at-risk and may be forfeited in the event of a company bankruptcy. As of January 1, 2014, the interest crediting rate on deferred compensation account contributions was reduced to 9% from 12%, although it will remain at 12% for (i) compensation that was originally earned before 2014 (including any subsequent redeferrals) and Company deferred compensation contributions made pursuant to employment agreements entered into before 2014, (ii) amounts pursuant to “diversification elections” made in 2013 under our restricted stock plan and (iii) certain future contributions depending generally on whether a participant’s account balance at a certain points during the five-year period ending December 31, 2013 was higher than the participant’s balance at specified future times. Our deferred compensation plan is described in more detail below under “Nonqualified Deferred Compensation in and as of 2013 Fiscal Year-End.”

The Compensation Committee reviewed the deferred compensation plan balances of our NEOs and other key senior executives in 2012 and 2013 and annually reviews the embedded and projected costs of this plan.

Special Performance-Related Awards. From time to time, the Compensation Committee may grant cash bonuses or equity awards or make additional contributions to an NEO’s deferred compensation plan on account of extraordinary performance, unanticipated additional responsibilities (such as those that occurred in connection with the NBCUniversal transaction), an employment agreement renewal or extension or other circumstances. The Compensation Committee grants these additional awards not only as a reward for extraordinary past performance, but also to motivate our executives to continue operating at such high levels of performance.

In connection with entering into a new employment agreement in August 2013, Mr. Burke received additional compensation as a result of his outstanding work in integrating NBCUniversal and its businesses into Comcast and making extraordinary progress in improving NBCUniversal’s businesses and results since 2011. Under his new employment agreement, which is described below under “Agreements with Our Named Executive Officers,” Mr. Burke’s employment was secured through August 31, 2018. Additionally, Mr. Burke was granted a performance-related bonus in the amount of $5 million, payable in the form of a $2.5 million credit to his account under our deferred compensation plan and an RSU grant having a value of $2.5 million that will vest 13 months following the date of grant, subject to continued employment and satisfaction of a performance condition that our consolidated operating cash flow for the twelve-month period ending June 30, 2014 equals at least 101% of the consolidated operating cash flow for the twelve-month period ended June 30, 2013.

Other Policies and Considerations

Stock Ownership Guidelines. We have a stock ownership policy for members of our senior management, including our NEOs, which is available on our website, www.comcastcorporation.com. Under these guidelines, Mr. Roberts is expected to own our stock in an amount equal to at least ten times his annual base salary, and the other NEOs are expected to own our stock in an amount equal to at least three times their annual base salaries. This policy is designed to increase the NEOs’ ownership stake in our company and align their interests with the interests of our shareholders. “Ownership” for purposes of this policy is defined to include stock owned directly or indirectly by the NEO and shares credited to the NEO under our employee stock purchase plan, which must be held for one year from the date credited, but “ownership” does not include any stock held in margin accounts or pledged as collateral for a loan (although none of our NEOs holds any stock in a margin account or has pledged any stock as collateral). In addition, “ownership” includes 60% of the shares owned under our 401(k) plan, deferred vested shares under our restricted stock plan and the net number of shares deliverable upon the exercise of vested stock options. In determining compliance, the Compensation Committee may take into account any noncompliance that occurs solely or primarily as a result of a decline in the market price of our stock. All of our NEOs were in compliance with the requirements of our stock ownership policy as of December 31, 2013. If a member of our senior management is not in compliance, he or she is prohibited from selling our stock (unless a hardship exemption is granted).

Policies Regarding Trading Activities, Hedging and Pledging. Our trading policy prohibits our executive officers and directors from buying or selling any of our securities during specified blackout periods, and, when outside of those blackout periods, they may only buy or sell our securities with the prior approval of our General Counsel. This seeks to ensure that the executive officers will not trade in our securities at a time when they are in possession of material, nonpublic information. In addition, our executive officers and directors are prohibited from using any strategies or products (including derivative securities, such as put or call options, or short-selling techniques) to hedge against potential changes in the value of our stock. Executive officers and directors also may not hold Comcast stock in margin accounts or pledge our stock as collateral for a loan, unless it is approved by the Chair of our Governance and Directors Nominating Committee or his or her designee, who will consider such items as he or she deems relevant, including the amount of the pledge as compared to both our average daily trading volume and the total value of Comcast stock held by such person, as well as such person’s ability to repay any loans secured by Comcast stock or to substitute other assets as collateral.

No Automatic Payments in Connection with a Change in Control. We generally do not have any benefits, such as accelerated vesting of equity awards, that are “triggered” automatically as a result of a “change in control” (a “single trigger”) or the occurrence of one or more specified events (a “double trigger”) that may follow a change in control, such as termination of employment without cause. Instead, we believe it is in the best interests of our company for our Board and Compensation Committee, who are subject to fiduciary obligations to act in a manner they believe to be in the best interests of our company and shareholders, to retain the discretion to determine whether it is appropriate to accelerate the vesting of stock options and/or RSUs or provide other benefits in connection with a particular change in control transaction.

Mr. Roberts’ employment agreement provides that if his employment is terminated following a change in control, that termination will be treated as a termination without cause for the purpose of determining his benefits in those circumstances under his employment agreement. The Compensation Committee approved this provision as a fair and reasonable protection for our Chief Executive Officer in the event of a change in control.

Payments in Connection with a Termination of Employment. Payments to our NEOs upon a termination of employment are described under the “Potential Payments upon Termination or Change in Control” Table on page 68. These compensation arrangements are contained in each NEO’s employment or other agreements, which are summarized below under “Agreements with Our Named Executive Officers,” and are not a factor in the Compensation Committee’s determination of current year compensation elements. These arrangements were arrived at as a result of arm’s-length negotiations in connection with entering into each such agreement, based on the Compensation Committee’s decision that it was appropriate to provide more favorable arrangements than those offered to nonexecutive employees upon termination of employment.

Award Timing. As has been the practice in the past, our annual equity incentive awards are granted each year on the second bi-weekly pay date in March. These annual awards are approved by the Compensation Committee at a meeting on or prior to the grant date. Our off-cycle awards (for new hires, mid-year promotions, etc.) are granted in accordance with pre-established grant date schedules.

Recoupment Policy. We have an incentive compensation recoupment policy providing that, if it is determined by our Board that gross negligence, intentional misconduct or fraud by one of our executive officers or former executive officers caused or partially caused the restatement of all or a portion of our financial statements, the Board, in its sole discretion, may, to the extent permitted by law and our benefit plans, policies and agreements, and to the extent it determines in its sole judgment that it is in our best interests to do so, require repayment of all or a portion of any annual cash bonus, vested RSU or other incentive-based compensation paid to such executive officer or former executive officer (and/or effect the cancellation of unvested RSUs) if: (i) the amount or vesting of the incentive-based compensation was calculated based upon, or contingent on, the achievement of financial or operating results that were the subject of or affected by the restatement and (ii) the amount or vesting of the incentive-based compensation would have been less had the financial statements been correct. Our Compensation Committee and the Governance and Directors Nominating Committee review this policy from time to time, and they will review it following the adoption of rules regarding recoupment policies arising under the Dodd-Frank Act.

Tax and Accounting Considerations. The Compensation Committee periodically reviews our compensation practices with respect to tax deductibility of compensation paid under Section 162(m) of the Internal Revenue Code. When the Compensation Committee determines it to be appropriate, it designs compensation to provide for tax deductibility, taking into account the terms of our employment agreements and related contractual commitments and any other factors it determines to be relevant. For example, one of the reasons we generally include a performance condition in RSU awards to our NEOs is to obtain a tax deduction for their compensatory value. In the exercise of its business judgment, the Compensation Committee has awarded, and may in the future award, compensation that is not tax deductible if it determines that such award is consistent with its philosophy and is in our and our shareholders’ best interests. Our employment agreements with our NEOs seek to ensure that any compensation that could be characterized as nonqualified deferred compensation complies with Section 409A of the Internal Revenue Code.

The Compensation Committee also considers the accounting treatment of the various forms and components of compensation in determining types and levels of compensation for our NEOs.

Other Considerations. The Compensation Committee is aware that Mr. Brian L. Roberts is a son of our founder and director, Mr. Ralph J. Roberts, and is our shareholder with the greatest beneficial voting power. The Compensation Committee maintains an objective stance toward Mr. Brian L. Roberts’ compensation. The Compensation Committee uses the same methods, tools and processes to determine Mr. Roberts’ compensation as it does for our other NEOs.

COMPENSATION COMMITTEE REPORT

We, the members of the Compensation Committee of the Board of Directors, have reviewed and discussed with management the Compensation Discussion and Analysis. Based on this review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Members of the Compensation Committee

Dr. Judith Rodin (Chair)

Edward D. Breen (member since February 13, 2014)

Joseph J. Collins

Gerald L. Hassell

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation Committee is, or ever has been, an employee or an officer of our company. None of our executive officers has served during 2013 as a director or a member of the compensation committee of another company, one of whose executive officers serves as a member of our Board or Compensation Committee.

SUMMARY COMPENSATION TABLE FOR 2013

The following table sets forth specified information regarding the compensation for 2013, 2012 and 2011 of our Chairman of the Board, President and Chief Executive Officer (Mr. Brian L. Roberts), our Vice Chairman and Chief Financial Officer (Mr. Michael J. Angelakis) and our next three most highly compensated executive officers (Messrs. Stephen B. Burke, Neil Smit and David L. Cohen). We refer to these individuals as our named executive officers or NEOs.

Name and Principal Position	Year	Salary(1)	Bonus		Stock Awards(2)	Option Awards(3)	Non-Equity Incentive Plan Compensation(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(5)	All Other Compensation(6)	Total
Brian L. Roberts Chairman of the Board, President and Chief Executive Officer	2013 2012 2011	$2,800,761 2,800,761 2,800,761	$	— — —	$5,257,200 4,753,080 5,737,095	$5,332,800 4,833,900 5,847,830	$9,242,511 9,032,455 5,461,484	$5,058,930 4,036,635 3,689,731	$3,675,052 3,667,183 3,397,176	$31,367,254 29,124,014 26,934,077

Michael J. Angelakis Vice Chairman and Chief Financial Officer	2013 2012 2011	1,716,582 1,682,448 1,682,448		— 2,125,000 2,125,000	4,494,930 4,459,862 3,312,744	3,819,200 3,808,080 3,561,670	5,664,721 5,425,894 5,047,344	1,623,149 1,853,283 2,274,653	1,857,791 3,882,859 3,903,701	19,176,373 23,237,426 21,907,560

Stephen B. Burke EVP of Comcast and President and CEO of NBCUniversal	2013 2012 2011	2,381,285 2,243,264 2,243,264		— — —	6,800,147 4,298,256 4,378,968	4,708,000 4,708,440 4,711,720	7,858,241 7,234,526 6,729,792	4,147,711 5,269,477 3,081,674	5,216,244 2,583,511 2,509,419	31,111,628 26,337,474 23,654,837

Neil Smit EVP of Comcast and President and CEO of Comcast Cable Communications	2013 2012 2011	1,530,433 1,500,000 1,500,000		— 1,000,000 1,000,000	3,702,265 4,627,957 7,612,833	2,992,000 3,003,660 3,004,070	5,050,428 4,837,500 3,000,000	2,433,390 1,688,285 870,696	1,695,488 1,606,815 1,515,761	17,404,004 18,264,217 18,503,360

David L. Cohen Executive Vice President	2013 2012 2011	1,365,140 1,337,994 1,337,994		— 1,500,000 1,500,000	3,481,575 4,436,439 4,503,661	2,763,200 2,767,500 2,767,090	3,003,308 2,876,687 2,675,988	2,079,985 1,754,708 1,108,862	1,264,243 1,200,243 1,197,269	13,957,451 15,873,571 15,090,864

(1)	The Compensation Committee did not increase Mr. Roberts’ base salary in 2013, resulting in a five-year freeze in his base salary.

(2)	The amounts in this column for 2013 represent the aggregate grant date fair value of performance-based RSUs granted to each of the NEOs, in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation (FASB ASC Topic 718). These amounts, which do not correspond to the actual value that may be realized by the NEOs, were calculated using the valuation assumptions discussed in the “Share-Based Compensation” footnote to the financial statements in our Annual Report on Form 10-K for the year ended December 31, 2013. The amounts were determined by multiplying the Class A common stock closing price on the date of grant by the number of shares subject to the grant and, as the RSUs are subject to performance conditions as defined in the Glossary to FASB ASC Topic 718, in accordance with the SEC’s rules relating to executive compensation disclosure, taking into account the probable outcome of the RSUs’ performance conditions as of the date of grant and excluding the effect of estimated forfeitures. The amounts were also discounted for the lack of dividends during the vesting period. See the “Grants in 2013 of Plan-Based Awards” table on page 58 for information, including grant date, on RSUs granted in 2013.

(3)

The amounts in this column represent the aggregate grant date fair value of stock options granted to each of the NEOs in the respective year, in accordance with FASB ASC Topic 718. Under the SEC’s rules relating to executive compensation disclosure, the amounts shown exclude the impact of estimated forfeitures. These amounts, which do not correspond to the actual value that may be realized by the NEOs, were calculated using the Black-Scholes option-pricing model, based upon the following valuation assumptions for options granted in

2013: an expected volatility of approximately 25%, an expected term to exercise of seven years, an interest rate of approximately 1.3% and a dividend yield of approximately 1.9%. For information on the valuation assumptions with respect to grants made before 2013, refer to the “Share-Based Compensation” footnote to the financial statements in our Annual Report on Form 10-K for the respective year-end. See the “Grants in 2013 of Plan-Based Awards” table on page 58 for information, including grant date, on options granted in 2013.

(4)	The amounts in this column represent annual performance-based bonuses earned by our NEOs under our 2006 Cash Bonus Plan. The grant of these bonuses also is disclosed under the “Grants in 2013 of Plan-Based Awards” table on page 58. See “Compensation Discussion and Analysis — Compensation Decisions for 2013 — Annual Cash Bonus” above for more information on the achievement of specified metrics in 2013.

(5)	The amounts in this column represent the dollar value of interest earned on compensation deferred under our deferred compensation plans in excess of 120% of the long-term applicable federal rate (the interest crediting rate on deferred compensation for 2013 was 12%).

(6)	The amounts in this column for 2013 include: (a) Company contributions to our retirement-investment plan accounts in the amount of $10,000 for each NEO, other than Mr. Smit, whose Company contribution was $4,591; (b) Company contributions to our deferred compensation plans (Mr. Roberts, $3,472,875; Mr. Angelakis, $1,653,700; Mr. Burke, $4,815,250; Mr. Smit, $1,653,750; and Mr. Cohen, $1,102,500); and (c) amounts on account of personal use of Company-provided aircraft (Mr. Roberts, $192,177; Mr. Angelakis, $194,091; Mr. Burke, $390,994; Mr. Smit, $37,147; and Mr. Cohen, $151,743). For security reasons, Company practices and policy strongly encourage, and in some cases may require, Messrs. Roberts and Burke to use Company-provided aircraft for business and personal travel, although the NEOs are required to pay us for personal use of Company-provided aircraft in amounts determined by Company policy.

The amounts reflected for each NEO on account of personal use of Company-provided aircraft indicate the extent to which the incremental cost of such use exceeds the amount paid to us by the NEO. The aggregate incremental cost for a personal flight taken on a charter plane is the cost of the flight as charged to us by the charter company. The aggregate incremental cost for a personal flight on a Company plane includes all variable costs for the year, such as fuel, maintenance and other trip expenses, to arrive at a variable cost per hour that we then multiply by the number of hours the NEO used the aircraft for personal travel (including the hours for repositioning flights). This methodology excludes fixed costs, as these costs do not change based on usage.

For all other benefits that would otherwise be considered perquisites, our NEOs are required to pay us in full (and have paid us in full) for such benefits.

GRANTS IN 2013 OF PLAN-BASED AWARDS

The table below provides information about equity and non-equity awards granted to our NEOs in 2013 as follows: (1) the grant date for equity awards; (2) the estimated future payouts under non-equity incentive plan awards (columns (a), (b) and (c)); (3) the estimated future payouts under equity incentive plan awards, which consist of performance-based RSUs (columns (d), (e) and (f)); (4) option awards, which consist of the number of shares underlying stock options (column (g)); (5) the exercise price of the stock option awards, which reflects the closing price of our Class A common stock on the date of grant (column (h)); and (6) the grant date fair value of each equity award computed in accordance with FASB ASC Topic 718 (column (i)).

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Option Awards: Number of Securities Underlying Options(3) (g)	Exercise or Base Price of Option Awards (h)	Grant Date Fair Value of Stock and Option Awards(4) (i)
Name	Grant Date		Threshold (a)	Target (b)	Maximum (c)	Threshold (d)	Target (e)	Maximum (f)
Brian L. Roberts	—		$1,344,365	$8,402,283	$14,283,881
	3/22/2013					130,000	130,000	130,000			$5,257,200
	3/22/2013								606,000	$41.22	5,332,800
Michael J. Angelakis	—		823,959	5,149,746	8,754,568
	3/22/2013					116,600	116,600	116,600			4,494,930
	3/22/2013								434,000	41.22	3,819,200
Stephen B. Burke	—		571,508	7,143,855	12,144,554
	3/22/2013					114,300	114,300	114,300			4,349,115
	3/22/2013								535,000	41.22	4,708,000
	8/23/2013	(5)				59,723	59,723	59,723			2,451,032
Neil Smit	—		367,304	4,591,299	7,805,208
	3/22/2013					97,300	97,300	97,300			3,702,265
	3/22/2013								340,000	41.22	2,992,000
David L. Cohen	—		436,845	2,730,280	4,641,476
	3/22/2013					91,500	91,500	91,500			3,481,575
	3/22/2013								314,000	41.22	2,763,200

(1)	Represents annual performance-based bonus awards granted under our 2006 Cash Bonus Plan. The actual amounts earned with respect to these bonuses for 2013 are included in the “Summary Compensation Table for 2013” on page 56 under the “Non-Equity Incentive Plan Compensation” column (see footnote (4) to the “Summary Compensation Table for 2013”).

(2)	The amounts in this column represent shares of our Class A common stock underlying performance-based RSUs granted under our 2002 Restricted Stock Plan. Subject to consolidated operating cash flow equaling or exceeding 101% of that in an applicable prior year period, as described above in “Compensation Discussion and Analysis — Compensation Decisions for 2013 — Equity-Based Incentive Compensation,” shares subject to these RSUs will vest as follows: (i) RSUs granted on March 22, 2013 to the NEOs other than Messrs. Roberts and Angelakis vest at the rate of 15% on the 13-month anniversary of the date of grant (April 22, 2014), 15% on each of the second, third and fourth anniversaries of the date of grant (March 22, 2015, 2016 and 2017) and 40% on the fifth anniversary of the date of grant (March 22, 2018); (ii) RSUs granted on March 22, 2013 to Mr. Angelakis vest approximately 33% on the 13-month anniversary of the date of grant (April 22, 2014), approximately 12% on each of the second, third and fourth anniversaries of the date of grant (March 22, 2015, 2016 and 2017) and approximately 32% on the fifth anniversary of the date of grant (March 22, 2018); (iii) RSUs granted to Mr. Roberts on March 22, 2013 vest 100% on the 13-month anniversary of the date of grant (April 22, 2014); and (iv) RSUs granted to Mr. Burke on August 23, 2013 vest 100% on the 13-month anniversary of the date of grant (September 23, 2014).

(3)

The amounts in this column represent shares of our Class A common stock underlying stock options granted under our 2003 Stock Option Plan. These options become exercisable as follows: 30% of the shares become exercisable on the second anniversary of the date of grant (March 22, 2015), 15% on each of the third, fourth and fifth anniversaries of the date of grant (March 22, 2016, 2017 and 2018),

5% on each of the sixth through ninth anniversaries of the date of grant (March 22, 2019, 2020, 2021 and 2022) and 5% on the nine-and-a-half-year anniversary of the date of grant (September 22, 2022).

(4)	The amounts in this column represent the grant date fair value of RSUs and stock options computed in accordance with FASB ASC Topic 718. These amounts do not necessarily correspond to the actual value that may be realized by the NEOs. The grant date fair value of RSUs was determined as described in footnote (2) to the “Summary Compensation Table for 2013” beginning on page 56. Amounts with respect to stock options were calculated using the Black-Scholes option-pricing model, based upon the assumptions set forth in footnote (3) to the “Summary Compensation Table for 2013.”

(5)	This grant was approved on August 8, 2013.

OUTSTANDING EQUITY AWARDS AT 2013 FISCAL YEAR-END

The following table provides information on the holdings of stock option and stock awards by our NEOs as of December 31, 2013. This table includes unexercised vested and unvested options to purchase shares of Class A common stock (see columns (a), (b), (c) and (d)), unvested RSUs with respect to shares of Class A common stock (see columns (e) and (f)) and unvested performance-based RSUs with respect to shares of Class A common stock, the vesting of which is subject to achieving specified increases in consolidated operating cash flow or free cash flow (see columns (g) and (h)). The vesting schedules for these grants are disclosed in the footnotes to this table. The market value of stock awards is based on the closing market price of a share of our Class A common stock as of December 31, 2013, or $51.965.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (a)		Number of Securities Underlying Unexercised Options Unexercisable(2) (b)	Option Exercise Price (c)	Option Expiration Date (d)	Number of Shares or Units of Stock That Have Not Vested (e)		Market Value of Shares or Units of Stock That Have Not Vested (f)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3) (g)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (h)
Brian L. Roberts
									459,085	$23,856,352
	400,000		–	$19.9200	03/09/2014
	573,750		63,750	22.6600	03/14/2015
	642,600		113,400	17.5000	03/09/2016
	438,400		109,600	25.4400	03/15/2017
	602,250		200,750	18.9800	03/27/2018
	687,000		458,000	14.5400	03/26/2019
	521,100		636,900	18.3400	03/25/2020
	251,700		587,300	25.0200	03/24/2021
	–		655,000	29.9900	03/22/2022
	–		606,000	41.2200	03/21/2023

Michael J. Angelakis
									525,765	27,321,378
	198,188		49,547	25.9500	03/29/2017
	361,350		120,450	18.9800	03/27/2018
	414,000		276,000	14.5400	03/26/2019
	317,430		387,970	18.3400	03/25/2020
	153,300		357,700	25.0200	03/24/2021
	–		516,000	29.9900	03/22/2022
	–		434,000	41.2200	03/21/2023

Stephen B. Burke
									704,653	36,617,293
	–		34,875	22.6600	03/14/2015
	–		90,720	17.5000	03/09/2016
	–		87,680	25.4400	03/15/2017
	–		160,600	18.9800	03/27/2018
	–		368,000	14.5400	03/26/2019
	419,850		513,150	18.3400	03/25/2020
	202,800		473,200	25.0200	03/24/2021
	–		638,000	29.9900	03/22/2022
	–		535,000	41.2200	03/21/2023

Neil Smit
						68,750	(3)	$3,572,594	348,490	18,109,283
	207,090		253,110	18.3400	03/25/2020
	129,300		301,700	25.0200	03/24/2021
	–		407,000	29.9900	03/22/2022
	–		340,000	41.2200	03/21/2023

David L. Cohen
									459,505	23,878,177
	56,250		–	19.9200	03/09/2014
	270,000		30,000	22.6600	03/14/2015
	286,425		33,750	17.9533	11/11/2015
	299,625	(1)	52,875	17.5000	03/09/2016
	204,160		51,040	25.4400	03/15/2017
	280,500	(1)	93,500	18.9800	03/27/2018
	324,000		216,000	14.5400	03/26/2019
	246,510	(1)	301,290	18.3400	03/25/2020
	119,100		277,900	25.0200	03/24/2021
	–		375,000	29.9900	03/22/2022
	–		314,000	41.2200	03/21/2023

(1)	Mr. Cohen assigned to family trusts a portion of these options representing 264,375; 168,300 and 164,340 shares, respectively.

(2)	Vesting dates for each outstanding option award for the NEOs are as follows:

Vesting Date		Number of Shares Underlying Vesting Awards
	Exercise Price	Brian L. Roberts	Michael J. Angelakis	Stephen B. Burke	Neil Smit	David L. Cohen
2014
03/10/2014	$17.5000	37,800	–	30,240	–	17,625
03/14/2014	22.6600	31,875	–	17,437	–	15,000
03/16/2014	25.4400	27,400	–	21,920	–	12,760
03/23/2014	29.9900	196,500	154,800	191,400	122,100	112,500
03/25/2014	25.0200	125,850	76,650	101,400	64,650	59,550
03/26/2014	18.3400	173,700	105,810	139,950	69,030	82,170
03/27/2014	14.5400	171,750	103,500	138,000	–	81,000
03/28/2014	18.9800	40,150	24,090	32,120	–	18,700
03/30/2014	25.9500	–	12,386	–	–	–
09/14/2014	22.6600	31,875	–	17,438	–	15,000
11/11/2014	17.9533	–	–	–	–	16,875

2015
03/10/2015	17.5000	37,800	–	30,240	–	17,625
03/16/2015	25.4400	27,400	–	21,920	–	12,760
03/22/2015	41.2200	181,800	130,200	160,500	102,000	94,200
03/23/2015	29.9900	98,250	77,400	95,700	61,050	56,250
03/25/2015	25.0200	125,850	76,650	101,400	64,650	59,550
03/26/2015	18.3400	173,700	105,810	139,950	69,030	82,170
03/27/2015	14.5400	57,250	34,500	46,000	–	27,000
03/28/2015	18.9800	40,150	24,090	32,120	–	18,700
03/30/2015	25.9500	–	12,387	–	–	–
05/11/2015	17.9533	–	–	–	–	16,875
09/10/2015	17.5000	37,800	–	30,240	–	17,625

2016
03/16/2016	25.4400	27,400	–	21,920	–	12,760
03/22/2016	41.2200	90,900	65,100	80,250	51,000	47,100
03/23/2016	29.9900	98,250	77,400	95,700	61,050	56,250
03/25/2016	25.0200	125,850	76,650	101,400	64,650	59,550
03/26/2016	18.3400	57,900	35,270	46,650	23,010	27,390
03/27/2016	14.5400	57,250	34,500	46,000	–	27,000
03/28/2016	18.9800	40,150	24,090	32,120	–	18,700
03/30/2016	25.9500	–	12,387	–	–	–
09/16/2016	25.4400	27,400	–	21,920	–	12,760
09/30/2016	25.9500	–	12,387	–	–	–

2017
03/22/2017	41.2200	90,900	65,100	80,250	51,000	47,100
03/23/2017	29.9900	98,250	77,400	95,700	61,050	56,250
03/25/2017	25.0200	41,950	25,550	33,800	21,550	19,850
03/26/2017	18.3400	57,900	35,270	46,650	23,010	27,390
03/27/2017	14.5400	57,250	34,500	46,000	–	27,000
03/28/2017	18.9800	40,150	24,090	32,120	–	18,700
09/28/2017	18.9800	40,150	24,090	32,120	–	18,700

2018
03/22/2018	41.2200	90,900	65,100	80,250	51,000	47,100
03/23/2018	29.9900	32,750	25,800	31,900	20,350	18,750
03/25/2018	25.0200	41,950	25,550	33,800	21,550	19,850
03/26/2018	18.3400	57,900	35,270	46,650	23,010	27,390
03/27/2018	14.5400	57,250	34,500	46,000	–	27,000
09/27/2018	14.5400	57,250	34,500	46,000	–	27,000

Vesting Date		Number of Shares Underlying Vesting Awards
	Exercise Price	Brian L. Roberts	Michael J. Angelakis	Stephen B. Burke	Neil Smit	David L. Cohen

2019
03/22/2019	41.2200	30,300	21,700	26,750	17,000	15,700
03/23/2019	29.9900	32,750	25,800	31,900	20,350	18,750
03/25/2019	25.0200	41,950	25,550	33,800	21,550	19,850
03/26/2019	18.3400	57,900	35,270	46,650	23,010	27,390
09/26/2019	18.3400	57,900	35,270	46,650	23,010	27,390

2020
03/22/2020	41.2200	30,300	21,700	26,750	17,000	15,700
03/23/2020	29.9900	32,750	25,800	31,900	20,350	18,750
03/25/2020	25.0200	41,950	25,550	33,800	21,550	19,850
09/25/2020	25.0200	41,950	25,550	33,800	21,550	19,850

2021
03/22/2021	41.2200	30,300	21,700	26,750	17,000	15,700
03/23/2021	29.9900	32,750	25,800	31,900	20,350	18,750
09/23/2021	29.9900	32,750	25,800	31,900	20,350	18,750

2022
03/22/2022	41.2200	30,300	21,700	26,750	17,000	15,700
09/22/2022	41.2200	30,300	21,700	26,750	17,000	15,700

(3)	Vesting dates for each outstanding RSU and performance-based RSU for the NEOs are as follows:

		Number of Shares Underlying Vesting Awards
Vesting Date	Award Type	Brian L. Roberts	Michael J. Angelakis	Stephen B. Burke	Neil Smit	David L. Cohen
2014
03/23/2014	Performance RSU	–	19,080	23,565	19,995	18,840
03/25/2014	Performance RSU	–	21,345	28,215	17,970	22,575
03/26/2014	Performance RSU	47,205	28,755	38,025	–	22,335
03/26/2014	RSU	–	–	–	18,750	–
03/27/2014	Performance RSU	156,000	96,000	126,000	–	74,000
04/08/2014	Performance RSU	–	–	–	54,025	–
04/22/2014	Performance RSU	130,000	38,145	17,145	14,595	13,725
09/23/2014	Performance RSU	–	–	59,723	–	–
2015
03/22/2015	Performance RSU	–	13,845	17,145	14,595	13,725
03/23/2015	Performance RSU	–	19,080	23,565	19,995	18,840
03/25/2015	Performance RSU	–	21,345	28,215	17,970	22,575
03/26/2015	Performance RSU	125,880	76,680	101,400	–	59,560
03/26/2015	RSU	–	–	–	50,000	–
2016
03/22/2016	Performance RSU	–	13,845	17,145	14,595	13,725
03/23/2016	Performance RSU	–	19,080	23,565	19,995	18,840
03/25/2016	Performance RSU	–	56,920	75,240	47,920	60,200
2017
03/22/2017	Performance RSU	–	13,845	17,145	14,595	13,725
03/23/2017	Performance RSU	–	50,880	62,840	53,320	50,240
2018
03/22/2018	Performance RSU	–	36,920	45,720	38,920	36,600

OPTION EXERCISES AND STOCK VESTED IN 2013

The following table provides information, for each of our NEOs, on the number of options exercised and the value realized upon such exercise, and the number of shares of Class A common stock resulting from the vesting of RSUs and the value realized before payment of any applicable withholding tax.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting		Value Realized on Vesting
Brian L. Roberts	800,000	$19,048,000	378,105	(1)	$15,660,358	(1)
Michael J. Angelakis	–	–	204,820		8,513,064
Stephen B. Burke	1,405,559	39,510,561	225,375		9,398,055
Neil Smit	–	–	253,017		10,528,613
David L. Cohen	–	–	142,940		5,956,518

(1)	Mr. Roberts deferred the April 23, 2013 vesting of 162,000 RSUs with respect to shares of Class A common stock until January 2, 2016. The value of the RSUs realized on vesting is based on the value of a share of Class A common stock on the original vesting date, regardless of whether the vesting had been deferred. The actual value of the RSUs realized upon settlement may be different than the value reflected in this table. The value realized on vesting also is reflected in the “Executive Contributions in Last FY” column of the “Nonqualified Deferred Compensation in and as of 2013 Fiscal Year-End” immediately below; see footnote (6) to that table for additional information regarding this RSU deferral.

NONQUALIFIED DEFERRED COMPENSATION IN AND AS OF 2013 FISCAL YEAR-END

The table below provides information on the nonqualified deferred compensation of our NEOs in and as of the end of 2013.(1)

Name	Executive Contributions in Last FY(2)		Company Contributions in Last FY(3)	Aggregate Earnings in Last FY(4)	Aggregate Withdrawals/ Distributions		Aggregate Balance at Last FYE(5)
Brian L. Roberts	$9,988,167	(6)	$3,472,875	$7,183,587	$(12,000,000	)(7)	$65,848,124
	6,625,800	(6)	–	981,720	(7,607,520	)(6)	–
Michael J. Angelakis	2,712,947		1,653,700	2,284,571	(8,427,484	)(7)	21,721,680
Stephen B. Burke	2,024,092		4,815,250	5,837,873	(43,619,760	)(7)	34,708,602
Neil Smit	6,138,368		1,653,750	3,424,979	–		34,725,003
David L. Cohen	1,438,344		1,102,500	2,927,563	–		27,578,032

(1)	Amounts in this table have been deferred under our deferred compensation plans, except with respect to a deferral of RSUs under our restricted stock plan by Mr. Roberts, as more fully described in footnote (6) to this table. Eligible employees and directors may elect to participate in these plans.

Under our deferred compensation plans, until December 31, 2013, certain employees could defer any cash compensation they receive, other than sales commissions or other similar payments, and nonemployee directors could defer any compensation they receive for services as a director, whether paid in stock or in cash. Effective January 1, 2014, we have limited the amount that can be deferred and reduced the interest rate credited on such deferrals. As such, beginning for compensation earned on or after January 1, 2014, each eligible employee may only defer an amount of cash compensation equal to or less than 35% of the sum of (x) his or her annual salary, target bonus opportunity, annual stock option and RSU grant values and any annual Company contribution to his or her deferred compensation account (the “total compensation value”) as of September 30th of the prior year, and (y) 50% of any special award payable in respect of an employment agreement, renewal agreement or promotion, provided that the total balance of such employee’s deferred compensation account as of September 30th of the prior year does not exceed seven times the total compensation value (the “7x cap”). If a participant’s deferred compensation balance exceeds the 7x cap and we are contractually required to make a contribution on his or her behalf, such contribution will occur. Our nonemployee directors are not subject to either the annual 35% limit or the 7x cap.

Amounts credited to each participant’s account generally will be deemed invested in an income fund, which is credited at the annual rate applicable at the time of the participant’s deferral. Nonemployee directors who have elected to defer the receipt of shares as described in the “Director Compensation for 2013” table on page 72 will have these amounts deemed invested in our stock fund. The interest crediting rate for 2013 was 12%. Beginning for compensation earned on or after January 1, 2014, the interest crediting rate generally will be 9%, but will remain at 12% on (x) compensation that was originally earned before January 1, 2014 (including any subsequent redeferrals), (y) Company contributions made to a deferred compensation account in respect of an employment agreement initially entered into before January 1, 2014 and (z) amounts credited to an income fund instead of a stock fund by September 30, 2014 pursuant to a “diversification election” made in 2013. Notwithstanding the foregoing, if, as of September 30th of any year, a participant’s deferred compensation account balance is less than his or her highest account balance as of the last day of any calendar quarter during the five-year period ending December 31, 2013, then the interest crediting rate for contributions for the following year’s compensation (and subsequent redeferrals) will be 12%. As a result of this provision, Messrs. Roberts, Angelakis and Burke’s contributions to their respective accounts on account of 2014-earned compensation will be credited at 12%.

Compensation earned on or before December 31, 2004 was required to be deferred for a minimum of one year, with any redeferral required to be for a minimum of two years. Compensation earned on or after January 1, 2005 is required to be deferred for a minimum of two years, with any redeferral required to be for a minimum of five years. In either case, the maximum deferral of the commencement of distributions associated with any individual election is 10 years. Following such date when an employee or director is no longer employed by, or providing services to, us, any amounts remaining deferred in the income fund are credited with interest at the prime rate plus 1%, unless the Compensation Committee or its designee provides for a different rate.

Under our restricted stock plan, eligible employees may defer the receipt of shares that may, subject to an award of RSUs, vest in the future. RSUs deferred may not be settled before January 2nd of the third calendar year beginning after their vesting date, nor after January 2nd of the eleventh calendar year beginning after their vesting date. Upon vesting, deferred RSUs are deemed invested in our stock fund. An employee who has elected to defer RSUs may also make a “diversification election” of up to 40% of the shares subject to such RSUs, or such greater percentage if authorized by the Compensation Committee or any officer or committee of two or more officers to whom the Compensation Committee has delegated such authority. The effect of making a diversification election is to cause a designated portion of the deferred RSUs to be deemed invested in an income fund instead of our stock fund. The income fund is credited at the annual rate applicable under our deferred compensation plan, as described in the paragraph above. Any amounts credited to the income fund pursuant to a diversification election will not count toward the annual limit of 35% of total compensation value, but will count toward the 7x cap, beginning in 2014 as described above.

(2)	These amounts (other than the amount related to Mr. Roberts’ deferral of RSUs) are reported as compensation in the “Summary Compensation Table for 2013” on page 56 under the columns “Salary” and “Non-Equity Incentive Plan Compensation.”

(3)	These amounts are reported as compensation in the “Summary Compensation Table for 2013” on page 56 under the column “All Other Compensation.”

(4)	The portion of these amounts that represents interest earned in excess of 120% of the long-term applicable federal rate is reported as compensation in the “Summary Compensation Table for 2013” on page 56 under the column “Change in Pension Value and Nonqualified Deferred Compensation Earnings.”

(5)	All amounts contributed by an NEO and by us in prior years under our deferred compensation plans have been reported in the Summary Compensation Table in previously filed proxy statements in the year earned to the extent he was an NEO for purposes of the SEC’s executive compensation disclosure. The grant date fair value of RSUs deferred under our restricted stock plan has been reported in the year granted in the Summary Compensation Table in previously filed proxy statements.

(6)	Pursuant to our restricted stock plan, as described in footnote (1) to this table, Mr. Roberts deferred the April 23, 2013 vesting of 162,000 RSUs with respect to shares of Class A common stock until January 2, 2016. On October 23, 2013, pursuant to a diversification election, these deferred RSUs (with an aggregate fair market value on such date of $7,607,520) were deemed invested in an income fund instead of our stock fund. The amount shown in the second row of the “Aggregate Withdrawals/Distributions” column, which is also included in the amount shown in the first row of the “Executive Contributions in Last FY” column, reflects the value that was deemed invested in the income fund and was aggregated with Mr. Roberts’ cash deferred compensation account on October 23, 2013. The amount shown in the second row of the “Executive Contributions in Last FY” column ($6,625,800) reflects the aggregate value of the 162,000 RSUs that were deferred in 2013 as of their vesting date, and the amount shown in the second row of the “Aggregate Earnings in Last FY” column ($981,720) reflects the value of the aggregate gain in 2013 of the deferred RSUs.

(7)	Represents distributions made pursuant to deferral elections under the deferred compensation plans.

AGREEMENTS WITH OUR NAMED EXECUTIVE OFFICERS

The following is a description of selected terms of the agreements that we have entered into with our NEOs, as such terms relate to the compensation reported and described in this proxy statement.

Employment Agreement with Mr. Roberts

On June 30, 2013 and December 18, 2013, we entered into amendments to Mr. Roberts’ employment agreement, dated as of June 1, 2005. The June 30, 2013 amendment extended the term of his employment agreement to June 30, 2014, and the December 18, 2013 amendment specified the amount of our contribution to our deferred compensation plans on Mr. Roberts’ behalf for 2014. The following describes Mr. Roberts’ employment agreement as so amended.

Base Salary.  The agreement provides for an annual base salary of $2,500,000 from the inception of the agreement through December 31, 2005. This amount is reviewed annually to determine whether an increase is appropriate for the subsequent calendar year in the term of the agreement. If increased, Mr. Roberts’ salary may not be reduced, except under an overall plan to reduce the compensation of all our senior executive officers. Notwithstanding the foregoing, Mr. Roberts has agreed not to receive an increase in base salary from January 1, 2009 through February 28, 2014.

Annual Bonus.  Mr. Roberts is eligible to receive an annual performance bonus, payable in cash, of a percentage of his base salary for the applicable year. During the term of the agreement, Mr. Roberts’ bonus opportunity, expressed as a percentage of base salary, will be established by the Compensation Committee; however, the applicable target bonus percentage will not be less than 300% if all performance targets are achieved.

Deferred Compensation.  The agreement entitles Mr. Roberts to an annual Company contribution to our deferred compensation plans for each of the calendar years during the term of the agreement. The contribution amounts include $3,472,875 for 2013 and $3,646,519 for 2014.

Employment Agreement with Mr. Angelakis

We entered into an employment agreement with Mr. Angelakis on November 22, 2011, which secures his employment with our company through June 30, 2016. The following describes Mr. Angelakis’ employment agreement.

Base Salary.  The agreement provides for an annual base salary of $1,682,448 from the inception of the agreement through February 28, 2013. This amount may be increased in connection with any salary increase program offered by us during the term of the agreement, on a basis consistent with that applicable to other employees at Mr. Angelakis’ level. Mr. Angelakis’ salary may not be reduced, other than as part of a salary reduction program effected by us during the term of the agreement, on a basis consistent with that applicable to other employees at Mr. Angelakis’ level.

Annual Bonus.  Mr. Angelakis is eligible to receive an annual performance bonus, payable in cash, of a percentage of his base salary for the applicable year. During the term of the agreement, Mr. Angelakis’ applicable target bonus percentage will not be less than 300% if all performance targets are achieved.

Other Compensation.  Under the agreement, Mr. Angelakis received two cash signing bonuses, each of $2,125,000. Though no longer applicable, Mr. Angelakis was required to reimburse us for 100% of the amount of each cash bonus if he terminated his employment without good reason or we terminated his employment with cause within twelve months of the payment date of such bonus. Also under the agreement, $2,125,000 and $3,700,000 were credited to his deferred compensation account in 2011 and 2012, respectively.

Deferred Compensation.  The agreement entitles Mr. Angelakis to an annual Company contribution to our deferred compensation plans for each of the calendar years during the term of the agreement. The contribution amounts are $1,653,700 for 2013; $1,736,437 for 2014; $1,823,259 for 2015; and $1,914,422 for 2016.

Employment Agreement with Mr. Burke

On August 16, 2013, we amended our employment agreement, dated as of December 16, 2009, with Mr. Burke, which secures his employment with our company through August 31, 2018. The following describes Mr. Burke’s employment agreement, as amended.

Base Salary.  The agreement provides for an annual base salary of $2,600,000 effective September 1, 2013 through February 28, 2014. This amount may be increased in connection with any salary increase program offered by us during the term of the agreement, on a basis consistent with that applicable to other employees at Mr. Burke’s level. Mr. Burke’s salary may not be reduced, other than as part of a salary reduction program effected by us during the term of the agreement, on a basis consistent with that applicable to other employees at Mr. Burke’s level.

Annual Bonus.  Mr. Burke is eligible to receive an annual performance bonus, payable in cash, of a percentage of his base salary for the applicable year. During the term of the agreement, Mr. Burke’s applicable target bonus percentage will not be less than 300% if all performance targets are achieved.

Other Compensation.  Under the agreement, Mr. Burke received a performance-related bonus in the amount of $5,000,000, payable in the form of an RSU grant having a grant date value of $2,500,000 that vests 13 months following the date of grant, upon satisfaction of a service condition and a performance condition that our consolidated operating cash flow for the twelve-month period ending June 30, 2014 equal at least 101% of the consolidated operating cash flow for the prior year period, and a $2,500,000 credit to his account under our deferred compensation plan.

Deferred Compensation.  The agreement entitles Mr. Burke to an annual Company contribution to our deferred compensation plans for each of the calendar years during the term of the agreement. The contribution amounts are $2,315,250 for 2013; $3,500,000 for 2014; $3,675,000 for 2015; $3,858,750 for 2016; $4,051,688 for 2017; and $4,254,272 for 2018.

Employment Agreement with Mr. Smit

We entered into an employment agreement with Mr. Smit on November 21, 2011, which secures his employment with our company through December 31, 2016. The following describes Mr. Smit’s employment agreement.

Base Salary.  The agreement provides for an annual base salary of $1,500,000 from the inception of the agreement through February 28, 2013. This amount may be increased in connection with any salary increase program offered by us during the term of the agreement, on a basis consistent with that applicable to other employees at Mr. Smit’s level. Mr. Smit’s salary may not be reduced, other than as part of a salary reduction program effected by us during the term of the agreement, on a basis consistent with that applicable to other employees at Mr. Smit’s level.

Annual Bonus.  Mr. Smit is eligible to receive an annual performance bonus, payable in cash, of a percentage of his base salary for the applicable year. Mr. Smit’s applicable target bonus percentage will not be less than 300% if all performance targets are achieved.

Other Compensation.  Under the agreement, Mr. Smit received two cash signing bonuses, each of $1,000,000, and two RSU grants, each having a value of approximately $1,000,000. Though no longer applicable, Mr. Smit was required to reimburse us for 100% of the amount of each cash bonus if he terminated his employment without good reason or we terminated his employment with cause within twelve months of the payment date of such bonus. The RSU grants vested on the 13-month anniversary of their respective date of grant, upon satisfaction of their service condition and the performance condition of a year-over-year increase in our free cash flow.

Deferred Compensation.  The agreement entitles Mr. Smit to an annual Company contribution to our deferred compensation plans for each of the calendar years during the term of the agreement. The contribution amounts are $1,653,750 for 2013; $1,736,437 for 2014; $1,823,259 for 2015; and $1,914,422 for 2016.

Employment Agreement with Mr. Cohen

We entered into an employment agreement with Mr. Cohen on February 22, 2011, which secures his employment with our company through December 31, 2015. The following describes Mr. Cohen’s employment agreement.

Base Salary.  The agreement provides for an annual base salary of $1,337,994 from the inception of the agreement through February 28, 2012. This amount may be increased in connection with any salary increase program offered by us during the term of the agreement, on a basis consistent with that applicable to other employees at Mr. Cohen’s level. Mr. Cohen’s salary may not be reduced, other than as part of a salary reduction program effected by us during the term of the agreement, on a basis consistent with that applicable to other employees at Mr. Cohen’s level.

Annual Bonus.  Mr. Cohen is eligible to receive an annual performance bonus, payable in cash, of a percentage of his base salary for the applicable year. During the term of the agreement, Mr. Cohen’s applicable target bonus percentage will not be less than 200% if all performance targets are achieved.

Other Compensation.  Under the agreement, Mr. Cohen received two cash bonuses, each of $1,500,000, and two immediately vested RSU grants, each having a value of approximately $1,000,000.

Deferred Compensation.  The agreement entitles Mr. Cohen to an annual Company contribution to our deferred compensation plans for each of the calendar years during the term of the agreement. The contribution amounts are $1,102,500 for 2013; $1,157,625 for 2014; and $1,215,506 for 2015.

Noncompetition and Confidentiality

Each of our NEOs is subject to noncompetition covenants. Under the agreements, each has agreed not to compete with us during his employment and, in the event his employment terminates other than by us without cause or by him with good reason, for one year after termination of his employment. If we have not renewed the executive’s employment agreement and he terminates his employment after the end of the initial term of the agreement (other than for good reason), we may elect to have the noncompetition provisions apply in exchange for providing him with one year’s base salary and bonus. Notwithstanding the foregoing, as Mr. Cohen is an attorney, he may engage in the practice of law. In addition, each of our NEOs has agreed not to solicit our employees or customers for one year after termination of his employment.

Each of our NEOs is subject to confidentiality covenants. Each has agreed to maintain the confidentiality of our information and not to use such information, except for our benefit, at all times during and after his employment with us.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The table below describes the payments and benefits to which each of our NEOs would have been entitled (i) had his employment terminated on December 31, 2013 (a) by us without cause or by him with good reason, (b) because of his death, (c) due to his disability or (d) upon his retirement or (ii) upon a change in control. In addition to the specific payments and benefits described below for each NEO, our NEOs also would have been entitled to receive any benefits due under the terms of our benefit plans and programs, including our deferred compensation plans described in further detail in the “Nonqualified Deferred Compensation in and as of 2013 Fiscal Year-End” table on page 63. All amounts are estimates only, and actual amounts will vary depending upon the facts and circumstances applicable at the time of the triggering event.

Name	Base Salary Continuation	Annual Cash Bonus Continuation	Accrued Annual Cash Bonus	Acceleration & Exercisability of Unvested Stock Options(1)	Acceleration of Unvested RSUs(1)	Deferred Compensation Contributions	Health Benefit Continuation	Total
Brian L. Roberts
Without Cause/With Good Reason(2)	$5,601,522	$8,402,283	$8,402,283	$—	$—	$3,646,519	$25,258	$26,077,865
Death(3)	—	—	8,402,283	90,591,710	23,856,352	—	315,725	123,166,070
Disability(4)	14,003,805	42,011,415	8,402,283	90,591,710	23,856,352	3,646,519		182,512,084
Retirement(5)	—	—	—	—	—	—	—	—
Change in Control(6)	—	—	—	—	—	—	—	—
Michael J. Angelakis
Without Cause/With Good Reason(7)	3,449,018	5,173,527	5,149,746	14,015,243	10,565,784	—	25,258	38,378,576
Death/Disability(8)	431,127	—	5,149,746	54,277,456	27,321,378	—	—	87,179,707
Retirement(5)	—	—	—	—	—	—	—	—
Change in Control(6)	—	—	—	—	—	—	—	—
Stephen B. Burke
Without Cause/With Good Reason(7)	5,200,000	7,800,000	7,143,855	20,513,846	15,208,752	—	25,258	55,891,711
Death/Disability(8)	650,000	—	7,143,855	75,317,847	36,617,293	—	—	119,728,995
Retirement(5)	—	—	—	—	—	—	—	—
Change in Control(6)	—	—	—	—	—	—	—	—
Neil Smit
Without Cause/With Good Reason(7)	3,075,000	4,612,500	4,591,299	6,746,276	6,513,033	—	25,258	25,563,366
Death/Disability(8)	384,375	—	4,591,299	29,237,255	21,681,877	—	—	55,894,806
Retirement(5)	—	—	—	—	—	—	—	—
Change in Control(6)	—	—	—	—	—	—	—	—
David L. Cohen
Without Cause/With Good Reason(7)	2,742,888	2,742,888	2,730,280	12,886,975	7,871,398	—	24,630	28,999,059
Death/Disability(8)	342,861	—	2,730,280	45,604,562	23,878,177	—	—	72,555,880
Retirement(5)	—	—	—	—	—	—	—	—
Change in Control(6)	—	—	—	—	—	—	—	—

(1)	The value associated with the acceleration of equity compensation is based on the closing market price of a share of our Class A common stock as of December 31, 2013, minus, in the case of stock options, the exercise price. On December 31, 2013, the closing market price of our Class A common stock was $51.965.

(2)	If we terminate Mr. Roberts’ employment without cause or he terminates it with good reason, he is entitled to payment of base salary (based on the highest base salary he received during the term) on a monthly basis and health benefits for 24 months after termination. He also is entitled to the payment of his annual cash bonus, prorated to reflect the number of days he was employed during the year of such termination (assuming full achievement of target performance), and another cash bonus (assuming full achievement of target performance and based on his highest participation levels during the term, which is 300%) for 12 months after termination. In addition, we will continue to provide the Company deferred compensation credit set forth in his employment agreement. Under Mr. Roberts’ employment agreement, “cause” generally means willful engagement in misconduct that is materially injurious to our company, monetarily or otherwise (including fraud, misappropriation, embezzlement, self-dealing, dishonesty, misrepresentation and conviction of a crime of a felony), willful material violation of any material Company policy or our code of conduct, or willful material breach of any provision of his agreement, and “good reason” generally means assignment of any duties inconsistent in any material respect with his positions, education, skills and experience, any other action that results in a change in his positions and titles or a substantial diminution in his duties or a material breach of any provision of his agreement.

(3)	If Mr. Roberts’ employment is terminated by reason of his death, his unvested stock options and RSUs will vest in full and his options will remain exercisable for the remainder of their terms. In addition, his spouse or his or her estate is entitled to payment of his annual cash bonus, prorated to reflect the number of days he was employed during the year of his death (assuming full achievement of target performance), and his spouse is entitled to continued health benefits during her lifetime.

(4)	If Mr. Roberts’ employment is terminated by reason of his disability, we must continue to pay his base salary on a monthly basis for five years, his annual cash bonus for the year in which termination occurred, prorated to reflect the number of days he was employed during the year of his disability, and an annual cash bonus (assuming full achievement of target performance) on an annual basis for five years, and his unvested stock options and RSUs will vest in full and his options will remain exercisable for the remainder of their terms. In addition, we will continue to provide the Company deferred compensation credit set forth in his employment agreement for so long as he is living.

(5)

None of our NEOs would have been entitled to any retirement-related compensation had they retired on December 31, 2013, as none is 62 years of age. Our retirement policy provides that upon reaching the age of 62, certain of our senior executives, including our NEOs, are entitled to (i) the continued vesting and exercisability of options granted after July 2010 for (x) 36 and 39 months, respectively, following the termination of employment if he or she has completed 10 years of service, (y) 60 and 63 months, respectively, following the termination of employment if he or she has completed 15 years of service and (z) 114 and 117 months, respectively, following the termination of employment if he or she has completed 20 years of service, provided that no option will be exercisable after the 10th anniversary of the date of grant; (ii) the continued vesting and exercisability of options granted after March 2005 through July 2010 for 36 and 39 months, respectively, following the termination of employment if he or she has completed 10 years of service; and (iii) the continued vesting of RSUs granted after July 2010 for 36 months following the termination of employment if he or she has completed 10 years of service, 48 months following the termination of employment if he or she has completed 15 years of service and 60 months following the termination of employment if he or she has completed 20 years of service.

(6)

Under Mr. Roberts’ employment agreement, if, in connection with a transaction, our Board determines that it is appropriate to accelerate the vesting of options and RSUs, we will provide notice of this decision at least 10 business days before the anticipated closing date of the event. If so determined, all options will become immediately exercisable in full and all RSUs will immediately become fully vested. Until the day before the date of the transaction, Mr. Roberts will be able to exercise all such options. If the transaction is not consummated, the options will be treated as not having been exercisable and the RSUs will be treated as not having vested. In addition, if we were to terminate Mr. Roberts’ employment following the transaction, it would be treated as a termination without cause and he would be entitled to the amounts set forth in the “Without Cause/With Good Reason” category, as described in footnote (2) to this table.

We believe it is likely that if our Board were to accelerate the vesting of the options and/or RSUs of Mr. Roberts, it also would determine that it would be appropriate to accelerate the options and/or RSUs of our other NEOs. If our Board had decided to accelerate the vesting of such options or RSUs as of December 31, 2013, our NEOs would have been entitled to the applicable amounts set forth in the “Acceleration and Exercisability of Unvested Stock Options” and “Acceleration of Unvested RSUs” columns as if their employment had been terminated due to their death or disability.

(7)	If we terminate any of such executives’ employment without cause or he terminates his employment with good reason, he is entitled to receive his then-current base salary (payable in accordance with our regular payroll practices) and continued health benefits for a period of 24 months from the date of termination. However, each of Messrs. Angelakis, Burke, Smit and Cohen is obligated to seek reasonable other employment during the period in which he receives such base salary continuation payments, and any such payments will be reduced by the amount of any salary, bonus, vested equity or other compensation earned or received by him in respect of such period for services rendered through other employment or self-employment, and our obligation to continue health and welfare benefits will cease upon his eligibility for health and welfare benefits from any subsequent employer.

Each such executive also is entitled to receive the current year’s annual cash bonus (assuming full achievement of target performance) and the following year’s target annual cash bonus (prorated to reflect the number of months he was employed during the year of termination and assuming full achievement of target performance). In addition, each such executive is entitled to continued vesting of his stock options and RSUs in accordance with their respective terms for 12 months following termination, and his vested stock options will remain exercisable for a period equal to the lesser of 15 months or the end of the stock option’s term.

For purposes of each executive’s employment agreement, “cause” generally means conviction of a felony or a crime involving moral turpitude, fraud, embezzlement or other misappropriation of funds, material misrepresentation with respect to our company, substantial or repeated failure(s) to perform duties, gross negligence or willful misconduct in the performance of duties, material violation of our employee handbook, code of conduct or any other written policy or a material breach of his agreement, and “good reason” generally means a substantial demotion in his position or a material breach of any material provision of his agreement.

(8)	If any of such executive’s employment terminates due to his death or disability, he or his estate will receive three months of base salary and payment of his annual cash bonus, prorated to reflect the number of days he was employed during the year of such termination (assuming full achievement of target performance). In addition, full vesting of such executive’s stock options and RSUs will occur and his stock options will remain exercisable for the remainder of their terms.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes our equity plan information as of December 31, 2013.

Plan Category	Number of Securities To Be Issued upon Exercise of Outstanding Options, Warrants and Rights(1) (a)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights(2) (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans Excluding Securities Reflected in Column (a)(3) (c)
Equity compensation plans approved by security holders:
Class A common stock	130,840,365	$25.49	100,417,859
Class A Special common stock	1,069,650	—	—
Equity compensation plans not approved by security holders	—		—

Total	131,910,015		100,417,859

(1)	Includes the following plans: our 2003 Stock Option Plan, our 2002 Stock Option Plan, our 2002 Restricted Stock Plan (under which RSUs and performance-based RSUs have been granted), the Comcast Corporation 2002 Employee Stock Purchase Plan, the Comcast-NBCUniversal 2011 Employee Stock Purchase Plan and our 2002 Deferred Stock Option Plan. Also includes our 2002 Deferred Compensation Plan and 2005 Deferred Compensation Plan (under which shares of Class A and Class A Special common stock have been credited to participants’ accounts).

(2)	The weighted-average exercise price only takes into account stock options under our 2003 Stock Option Plan and does not include any stock options that have been deferred.

(3)	The number of shares available for issuance includes the following number of shares of Class A common stock: 57,249,782 shares available for issuance under our 2003 Stock Option Plan; 31,760,987 shares available for issuance under our 2002 Restricted Stock Plan; 373,457 shares that were issued in connection with the fourth quarter 2013 purchase period under the Comcast Corporation 2002 Employee Stock Purchase Plan and 7,941,540 shares available for issuance under the Comcast Corporation 2002 Employee Stock Purchase Plan following the fourth quarter purchase; and 121,168 shares that were issued in connection with the fourth quarter 2013 purchase period under the Comcast-NBCUniversal 2011 Employee Stock Purchase Plan and 2,970,925 shares available for issuance under the Comcast-NBCUniversal 2011 Employee Stock Purchase Plan following the fourth quarter purchase.

DIRECTOR COMPENSATION FOR 2013

The following table sets forth specified information regarding the 2013 compensation of our nonemployee directors. Our employee directors, Messrs. Brian L. Roberts and Ralph J. Roberts, do not receive any compensation for their services as directors. Mr. Edward D. Breen was appointed as a director in February 2014, and therefore did not receive any compensation for 2013 and is not included in the table below. For a description of our nonemployee director compensation program, see “Proposal 1: Election of Directors — Director Compensation” above.

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Option Awards(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4)	Total
Kenneth J. Bacon	$116,369	$170,019	–	$111,805	$398,193
Sheldon M. Bonovitz	101,000	170,019	–	568,996	840,015
Joseph J. Collins	172,619	170,019	–	133,640	476,278
J. Michael Cook	146,000	170,019	–	247,976	563,995
Gerald L. Hassell	144,869	170,019	–	50,894	365,782
Jeffrey A. Honickman	143,869	170,019	–	104,136	418,024
Eduardo G. Mestre	126,119	170,019	–	15,452	311,590
Johnathan A. Rodgers	125,119	170,019	–	5,219	300,357
Dr. Judith Rodin	167,500	170,019	–	192,788	530,307

(1)	This column represents all cash retainers and meeting fees earned by our nonemployee directors with respect to their service in 2013, regardless of whether such fees were deferred as described below. Messrs. Bacon, Collins, Hassell, Honickman, Mestre and Rodgers elected to receive 50% of their annual retainer in the form of equity. In 2013, each earned (and, other than Mr. Bacon, deferred) 998 share units with respect to Class A common stock.

(2)	The amounts in this column represent the aggregate grant date fair value of shares of Class A common stock granted in 2013, in accordance with FASB ASC Topic 718. The amounts in this column were calculated using the valuation assumptions discussed in the “Share-Based Compensation” footnote to the financial statements in our Annual Report on Form 10-K for the year ended December 31, 2013. The amounts were determined by multiplying the Class A common stock closing price on the date of grant by the number of shares subject to the grant. All nonemployee director annual equity awards were deferred, other than for Mr. Rodgers, who deferred 50% of his award, and Mr. Bacon.

As of December 31, 2013, the following share units were outstanding with respect to shares of Class A common stock resulting from annual equity awards and annual retainer fees, all of which were deferred:

	Annual Equity Awards	Annual Retainers
Kenneth J. Bacon	19,280	–
Sheldon M. Bonovitz	15,777	–
Joseph J. Collins	53,519	12,651
J. Michael Cook	35,119	5,718
Gerald L. Hassell	42,030	8,445
Jeffrey A. Honickman	53,622	11,677
Eduardo G. Mestre	17,832	3,131
Johnathan A. Rodgers	14,091	1,648
Dr. Judith Rodin	53,516	7,409

The number of share units reflected in the table above includes share units held by such nonemployee director arising from the accrual of dividend equivalents on deferred share units.

(3)	None of our nonemployee directors were granted stock option awards in 2013. As of December 31, 2013, the following nonemployee directors had outstanding option awards with respect to the following number of shares of Class A common stock: Mr. Bonovitz, 11,250 shares; Mr. Collins, 14,062 shares; Mr. Cook, 11,250 shares; and Dr. Rodin, 11,250 shares.

(4)	Annual retainer and other meeting fees received by our nonemployee directors may be deferred in whole or in part under our deferred compensation plans. The amounts in this column represent the dollar value of interest earned on deferred compensation in excess of 120% of the long-term applicable federal rate (the interest crediting rate on deferred compensation in 2013 was 12%).

RELATED PARTY TRANSACTION POLICY AND CERTAIN TRANSACTIONS

We review all transactions, except for certain de minimis transactions as set forth in our related party transactions policy, involving us in which any of our directors, director nominees, significant shareholders and executive officers and their immediate family members are participants, to determine whether such person has a direct or indirect material interest in the transaction. All directors, director nominees and executive officers are required to promptly notify our General Counsel or our Executive Vice President with supervisory responsibility for our General Counsel of any proposed transaction involving us in which such person has a direct or indirect material interest. The proposed transaction is then reviewed by either the independent members of our Board as a whole, the Governance and Directors Nominating Committee or the Audit Committee to determine whether the proposed transaction is a related party transaction under our policy. In reviewing any related party transaction, the independent members of the Board as a whole, the Governance and Directors Nominating Committee or the Audit Committee will determine whether or not to approve or ratify the transaction based on all relevant facts and circumstances, including the following:

•	the materiality and character of the related person’s interest in the transaction;

•	the commercial reasonableness of the terms of the transaction;

•	the benefit and perceived benefit, or lack thereof, to our company;

•	the opportunity costs of alternate transactions; and

•	the actual or apparent conflict of interest of the related person.

After such review, the reviewing body approves or ratifies the transaction only if it determines that the transaction is in, or not inconsistent with, the best interests of our company and our shareholders. Our related party transaction policy is posted under “Corporate Governance” in the Investors section of our website at www.comcastcorporation.com.

Ralph J. Roberts, one of our directors, is our Founder, Chairman Emeritus of the Board and an employee. He also is the father of Brian L. Roberts, our President, Chief Executive Officer and Chairman. From January 1, 2013 through December 31, 2013, Mr. Ralph J. Roberts only received $1 as a salary and did not receive any bonus or equity awards from us. However, he received approximately $50 million from us in 2013, primarily reflecting (i) the reimbursement of premiums on split-dollar life insurance policies and the aggregate amount of payments to cover certain tax liabilities, both of which were pursuant to contractual arrangements entered into over 15 years ago, and (ii) the dollar value of interest earned on amounts deferred under our deferred compensation plans before Mr. Roberts ceased being an executive officer in December 2008, calculated in the same manner as set forth in footnote 5 to the “Summary Compensation Table for 2013.” Under the terms of the split-dollar life insurance policies, we expect to receive approximately $79 million in the aggregate as repayment for prior premiums paid following the ultimate payout of the policies. Mr. Roberts also participates in our retirement, health and welfare benefit plans on the same basis as other similarly situated employees. In addition, if his employment terminates under specified circumstances, he will receive specified payments and benefits pursuant to his employment agreement.

SHAREHOLDER PROPOSALS FOR NEXT YEAR

Any shareholder proposals intended to be presented at our 2015 annual meeting of shareholders and considered for inclusion in our proxy materials must be received by December 12, 2014 and must comply with the procedures of Rule 14a-8 under the Exchange Act. Shareholder proposals failing to comply with the procedures of Rule 14a-8 under the Exchange Act will be excluded. If the date of our 2015 annual meeting is more than 30 days from May 21, 2015, we will publicly announce a different submission deadline from that set forth above, in compliance with SEC rules.

Any shareholder proposals (other than those proposals seeking to nominate directors) that are intended to be presented at the annual meeting of shareholders in 2015 but are not included in our proxy materials must comply with the advance notice provision in Section 2.09 of our by-laws. If we call the 2015 annual meeting of shareholders for a date between April 21, 2015 and June 20, 2015, we must receive notice of the proposal on or after February 20, 2015 and on or before March 22, 2015. If we call the 2015 annual meeting of shareholders for any other date, we must receive notice of the proposal by the close of business on the tenth day following the day we mailed notice of, or announced publicly, the date of the meeting, whichever occurs first. If notice is not received by March 22, 2015 (or the tenth day following the day we mail notice of, or announce publicly, the date of our 2015 annual meeting of shareholders, if such meeting is not called for a date between April 21, 2015 and June 20, 2015), the shareholder proposals will be deemed “untimely.”

Shareholders who wish to nominate directors for election must comply with the procedures described under “Proposal 1: Election of Directors — About our Board and its Committees — Director Nominations.”

All shareholder proposals should be directed to Arthur R. Block, Secretary, Comcast Corporation, at our address listed on page 3.

SOLICITATION OF PROXIES

We pay the cost of this proxy solicitation. Pursuant to SEC rules, we are making this proxy statement and our Annual Report on Form 10-K available to our shareholders electronically via the Internet. In addition to soliciting proxies by Internet and mail, we expect that a number of our employees will solicit shareholders personally and by telephone. None of these employees will receive any additional or special compensation for doing this. We have retained D.F. King & Co., Inc. to assist in the solicitation of proxies for aggregate fees of approximately $31,500 plus reasonable out-of-pocket costs and expenses. The agreement with D.F. King contains customary indemnification provisions. We will, on request, reimburse banks, brokerage firms and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners of our common stock and obtaining their voting instructions.

ELECTRONIC ACCESS TO PROXY MATERIALS AND ANNUAL REPORT ON FORM 10-K

Shareholders can access this proxy statement and our Annual Report on Form 10-K via the Internet at www.proxyvote.com or by scanning the QR code on the Notice or proxy card with a smartphone or tablet, and then following the instructions outlined on the secure website. For future annual meetings of shareholders, shareholders can consent to accessing their proxy materials, including the Notice, the proxy statement and the annual report, electronically in lieu of receiving them by mail. To receive materials electronically, you will need access to a computer and an e-mail account. You will have the opportunity to revoke your request for electronic delivery at any time without charge.

If you are a registered shareholder and you have not already done so, you can choose this electronic delivery option by following the instructions provided when voting via the Internet and provided on the proxy card. Your choice will remain in effect unless you revoke it by contacting our transfer agent, Wells Fargo Bank, National Association, at 1-888-883-8903 or P.O. Box 64854, St. Paul, MN 55164-0854. You may update your electronic address by contacting Wells Fargo.

If you hold your shares through a bank, brokerage firm or other nominee and you have not already done so, you can choose this electronic delivery option by contacting your nominee or by following the instructions provided when voting via the Internet. Your choice will remain in effect unless you revoke it by contacting your nominee. You may update your electronic address by contacting your nominee.

IMPORTANT NOTICE REGARDING DELIVERY OF SHAREHOLDER DOCUMENTS

Under SEC rules, delivery of each Notice or a single proxy statement and annual report, as applicable, in a single envelope to two or more shareholders sharing the same mailing address is permitted, under certain conditions. This procedure, called “householding,” is available if all of the following criteria are met:

•	you have the same address as other shareholders registered on our books;

•	you have the same last name as the other shareholders; and

•	your address is a residential address or post office box.

If you meet this criteria, you are eligible for householding and the following terms apply. If you are not eligible, please disregard this notice.

If I am a registered shareholder, what do I need to do to receive just one set of annual disclosure materials?

Notify our transfer agent, Wells Fargo, at 1-888-883-8903 or P.O. Box 64854, St. Paul, MN 55164-0854 to give your consent to householding. This consent is considered perpetual, which means you will continue to receive a single envelope containing each Notice for the household or a single proxy statement and annual report, as applicable, in the future unless you notify Wells Fargo otherwise.

If I am a registered shareholder, what if I consent to have one set of materials mailed now, but change my mind later?

Notify Wells Fargo at 1-888-883-8903 or P.O. Box 64854, St. Paul, MN 55164-0854 to turn off the householding instructions for you. You will then be sent your Notice in its own envelope or a separate proxy statement and annual report, as applicable, within 30 days of receipt of your instruction.

The reason I receive multiple sets of materials is because some of the stock belongs to my children. What happens when they move out and no longer live in my household?

When there is an address change for one of the members of the household, materials will be sent directly to the shareholder at his or her new address.

DIRECTIONS TO THE KIMMEL CENTER FOR THE PERFORMING ARTS

From New Jersey via the Ben Franklin Bridge

Take NJ Turnpike (North or South) to Exit 4 (Philadelphia/Camden Exit). Take Rte. 73 North and follow it to Rte. 38 West. Take Rte. 38 West to the Benjamin Franklin Bridge, crossing into Philadelphia. Follow signs for I-676 West to the first exit, Broad Street/Rte. 611. This exit brings you to 15th Street heading south. Follow 15th Street to Locust Street. Make a left onto Locust Street and continue one block east and make a right onto Broad Street. The Kimmel Center’s main entrance is on the southwest corner of Broad & Spruce Streets. Shareholders may also enter through the Spruce Street entrance located on Spruce Street between Broad and 15th Streets.

From Interstate 76/Schuylkill Expressway

Take Rte. 76 (East or West) to Exit 344/I-676 East. Take I-676 East and exit at Broad Street/Rte. 611. This exit brings you to 15th Street heading south. Follow 15th Street to Locust Street. Make a left onto Locust Street and continue one block east and make a right onto Broad Street. The Kimmel Center’s main entrance is on the southwest corner of Broad & Spruce Streets. Shareholders may also enter through the Spruce Street entrance located on Spruce Street between Broad and 15th Streets.

From Interstate 95 North and South

Take I-95 (North or South) to Exit 22 (Central Philadelphia/I-676). Stay in the left lane of this exit. Follow signs for I-676 West and exit at Broad Street/Rte. 611. This exit brings you to 15th Street heading south. Follow 15th Street to Locust Street. Make a left onto Locust Street and continue one block east and make a right onto Broad Street. The Kimmel Center’s main entrance is on the southwest corner of Broad & Spruce Streets. Shareholders may also enter through the Spruce Street entrance located on Spruce Street between Broad and 15th Streets.

Public Transportation

SEPTA (Southeastern Pennsylvania Transportation Authority) Regional Rail Lines: Take any of the regional rail lines and exit at the Suburban Station stop. Follow signs and transfer to the Broad Street Line heading south at City Hall (see directions below from the Broad Street Line).

The Market-Frankford and Subway Surface Lines: Exit at the 15th & Market Station stop, and transfer to the Broad Street Line heading south (see directions below from the Broad Street Line).

The Broad Street Line: Exit at the Walnut-Locust Station stop. Upon exiting the station, walk two blocks south on Broad Street. The Kimmel Center’s main entrance is on the southwest corner of Broad & Spruce Streets. Shareholders may also enter through the Spruce Street entrance located on Spruce Street between Broad and 15th Streets.

New Jersey PATCO High Speed Line: Take the High Speed Line toward Philadelphia to the last, or 15th Street, stop. Upon exiting the station at 15th& Locust Streets, walk one block south on 15th Street to Spruce Street. Turn left on Spruce Street. The entrance to the Kimmel Center is half a block ahead on the southwest corner of Broad & Spruce Streets. Shareholders may also enter through the Spruce Street entrance located on Spruce Street between Broad and 15th Streets.

Parking Information

Several parking garages are available within blocks of the Kimmel Center. The entrance to the Kimmel Center Parking Garage is located just south of the Broad Street entrance to the building and can be accessed when traveling south on Broad Street. The Kimmel Center’s main entrance is on the southwest corner of Broad & Spruce Streets. Shareholders may also enter through the Spruce Street entrance located on Spruce Street between Broad and 15th Streets.

Appendix A

Reconciliations of Non-GAAP Financial Measures

For additional details regarding the reconciliation of GAAP and non-GAAP financial measures below, please see our Current Reports on Form 8-K filed with the SEC on January 28, 2014 and February 13, 2013. Please also refer to Exhibit 99.2 to the Current Report on Form 8-K filed with the SEC on January 28, 2014 for the reasons we believe that the presentation of financial measures not in accordance with generally accepted accounting principles in the United States (GAAP) provides useful information to investors regarding our financial condition and results of operations, and to the extent material, the additional purposes, if any, for which our management uses these non-GAAP financial measures.

Reconciliation of Consolidated Operating Cash Flow

(in millions)

	Year Ended December 31,
	2013	2012	2011
Operating Income	$13,563	$12,179	$10,721
Depreciation expense	6,254	6,150	6,040
Amortization expense	1,617	1,648	1,596

Consolidated Operating Cash Flow	$21,434	$19,977	$18,357

Reconciliation of Consolidated Free Cash Flow

(in millions)

	Year Ended December 31,
	2013	2012	2011
Net Cash Provided by Operating Activities	$14,160	$14,854	$14,345
Capital expenditures	(6,596)	(5,714)	(5,307)
Cash paid for capitalized software and other intangible assets	(1,009)	(923)	(954)
Distributions to noncontrolling interests and dividends for redeemable subsidiary preferred stock	(215)	(691)	(325)
Termination of receivables monetization programs and other nonoperating items	2,027	361	(57)

Free Cash Flow (including economic stimulus packages)	8,367	7,887	7,702
Economic stimulus packages	122	52	(693)

Consolidated Free Cash Flow	$ 8,489	$ 7,939	$ 7,009

A-1

CO-PS-2014-R

ONE COMCAST CENTER PHILADELPHIA, PA 19103

Admission Ticket

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 20, 2014. Please have your proxy card in hand when you access the website and follow the instructions to obtain your records and create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 20, 2014. Please have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, Comcast Corporation, c/o Broadridge Financial Solutions, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future Notices of Internet Availability of Proxy Materials, proxy statements, proxy cards and Annual Reports on Form 10-K electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote by Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years. For further details regarding electronic delivery, please see the “General Information — Notice of Electronic Availability of Proxy Materials” section of our proxy statement.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK.
M67042-P46909-Z62353	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

COMCAST CORPORATION					For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
A	Company Proposals — The Board of Directors recommends a vote “FOR” all the nominees listed in Proposal 1:
					☐	☐	☐
1.	Election of Directors
	01 -	Kenneth J. Bacon	07 -	Jeffrey A. Honickman
	02 -	Sheldon M. Bonovitz	08 -	Eduardo G. Mestre
	03 -	Edward D. Breen	09 -	Brian L. Roberts
	04 -	Joseph J. Collins	10 -	Ralph J. Roberts
	05 -	J. Michael Cook	11 -	Johnathan A. Rodgers
	06 -	Gerald L. Hassell	12 -	Dr. Judith Rodin
								B	Shareholder Proposals — The Board of Directors recommends a vote “AGAINST” Proposals 4 and 5 if properly presented at the annual meeting:
The Board of Directors recommends a vote “FOR” Proposals 2 and 3:					For	Against	Abstain			For	Against	Abstain
2.	Ratification of the appointment of our independent auditors				☐	☐	☐	4.	To prepare an annual report on lobbying activities	☐	☐	☐

3.	Approval, on an advisory basis, of our executive compensation				☐	☐	☐	5.	To prohibit accelerated vesting upon a change in control	☐	☐	☐
For address changes and/or comments, please check this box and write them on the back where indicated.							☐
Please indicate if you plan to attend this meeting.					☐ Yes	☐ No
C	Authorized Signatures — This section must be completed for your vote to be counted — Date and Sign Within the Box Below

Please sign as name(s) appear(s) hereon. Give full title if you are signing for a corporation, partnership or other entity, or as an attorney, administrator, executor, guardian, trustee or in any other representative capacity.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

2014 Annual Meeting of Shareholders

Wednesday, May 21, 2014, 9:00 a.m. Eastern Time

The Kimmel Center for the Performing Arts

Perelman Theater

300 S. Broad Street

Philadelphia, PA 19102

Please present this ticket for admittance of shareholder(s) named on the front, together with one guest per shareholder.

Annual Meeting Agenda

8:00 a.m. Doors Open

9:00 a.m. Welcome and Introduction; Matters for Shareholder Vote

DIRECTIONS TO THE KIMMEL CENTER FOR THE PERFORMING ARTS

From New Jersey via the Ben Franklin Bridge

Take NJ Turnpike (North or South) to Exit 4 (Philadelphia/Camden Exit). Take Rte. 73 North and follow it to Rte. 38 West. Take Rte. 38 West to the Benjamin Franklin Bridge, crossing into Philadelphia. Follow signs for I-676 West to the first exit, Broad Street/Rte. 611. This exit brings you to 15th Street heading south. Follow 15th Street to Locust Street. Make a left onto Locust Street and continue one block east and make a right onto Broad Street. The Kimmel Center’s main entrance is on the southwest corner of Broad & Spruce Streets. Shareholders may also enter through the Spruce Street entrance located on Spruce Street between Broad and 15th Streets.

From Interstate 76/Schuylkill Expressway

Take Rte. 76 (East or West) to Exit 344/I-676 East. Take I-676 East and exit at Broad Street/Rte. 611. This exit brings you to 15th Street heading south. Follow 15th Street to Locust Street. Make a left onto Locust Street and continue one block east and make a right onto Broad Street. The Kimmel Center’s main entrance is on the southwest corner of Broad & Spruce Streets. Shareholders may also enter through the Spruce Street entrance located on Spruce Street between Broad and 15th Streets.

From Interstate 95 North and South

Take I-95 (North or South) to Exit 22 (Central Philadelphia/I-676). Stay in the left lane of this exit. Follow signs for I-676 West and exit at Broad Street/Rte. 611. This exit brings you to 15th Street heading south. Follow 15th Street to Locust Street. Make a left onto Locust Street and continue one block east and make a right onto Broad Street. The Kimmel Center’s main entrance is on the southwest corner of Broad & Spruce Streets. Shareholders may also enter through the Spruce Street entrance located on Spruce Street between Broad and 15th Streets.

Public Transportation

SEPTA (Southeastern Pennsylvania Transportation Authority) Regional Rail Lines: Take any of the regional rail lines and exit at the Suburban Station stop. Follow signs and transfer to the Broad Street Line heading South at City Hall (see directions below from the Broad Street Line).

The Market-Frankford and Subway Surface Lines: Exit at the 15th & Market Station stop, and transfer to the Broad Street Line heading South (see directions below from the Broad Street Line).

The Broad Street Line: Exit at the Walnut-Locust Station stop. Upon exiting the station, walk two blocks south on Broad Street. The Kimmel Center’s main entrance is on the southwest corner of Broad & Spruce Streets. Shareholders may also enter through the Spruce Street entrance located on Spruce Street between Broad and 15th Streets.

New Jersey PATCO High Speed Line: Take the High Speed Line toward Philadelphia to the last, or 15th Street, stop. Upon exiting the station at 15th & Locust Streets, walk one block south on 15th Street to Spruce Street. Turn left on Spruce Street. The entrance to the Kimmel Center is half a block ahead the southwest corner of Broad & Spruce Streets. Shareholders may also enter through the Spruce Street entrance located on Spruce Street between Broad and 15th Streets.

Parking Information

Several parking garages are available within blocks of the Kimmel Center. The entrance to the Kimmel Center Parking Garage is located just south of the Broad Street entrance to the building and can be accessed when traveling south on Broad Street. The Kimmel Center’s main entrance is on the southwest corner of Broad & Spruce Streets. Shareholders may also enter through the Spruce Street entrance located on Spruce Street between Broad and 15th Streets.

IMPORTANT NOTICE: All annual meeting attendees may be asked to present a valid government-issued photo identification, such as a driver’s license or passport, before entering the meeting. In addition, video and audio recording devices will not be permitted at the annual meeting, and attendees will be subject to security inspections.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice of Internet Availability of Proxy Materials, the proxy statement and the Annual Report are available at www.proxyvote.com.

▼    IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.    ▼

M67043-P46909-Z62353

COMCAST CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR

THE ANNUAL MEETING OF SHAREHOLDERS ON MAY 21, 2014.

I hereby appoint Arthur R. Block and David L. Cohen and each of them acting individually, as proxies, with the powers I would possess if personally present, and with full power of substitution, to vote all shares in Comcast Corporation at the annual meeting of shareholders to be held at the The Kimmel Center at 9:00 a.m. Eastern Time on May 21, 2014, and at any adjournment or postponement thereof, upon all matters described in the proxy statement that may properly come before the meeting, in accordance with my instructions on the reverse side of this proxy card. In the event that any other matter may properly come before the meeting, or any adjournment or postponement thereof, the proxies are each authorized to vote on such matter in their discretion, including for any replacement nominee nominated for director by the Board of Directors of Comcast Corporation if a director nominee on this proxy card becomes unavailable to serve. I hereby revoke all previous proxies given to vote at the annual meeting or any adjournment or postponement thereof.

I acknowledge receipt of the notice of annual meeting of shareholders, the proxy statement and the Annual Report on Form 10-K of Comcast Corporation.

The shares represented by this proxy card will be voted in accordance with your instructions if the card is signed and returned. If you are voting with this proxy card, please mark your choices on the other side of this proxy card, sign it where indicated on the other side and return it promptly to Vote Processing, Comcast Corporation, c/o Broadridge Financial Solutions, 51 Mercedes Way, Edgewood, NY 11717. Except in the case of shares held in the Comcast Corporation Retirement-Investment Plan or the Comcast Spectacor 401(k) Plan, if your card is signed and returned without instructions, the shares will be voted in favor of all of the director nominees and any replacement nominee, in favor of Proposals 2 and 3 and against Proposals 4 and 5. If you hold shares in the Comcast Corporation Retirement-Investment Plan or the Comcast Spectacor 401(k) Plan and do not vote, or you sign and return your proxy card without voting instructions, the plan trustee will vote these shares in the same proportion on each matter as it votes shares held in the plan for which voting instructions were received. If you are voting shares held in the Comcast Corporation Retirement-Investment Plan, the Comcast Spectacor 401(k) Plan, the Comcast Employee Stock Purchase Plan, or the Comcast-NBCUniversal Employee Stock Purchase Plan, voting by Internet, telephone, mail or in person by ballot will vote all of the shares held by you in such plans, as well as any shares held by you as a shareholder of record. If you hold shares that are not represented by this proxy card, you will receive additional proxy card(s) by mail that will allow you to vote the remaining shares.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side